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                      KASH N' KARRY FOOD STORES, INC.



                     --------------------------------


                           AMENDED AND RESTATED
                             CREDIT AGREEMENT


                       Dated as of December 19, 1995


                   THE CIT GROUP/BUSINESS CREDIT, INC.,
                          as Administrative Agent






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
                              TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.


                                                         Page

Section 1.  Definitions and Accounting Matters. . . . . .  1
1.01  Certain Defined Terms . . . . . . . . . . . . . . .  1
1.02  Accounting Terms and Determinations . . . . . . . . 22
1.03  Classes of Loans. . . . . . . . . . . . . . . . . . 23
1.04  Types of Loans. . . . . . . . . . . . . . . . . . . 23
1.05  Interpretation. . . . . . . . . . . . . . . . . . . 23

Section 2.  Commitments, Loans, Notes and
        Prepayments . . . . . . . . . . . . . . . . . . . 23
2.01  Loans, Limit on Eurodollar Loans, Extension of
        Termination Date. . . . . . . . . . . . . . . . . 23
2.02  Borrowings of Revolving Credit Loans. . . . . . . . 25
2.03  Letters of Credit . . . . . . . . . . . . . . . . . 26
2.04  Changes of Commitments. . . . . . . . . . . . . . . 33
2.05  Fees. . . . . . . . . . . . . . . . . . . . . . . . 34
2.06  Lending Offices . . . . . . . . . . . . . . . . . . 35
2.07  Several Obligations; Remedies Independent . . . . . 35
2.08  Notes and Loan Account. . . . . . . . . . . . . . . 35
2.09  Optional Prepayments and Conversions or
        Continuations of Loans. . . . . . . . . . . . . . 37
2.10  Mandatory Prepayments and Reductions of
        Commitments . . . . . . . . . . . . . . . . . . . 37
2.11 Casualty Proceeds. . . . . . . . . . . . . . . . . . 40

Section 3.  Payments of Principal and Interest. . . . . . 40
3.01  Repayment of Loans. . . . . . . . . . . . . . . . . 40
3.02  Interest. . . . . . . . . . . . . . . . . . . . . . 41

Section 4.  Payments; Pro Rata Treatment;
        Computations; Etc.. . . . . . . . . . . . . . . . 41
4.01  Payments. . . . . . . . . . . . . . . . . . . . . . 41
4.02  Pro Rata Treatment. . . . . . . . . . . . . . . . . 44
4.03  Computations. . . . . . . . . . . . . . . . . . . . 44
4.04  Minimum Amounts . . . . . . . . . . . . . . . . . . 44
4.05  Certain Notices . . . . . . . . . . . . . . . . . . 45
4.06  Non-Receipt of Funds by the Administrative
        Agent . . . . . . . . . . . . . . . . . . . . . . 46
4.07  Sharing of Payments, Etc. . . . . . . . . . . . . . 46

Section 5.  Yield Protection, Etc.. . . . . . . . . . . . 47
5.01  Additional Costs. . . . . . . . . . . . . . . . . . 47
5.02  Limitation on Types of Loans. . . . . . . . . . . . 50
5.03  Illegality. . . . . . . . . . . . . . . . . . . . . 50
5.04  Treatment of Affected Loans . . . . . . . . . . . . 50
5.05  Compensation. . . . . . . . . . . . . . . . . . . . 51

                                                         Page

5.06  Certain Protections in Respect of Letters of
        Credit. . . . . . . . . . . . . . . . . . . . . . 52
5.07  Taxes . . . . . . . . . . . . . . . . . . . . . . . 53

Section 6.  Conditions Precedent. . . . . . . . . . . . . 54
6.01  Effectiveness of Agreement. . . . . . . . . . . . . 54
6.02  Initial and Subsequent Extensions of Credit . . . . 58

Section 7.  Representations and Warranties. . . . . . . . 59
7.01  Corporate Existence . . . . . . . . . . . . . . . . 59
7.02  Financial Condition . . . . . . . . . . . . . . . . 59
7.03  Litigation. . . . . . . . . . . . . . . . . . . . . 59
7.04  No Breach . . . . . . . . . . . . . . . . . . . . . 59
7.05  Action. . . . . . . . . . . . . . . . . . . . . . . 60
7.06  Approvals . . . . . . . . . . . . . . . . . . . . . 60
7.07  Use of Credit . . . . . . . . . . . . . . . . . . . 60
7.08  ERISA . . . . . . . . . . . . . . . . . . . . . . . 60
7.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . 60
7.10  Certain Regulations . . . . . . . . . . . . . . . . 61
7.11  Material Agreements and Liens . . . . . . . . . . . 61
7.12  Environmental Matters . . . . . . . . . . . . . . . 62
7.13  Capitalization. . . . . . . . . . . . . . . . . . . 64
7.14  Subsidiaries, Etc.. . . . . . . . . . . . . . . . . 64
7.15  Title to Assets . . . . . . . . . . . . . . . . . . 64
7.16  True and Complete Disclosure. . . . . . . . . . . . 64

Section 8.  Covenants of the Company. . . . . . . . . . . 65
8.01  Financial Statements, Etc.. . . . . . . . . . . . . 65
8.02  Litigation. . . . . . . . . . . . . . . . . . . . . 69
8.03  Existence, Etc. . . . . . . . . . . . . . . . . . . 69
8.04  Insurance . . . . . . . . . . . . . . . . . . . . . 70
8.05  Prohibition of Fundamental Changes. . . . . . . . . 73
8.06  Limitation on Liens . . . . . . . . . . . . . . . . 74
8.07  Indebtedness. . . . . . . . . . . . . . . . . . . . 75
8.08  Investments . . . . . . . . . . . . . . . . . . . . 76
8.09  Dividend Payments . . . . . . . . . . . . . . . . . 76
8.10  Net Worth . . . . . . . . . . . . . . . . . . . . . 77
8.11  Interest Coverage Ratio . . . . . . . . . . . . . . 77
8.12  Capital Expenditures. . . . . . . . . . . . . . . . 77
8.13  Lease Obligations.. . . . . . . . . . . . . . . . . 77
8.14  Lines of Business . . . . . . . . . . . . . . . . . 77
8.15  Transactions with Affiliates. . . . . . . . . . . . 78
8.16  Use of Proceeds . . . . . . . . . . . . . . . . . . 78
8.17  Modifications of Certain Documents. . . . . . . . . 78
8.18  After Acquired Real Property. . . . . . . . . . . . 79
8.19  Inventory and Receivables . . . . . . . . . . . . . 79
8.20  Certain Obligations Respecting Subsidiaries . . . . 80
8.21  Agreements Relating to Trusts . . . . . . . . . . . 80
8.22  Statutory Notice. . . . . . . . . . . . . . . . . . 81

Section 9.  Events of Default . . . . . . . . . . . . . . 81

                              3
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                                                         Page

Section 10.  The Administrative Agent . . . . . . . . . . 85
10.01  Appointment, Powers and Immunities . . . . . . . . 85
10.02  Reliance by Administrative Agent . . . . . . . . . 86
10.03  Defaults . . . . . . . . . . . . . . . . . . . . . 86
10.04  Rights as a Lender . . . . . . . . . . . . . . . . 86
10.05  Indemnification. . . . . . . . . . . . . . . . . . 87
10.06  Nonreliance on Administrative Agent and Other
        Lenders . . . . . . . . . . . . . . . . . . . . . 87
10.07  Failure to Act . . . . . . . . . . . . . . . . . . 88
10.08  Resignation or Removal of Administrative
        Agent . . . . . . . . . . . . . . . . . . . . . . 88
10.09  Agency Fees. . . . . . . . . . . . . . . . . . . . 89
10.10  Collateral Sub-Agent . . . . . . . . . . . . . . . 89

Section 11.  Miscellaneous. . . . . . . . . . . . . . . . 89
11.01  Waiver . . . . . . . . . . . . . . . . . . . . . . 89
11.02  Notices. . . . . . . . . . . . . . . . . . . . . . 89
11.03  Expenses, Etc. . . . . . . . . . . . . . . . . . . 90
11.04  Amendments, Etc. . . . . . . . . . . . . . . . . . 91
11.05  Successors and Assigns . . . . . . . . . . . . . . 93
11.06  Assignments and Participations . . . . . . . . . . 93
11.07  Survival . . . . . . . . . . . . . . . . . . . . . 95
11.08  Agreements Superseded. . . . . . . . . . . . . . . 96
11.09  Severability . . . . . . . . . . . . . . . . . . . 96
11.10  Captions . . . . . . . . . . . . . . . . . . . . . 96
11.11  Counterparts . . . . . . . . . . . . . . . . . . . 96
11.12  Treatment of Certain Information . . . . . . . . . 96
11.13  GOVERNING LAW; SUBMISSION TO JURISDICTION. . . . . 97
11.14  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . 97

ANNEX 1       -   Addresses for Notices and Commitments of the
                  Lenders

SCHEDULE I    -   Material Agreements and Liens
SCHEDULE II   -   Hazardous Materials
SCHEDULE III  -   Existing Letters of Credit
SCHEDULE IV   -   Litigation

EXHIBIT A-1   -   Form of Revolving Credit Note
EXHIBIT A-2   -   Form of Tranche A Term Note
EXHIBIT A-3   -   Form of Tranche B Term Note
EXHIBIT A-4   -   Form of Tranche C Term Note
EXHIBIT B     -   Form of Borrowing Base Certificate
EXHIBIT C     -   Form of Security Agreement
EXHIBIT D     -   Form of Opinion of Special Counsel to the
                  Company
EXHIBIT E     -   Form of Opinion of Special Counsel to the
                  Administrative Agent
EXHIBIT F     -   Form of Landlord Waiver Agreement
EXHIBIT G     -   Form of Confidentiality Agreement


          This AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of December 19, 1995 is made among KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"); each of the lenders that is a signatory to this Agreement identified under the caption "LENDERS" on the signature pages of this Agreement or which, pursuant to Section 11.06(b), shall become a "Lender" under this Agreement (individually, a "Lender" and, collectively, the "Lenders"); and THE CIT GROUP/BUSINESS CREDIT, INC., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").


                         R E C I T A L S

          WHEREAS, the Company, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of December 29, 1994 (the "Existing Credit Agreement"), pursuant to which the Lenders have made revolving credit loans and term loans to the Company and have issued or participated in letters of credit for the account of the Company;

          WHEREAS, the Company has requested that the Existing Credit Agreement be amended and restated to extend the Termination Date under the Existing Credit Agreement, to modify certain of the payment provisions and covenants in the Existing Credit Agreement and otherwise in the respects set forth below in this Agreement;

          WHEREAS, the Company desires to secure its obligations under this Agreement and the other Basic Documents by confirming the grant to the Administrative Agent for itself and the Lenders of, and the continuation of, the security interests and liens on the Properties of the Company pursuant to and to the extent provided for in the Security Documents; and

          WHEREAS, the Lenders are willing, on and subject to the terms and conditions set forth in this Agreement, to amend and restate the terms of the Existing Credit Agreement and to extend credit to the Company, in an aggregate principal amount not exceeding $59,900,000, by making loans to the Company and issuing or participating in letters of credit for the account of the Company.

          ACCORDINGLY, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:


     Section 1.  Definitions and Accounting Matters.


          1.01  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

          "Additional Cost" shall have the meaning assigned to that term in Section 5.01.

          "Administrative Agent" shall have the meaning assigned to that term in the introductory paragraph to this Agreement.

          "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, the definition of "Affiliate" shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries, (b) any of the Subsidiaries of the Company, and (c) the Administrative Agent or any Lender.

          "Applicable Lending Office" shall mean, for each Lender, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated on Annex 1 or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the lending office for its Loans.

          "Applicable Margin" shall mean, (a) with respect to each Prime Rate Loan at any time, 0.50% per annum and (b) with respect to each Eurodollar Loan at any time, 2.35% per annum; provided that, if either (i) the Leverage Ratio (determined as of each Quarterly Date) shall be less than 2.5:1.0 or (ii) the Interest Coverage Ratio (determined as of each Quarterly Date for the four consecutive fiscal quarters of the Company ending on such date) shall be greater than 2.5:1.0, and the Company shall have delivered to the Administrative Agent a certificate demonstrating either such fact (together with a copy of the Company's quarterly or annual filings with the Securities and Exchange Commission on Form 10-Q or 10-K, as the case may be, covering such fiscal quarter or quarters, as applicable) prior to the end of the next succeeding fiscal quarter, the Applicable Margin for each Type of Loan for the period commencing on the first day of the month immediately following the month in which the Administrative Agent has received both such certificate and such quarterly or annual filings, as the case may be, and ending (subject to delivery by the Company to the Administrative Agent of a new such certificate and report meeting the requirements of

this proviso) on the earlier of (A) the next date on which the Company is required to deliver financial statements to the Administrative Agent pursuant to clause (a) or (b) of Section 8.01, as applicable, and (B) the date on which the Company delivers to the Administrative Agent pursuant to Section 8.01(c) the Company's next required quarterly filing on Form 10-Q or annual filing on Form 10-K, as the case may be, made with the Securities and Exchange Commission (other than such portion of any such period during which a Default shall be continuing), shall be reduced from the percentage otherwise applicable as set forth above by 0.25% per annum.

          "Bankruptcy Code" shall mean Title 11 of the United
States Code.

          "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Documents and the Security Documents.

          "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basic Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988.

          "Blocked Account" shall mean the account of the Company subject to the Blocked Account Agreement.

          "Blocked Account Agreement" shall mean the agreement, in substantially the form attached as Annex 8 of the Security Agreement, executed by the Company, the Administrative Agent and the financial institution named therein as holder of the Blocked Account.

          "Borrowing Base" shall mean, as at any date, the sum of
(a) an amount equal to the lesser of (i) 85% of the aggregate amount of Eligible Receivables at that date and (ii) $5,000,000 plus (b) 65% of the aggregate value of Eligible Inventory at that date minus (c) the aggregate amount of Loans and Letter of Credit Liabilities outstanding at that date minus (d) an amount equal to 105% of the aggregate credit exposure of the Company at such date under all Interest Rate Protection Agreements secured by Property of the Company as permitted by Section 8.08(c), minus (e) the amount of all unpaid sales taxes due any state that have been collected by the Company minus (f) reserves as may be required by the Administrative Agent for Liens or trusts created in favor of fresh and frozen fruit and vegetable suppliers (and similar Liens or trusts in favor of other suppliers) of the Company and other statutory Liens minus (g) reserves as may be required by the Administrative Agent for documentary stamp or similar taxes that may be payable to the State of Florida in connection with the transactions contemplated by this Agreement plus (h) the aggregate amount of cover for Letter of Credit Liabilities held by the Administrative Agent in the Collateral Account as

contemplated in Section 2.10(e) plus (i) the aggregate amount on deposit in the Special Collateral Account (after giving effect to any permitted disbursements to the Company as contemplated in
Section 4.01(f)) on such day. The "value" of Eligible Inventory shall be determined at the lower of cost or market in accordance with GAAP, with cost being determined on an average cost basis. In order to assist the Administrative Agent in determining the amount of reserves for Liens and trusts referred to in clause (f) above, the Company, at the time of delivery of each Borrowing Base Certificate pursuant to Section 8.01(f), shall notify the Administrative Agent of the aggregate amount payable by the Company to fresh and frozen fruit and vegetable suppliers as at the date of each such Borrowing Base Certificate.

          "Borrowing Base Certificate" shall mean a certificate of the chief financial or accounting officer of the Company, in substantially the form of Exhibit B and appropriately completed.

          "Business Day" shall mean any day on which (a) commercial banks are not authorized or required to close in New York City, New York or Los Angeles, California, (b) CITBC is not closed for business and (c) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Capital Expenditures" shall mean, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made during such period by the Company or any of its Consolidated Subsidiaries to acquire or to construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs in the ordinary course), computed without duplication in accordance with GAAP.

          "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligation, determined in accordance with GAAP (including such Statement
No. 13).

          "Cash Flow" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP), of the following:
(a) Operating Cash Flow minus (b) the sum of (i) taxes paid in

cash during such period plus (ii) Capital Expenditures made in cash (and not financed with the proceeds of borrowings) during such period.

          "Casualty Event" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds (including proceeds of business interruption insurance), or proceeds of a condemnation award or other compensation.

          "CITBC" shall mean The CIT Group/Business Credit, Inc., a New York corporation.

          "Class" shall have the meaning assigned to that term in
Section 1.03.

          "Code" shall mean the Internal Revenue Code of 1986.

          "Collateral Account" shall have the meaning assigned to that term in Section 3.01 of the Security Agreement.

          "Commitment" shall mean, (a) for each Lender listed on Annex 1, the obligation of such Lender to make Revolving Credit Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on such Annex 1 under the caption "Commitment" or (b) with respect to each assignee of a Lender, the obligation of such assignee to make Revolving Credit Loans in an aggregate amount up to but not exceeding the amount of the transferor Lender's Commitment assigned to such assignee pursuant to Section 11.06(b) (in each case as the same may be reduced from time to time pursuant to Section 2.04 or changed as a result of an assignment pursuant to Section 11.06(b)). The original aggregate principal amount of the Commitments is $50,000,000.

          "Commitment Percentage" shall mean, with respect to any Lender, the ratio of (a) the amount of the Commitment of such Lender to (b) the aggregate amount of the Commitments of all of the Lenders.

          "Company" shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

          "Consolidated Subsidiary" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, provided, however, that the Trusts shall be deemed not to be Consolidated Subsidiaries of the Company for all purposes of this Agreement.




          "Continue," "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.09 of a Eurodollar Loan from one Interest Period to the next Interest Period.

          "Convert," "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.09 of one Type of Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

          "Debt Service" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period plus (b) all Interest Expense for such period.

          "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "Disposition" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Company or any of its Subsidiaries to any Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

          "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or any of its Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of the Company or any of its Subsidiaries.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "Effective Date" shall mean the date upon which the initial extension of credit under the Existing Credit Agreement was made.

          "Eligible Inventory" shall mean, as at any date, the sum of the following (determined without duplication): all Inventory (a) that is owned by (and in the possession or under the control of) the Company as at such date, (b) that is located in a jurisdiction in the United States of America, (c) as to which (i) appropriate Uniform Commercial Code financing statements have been filed naming the Company as "debtor" and the




Administrative Agent as "secured party" and (ii) the Administrative Agent (for the benefit of the Lenders and the Administrative Agent) has a first priority Lien, (d) that is in good condition, (e) that meets all standards imposed by any Governmental Person having regulatory authority over such Inventory, its use or sale and (f) that is either currently usable or currently saleable in the normal course of the Company's business without any notice to, or consent of, any Governmental Person; provided that: (x) in no event shall any of the following be "Eligible Inventory": (i) Inventory that is perishable or that has exceeded its shelf life or otherwise been held by the Company as inventory for more than 300 days;
(ii) Inventory to be returned to the Company's suppliers;
(iii) Inventory in transit to or from third parties (other than warehouses owned by third parties at which the Company stores a portion of its Inventory from time to time, provided that the Administrative Agent shall have received acknowledgements from each such warehouse consenting to the security interest of the Administrative Agent for the benefit of the Lenders and the Administrative Agent and any related original negotiable warehouseman's receipts duly endorsed by the Company to the order of the Administrative Agent); (iv) supplies used in the ordinary course of the Company's business; or (v) shrinkage; and (y) the Administrative Agent may at any time exclude from Eligible Inventory any type of Inventory that the Administrative Agent (in its reasonable business judgment) determines to be unmarketable or otherwise ineligible for any reason. In addition, Eligible Inventory shall be reduced by the amount of reserves required by the Administrative Agent (in its reasonable judgment as set forth below) for (A) special order Inventory, (B) market value declines (to the extent the Inventory's value is below its cost), (C) bill and hold (deferred shipment or consignment sales), (D) markdowns (to the extent the Inventory's value is below its cost),
(E) Inventory that is not located at the Company's retail store locations or its warehouses (or warehouses referred to in clause
(iii) above) or in transit between such stores or warehouses,
(F) demonstration items (to the extent the Inventory's value is below its cost) and (G) Inventory held for rent. The amount of such reserves shall be determined solely by the Administrative Agent in its reasonable business judgment using standards, consistently applied by the Administrative Agent. Such standards shall take into consideration amounts representing, historically, the Company's reserves, discounts, returns, claims, credits and allowances.

          "Eligible Receivables" shall mean, as at any date, the aggregate amount of all Receivables at such date payable to the Company other than the following (determined without duplication):

          (a)  any Receivable not payable in Dollars,







          (b) any Receivable that, at the date of issuance of the original invoice for the related Inventory, was payable more than 60 days after shipment of such Inventory,

          (c) any Receivable due from a Subsidiary or an Affiliate of the Company,

          (d) any Receivable due from an account debtor whose principal place of business is located outside of the United
States of America,

          (e) any Receivable due from an account debtor that the Administrative Agent has notified the Company does not have a satisfactory credit standing (as determined in the sole discretion of the Administrative Agent),

          (f)  any Receivable that is more than 90 days past due,

          (g) all Receivables of any account debtor if more than 25% of the aggregate amount of the Receivables due from such account debtor shall at the time be more than 30 days past due,

          (h) all Receivables due from any account debtor if the Receivables due from such account debtor and its Affiliates at the time exceed 15% of all Receivables then payable to the Company,

          (i) any Receivable as to which there is any unresolved dispute with the respective account debtor (but only to the extent of the amount so in dispute),

          (j) any Receivable due from an account debtor to whom the Company is or may become liable for goods sold or services rendered by such account debtor to the Company (but only to the extent of the amount of the liability to such account debtor),

          (k) any Receivable representing an obligation for goods sold on consignment, approval or a sale-or-return basis or subject to any other repurchase or return arrangement,

          (l)  any Receivable as to which the Administrative
Agent determines that it has insufficient information to determine eligibility, and

          (m) any Receivable that the Administrative Agent may otherwise determine (in its reasonable business judgment) from time to time to be uncollectible or otherwise ineligible for any reason.

          "Employee Subsidiary" shall mean a Wholly Owned Subsidiary of the Company formed solely for the purpose of employing personnel that will be engaged by the Company on a contract basis to staff the operations of the Company and its Subsidiaries.




          "Environmental Claim" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to human or animal health or safety or to the environment.

          "Environmental Laws" shall mean any and all present and future Governmental Rules relating to the regulation or protection of human or animal health or safety or of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes (including Hazardous Materials) into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes. The term "Environmental Law" shall include the terms and conditions of any Governmental Approval issued under any Environmental Law or with respect to any Hazardous Material.

          "Equity Rights" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974.

          "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under




Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

          "Eurodollar Loans" shall mean Loans, the interest rates on which are determined on the basis of rates referred to in the definition of "Eurodollar Rate" in this Section 1.01.

          "Eurodollar Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period for such Loan, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%), as determined by the Administrative Agent, of the rates paid by Chemical Bank on the date two Business Days prior to the first day of such Interest Period for Dollar deposits in the London interbank market having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan to be made for such Interest Period. If such rates are not otherwise available, then the Eurodollar Rate shall mean the London Interbank Offered Rate (LIBOR) for a period equal to the applicable Interest Period as published under "Money Rates" in the New York City edition of the Wall Street Journal on the first day of such Interest Period.

          "Event of Default" shall have the meaning assigned to that term in Section 9.

          "Excess Cash Flow" shall mean, for any period, the excess of (i) the sum of (A) Cash Flow for such period plus
(B) any decrease in the amount of the Company's investment in forward buy Inventory over such period (determined by reference to the first and last days of such period) minus (C) any increase in the amount of the Company's investment in forward buy Inventory over such period (determined by reference to the first and last days of such period) over (ii) the sum of the aggregate amount of (A) Debt Service for such period plus (B) payments made by the Company during such period pursuant to leases of retail store locations that are no longer being operated by the Company.

          "Existing Credit Agreement" shall have the meaning assigned to that term in the recitals to this Agreement.

          "Existing Letters of Credit" shall mean the letters of credit identified on Schedule III.

          "Existing Revolving Credit Loans" shall mean the Revolving Credit Loans under (and as defined in) the Existing Credit Agreement. Immediately prior to the Restatement Effective Date, the aggregate principal amount of Revolving Credit Loans under the Existing Credit Agreement is equal to $28,905,930.23.

          "Existing Tranche B Term Loan" shall mean the Tranche B
Term Loan under (and as defined in) the Existing Credit
Agreement.  Immediately prior to the Restatement Effective Date,





the aggregate principal amount of the Tranche B Term Loan under the Existing Credit Agreement is equal to $3,948,871.42

          "Existing Tranche C Term Loan" shall mean the Tranche C
Term Loan under (and as defined in) the Existing Credit
Agreement. Immediately prior to the Restatement Effective Date, the aggregate principal amount of the Tranche C Term Loan under the Existing Credit Agreement is equal to $951,128.58

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Chemical Bank on such Business Day on such transactions as determined by the Administrative Agent.

          "GAAP" shall mean accounting principles set forth as generally accepted in currently effective opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board, together with interpretive rulings and bulletins issued in connection therewith, as in effect from time to time but applied on a consistent basis with those principles used in the preparation of the financial statements referred to in Section 7.02.

          "Governmental Approvals" shall mean any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any Governmental Person.

          "Governmental Person" shall mean any national (Federal or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body or entity, including the PBGC, Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

          "Governmental Rules" shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person.




          "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or to become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's),
(b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "infectious wastes," "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which or use of which is now or hereafter prohibited, limited or regulated under any Environmental Law.

          "Indebtedness" shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e)





Capital Lease Obligations of such Person; and (f) obligations of others Guaranteed by such Person.

          "Interest Coverage Ratio" shall mean, as at any date and for any period, the ratio of (a) Operating Cash Flow for such period to (b) Interest Expense for such period.

          "Interest Expense" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP), of the following:
(a) all interest in respect of Indebtedness accrued, added to principal or paid in kind during such period (whether or not actually paid during such period), net of interest income of the Company during such period, plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period), minus (c) amortization of deferred financing costs (to the extent included in determining the amount of interest expense under clause (a) above).

          "Interest Period" shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 4.05 (or such longer period as may be requested by the Company and agreed to by all of the Lenders), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing (i) no Interest Period may end after the Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a Eurodollar Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day) and (iii) no Interest Period for any Eurodollar Loan shall have a duration of less than one month and, if the Interest Period for any such Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available under this Agreement for such period.

          "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions, or (in connection with any such agreement or arrangement which is a master agreement providing for separate transactions to be entered into from time to time pursuant thereto) any such separate transaction. For purposes of this Agreement, the "credit exposure" at any time of any Person under an Interest Rate Protection Agreement to which such Person is a




party shall be determined by the Administrative Agent at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by Chemical Bank, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Interest Rate Protection Agreement.

          "Inventory" shall have the meaning assigned to that term in the Security Agreement.

          "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities (including Equity Rights) of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding
(i) any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business and (ii) advances to employees in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

          "Issuing Bank" shall mean Chemical Bank or The Dai-Ichi
Kangyo Bank, Limited, as the case may be, as an issuer of Letters of Credit under Section 2.03.

          "Lenders" shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

          "Letter of Credit" shall have the meaning assigned to such term in Section 2.03.

          "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

          "Letter of Credit Interest" shall mean, for each Lender, such Lender's participation interest in (a) the




Administrative Agent's liability with respect to Letters of Credit and (b) Existing Letters of Credit and such Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

          "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the Administrative Agent's liability with respect to the Letters of Credit and its participation interest in Existing Letters of Credit under Section 2.03.

          "Leverage Ratio" shall mean, at any time, the ratio of Total Liabilities to Net Worth of the Company and its Consolidated Subsidiaries at such time.

          "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property or any agreement to give, or notice of, any of the foregoing. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "Loans" shall mean Revolving Credit Loans and Term
Loans.

          "Majority Lenders" shall mean, subject to the last paragraph of Section 11.04, Lenders having at least 51% of the aggregate amount of the Commitments or, if such Commitments shall have terminated, Lenders holding at least 51% of the sum of (a) the aggregate unpaid principal amount of the Loans plus (b) the aggregate amount of all Letter of Credit Liabilities.

          "Margin Stock" shall mean "margin stock" within the meaning of Regulations U and X.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under any of the Basic Documents, (c) the validity or enforceability of any of the Basic Documents, (d) the rights, remedies, powers and privileges of the





Lenders and the Administrative Agent under any of the Basic
Documents or (e) the timely payment of the Obligations.

          "Monthly Dates" shall mean the last day of each calendar month in each year, the first of which shall be the first such day after the Effective Date.

          "Mortgage" shall mean, collectively, each Mortgage, Assignment of Rents and Fixture Filing dated as of December 29, 1994, executed by the Company (or executed and delivered by the Company after such date pursuant to Section 8.18) in favor of the Administrative Agent and the Lenders, as amended by the Mortgage Modification.

          "Mortgage Modification" shall mean, collectively, the modifications to the Mortgages dated as of the Restatement
Effective Date made by the Company in favor of the Administrative
Agent and the Lenders.

          "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Available Proceeds" shall mean:

          (a)  in the case of any Disposition, the amount of Net
Cash Payments received in connection with such Disposition; and

          (b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Company and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Company and its Subsidiaries in connection with such Casualty Event and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable or estimated to be payable by the Company and its Subsidiaries in respect of such Casualty Event (but, in the case of estimated taxes, only to the extent that such taxes are in fact paid to the relevant Governmental Person within three months of the date of such Casualty Event or (solely with respect to Federal income taxes in respect of any Casualty Event occurring within one year after the Effective Date to the extent the Company is not required by law to make quarterly estimated Federal tax payments prior to the end of such one-year period) within one year after the Effective Date) or other payments required by the terms of existing arrangements with landlords or mortgagees.

          "Net Cash Payments" shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any noncash consideration, received by the Company and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall




be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Company and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Company and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Person within three months of the date of such Disposition or (solely with respect to Federal income taxes in respect of any Disposition occurring within one year after the Effective Date to the extent the Company is not required by law to make quarterly estimated Federal tax payments prior to the end of such one-year period) within one year after the Effective Date), and (b) Net Cash Payments shall be net of (i) any repayments by the Company and its Subsidiaries of Indebtedness to the extent that (A) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (B) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the Disposition of such Property and
(ii) other payments required by the terms of existing arrangements with landlords or mortgagees.

          "Net Worth" shall mean, as at any date for the Company and its Consolidated Subsidiaries, the excess of (a) Total Assets at such date over (b) the sum of (i) Total Liabilities at such date plus (ii) the aggregate amount of preferred stock of the Company outstanding at such date (other than preferred stock as to which the payment of dividends are solely within the discretion of the Company).

          "Notes" shall mean the Revolving Credit Notes and the Term Loan Notes.

          "Obligations" shall mean the principal of any Loan, Reimbursement Obligations, interest, fees and any other amount payable by the Company to any Lender or the Administrative Agent under any Basic Document (including, if the Company becomes a debtor in a case under the Bankruptcy Code, all such amounts which would accrue under the terms of any Basic Document whether or not such amounts constitute allowed claims in such bankruptcy).

          "Operating Cash Flow" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP), of the following: (a) operating income (calculated before Interest Expense, taxes, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus
(b) depreciation and amortization (to the extent deducted in determining operating income) for such period.

          "Patent and Trademark Assignments" shall mean the amended and restated assignments, in substantially the form attached as Annexes 6 and 7 of the Security Agreement, executed




by the Company in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

          "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any of its agencies, or obligations guaranteed as to principal and interest by the United States of America, or of any of its agencies, in either case maturing not more than 90 days from the date of acquisition of such obligation; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition; and
(c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or Governmental Person.

          "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Post-Default Rate" shall mean, in respect of any Obligation a rate per annum equal to 2.0% plus the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (provided that, if the Obligation is principal of a Eurodollar Loan and its due date is a day other than the last day of the Interest Period for such Loan, the "Post-Default Rate" for such principal shall be, for the period from and including such due date to but excluding the last day of the Interest Period, 2.0% plus the interest rate for such Loan as provided in
Section 3.02 and, thereafter, the rate provided for above in this definition).

          "Prime Rate" shall mean the rate of interest from time to time announced by Chemical Bank, New York City, New York, as its prime rate. Such announced rate is not necessarily the lowest rate offered by Chemical Bank, and any extension of credit by Chemical Bank may be at rates above, below or at such announced rate. Each interest rate that this Agreement provides is to be based upon the Prime Rate shall change upon any change in the Prime Rate, effective as of the opening of business on the first day of the month following the month in which such change in the Prime Rate occurs.






          "Principal Office" shall mean the principal office of Chemical Bank, located on the Restatement Effective Date at 270
Park Avenue, New York, New York 10017.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Quarterly Dates" shall mean the last day of each fiscal quarter of the Company, currently the Sunday closest to the last day of January, April, July and October in each year, the first of which shall be the first such day after the Effective Date.

          "Receivables" shall mean all "Accounts" (as such term is defined in the Security Agreement) of the Company and rights of the Company to the payment of money from or in respect of (a) manufacturers on account of coupons issued by such manufacturers and honored by the Company, (b) insurance companies and third party health care providers in respect of reimbursements for prescription drugs sold by the Company, (c) open accounts with customers arising from the sale of Inventory and (d) distribution arrangements permitted by Section 8.14 between the Company and other food and liquor retailers.

          "Regulations A, D, U and X" shall mean, respectively,
Regulations A, D, U and X of the Board of Governors of the
Federal Reserve System.

          "Regulatory Change" shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the Effective Date of any of the following events: (a) the adoption of any applicable Governmental Rule, (b) any change in any applicable Governmental Rule or in the interpretation or administration of any Governmental Rule by any Governmental Person charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of banks including such Lender of or under any Governmental Rule or in the interpretation or administration of any Governmental Rule (whether or not having the force of law and whether or not failure to comply would be unlawful) by any Governmental Person charged with its interpretation or administration.

          "Reimbursement Obligations" shall mean, at any time, the obligations of the Company then outstanding, or which may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by (or debited from the Administrative Agent's account by) an Issuing Bank or the Administrative Agent in respect of any drawings under a Letter of Credit.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge,




dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Restatement Effective Date" shall mean the date on which the conditions to the effectiveness of this Agreement set forth in Section 6.01 are satisfied.

          "Retained Cash" shall mean coin and currency for the Company to conduct business in the ordinary course of its operations and consistent with past business practices of the Company.

          "Revolving Credit Loans" shall mean the loans provided for by Section 2.01(a).

          "Revolving Credit Notes" shall mean the promissory notes provided for by Section 2.08(a).

          "Security Agreement" shall mean an Amended and Restated
Security Agreement, in substantially the form of Exhibit C, executed by the Company in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

          "Security Documents" shall mean, collectively, the Security Agreement, the Mortgages, the Patent and Trademark Assignments, the Blocked Account Agreement, all warehouse acknowledgements and receipts required pursuant to this Agreement or the other Basic Documents, all Uniform Commercial Code financing statements and all other filings or recordings with any Governmental Person required by this Agreement or the Security Agreement to be filed or recorded with respect to each of the security interests in personal Property and fixtures created pursuant to the Security Agreement.

          "Senior Notes" shall mean the Indebtedness of the Company in respect of the Senior Floating Rate Notes of the Company due February 1, 2003 and the 11.5% Senior Fixed Rate Notes of the Company due February 1, 2003, in each case issued pursuant to the Senior Note Documents.

          "Senior Note Documents" shall mean the (a) the Indenture dated as of December 29, 1994 between the Company and Shawmut Bank Connecticut, N.A., as Trustee, relating to the 11.5% Senior Fixed Rate Notes of the Company due 2003 and (b) the Indenture dated as of December 29, 1994 between the Company and IBJ Schroder Bank & Trust Company, as Trustee, relating to the Senior Floating Rate Notes of the Company due 2003.

          "Special Collateral Account" shall have the meaning assigned to that term in Section 4.01(f).






          "Subsidiary" shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. "Wholly Owned Subsidiary" shall mean any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

          "Termination Date" shall mean December 31, 1998 (as such date may be extended pursuant to Section 2.01(f)).

          "Term Loan Notes" shall mean the promissory notes provided for by Sections 2.08(b), 2.08(c) and 2.08(d).

          "Term Loans" shall mean the Trance A Term Loan, the
Tranche B Term Loan and the Tranche C Term Loan.

          "Total Assets" shall mean, as at any date for the Company and its Consolidated Subsidiaries (determined in accordance with GAAP), all assets which should be classified as assets on a balance sheet of the Company at such date.

          "Total Liabilities" shall mean, as at any date, the sum, for the Company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP), of the following: (a) all Indebtedness of the Company at such date and
(b) all other liabilities which should be classified as liabilities on a balance sheet of the Company at such date, including all reserves and all deferred taxes and other deferred items.

          "Tranche A Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(b).

          "Tranche B Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(c).

          "Tranche C Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(d).

          "Trusts" shall mean (a)(i) KNK 720 Delaware Business Trust, (ii) KNK 725 Delaware Business Trust, and (iii) KNK 733 Delaware Business Trust, each being a Delaware Business Trust formed under a Trust Agreement dated as of August 11, 1995




between the Company, as the beneficial owner, and Wilmington Trust Company, a Delaware banking corporation, as trustee; and
(b) up to eight additional Delaware Business Trusts to be formed by the Company, as beneficial owner, and Wilmington Trust Company, as trustee, in connection with proposed sale-leaseback transactions with respect to the Company's Store Nos. 702, 709, 717, 878, 886, 887, 891 and 896.

          "Type" shall have the meaning assigned to such term in
Section 1.04.

          1.02  Accounting Terms and Determinations.

          (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders under this Agreement shall be prepared, in accordance with GAAP in effect from time to time; provided that (i) the covenants set forth in Sections 8.07, 8.08, 8.09, 8.10, 8.11, 8.12 and 8.13 and related definitions, certificates and accounting terms shall be determined, prepared and interpreted, as the case may be, in accordance with GAAP in effect on the date of the financial statements of the Company referred to in Section 7.02 and (ii) notwithstanding the requirements of GAAP, the financial results of the Trusts shall not be consolidated with the financial results of the Company for purposes of (x) determining compliance with the covenants referred to in clause (i) above or (y) preparation of financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders pursuant to this Agreement.

          (b) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, the Company will not change the last day of its fiscal year from the Sunday closest to the last day of July of each year, or the last days of the first three fiscal quarters in each of its fiscal years from the Sunday closest to the last day of October, January and April of each year, respectively; provided, however, that the Company may, upon prior written notice to the Administrative Agent and each Lender, change the last day of each such fiscal year and fiscal quarter from a Sunday to a Saturday.

          1.03 Classes of Loans. Loans are distinguished by "Class." The "Class" of a loan refers to whether such Loan is a Revolving Credit Loan, a Tranche A Term Loan, a Tranche B Term Loan or a Tranche C Term Loan, each of which constitutes a Class.

          1.04 Types of Loans. The "Type" of a Loan refers to whether such Loan is a Prime Rate Loan or a Eurodollar Loan, each of which constitutes a Type.






          1.05 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.


          Section 2.  Commitments, Loans, Notes and Prepayments.

          2.01  Loans, Limit on Eurodollar Loans, Extension of
Termination Date.

          (a) On the Restatement Effective Date, the aggregate outstanding principal amount of the Existing Revolving Credit Loans shall be automatically deemed to be Revolving Credit Loans under this Agreement for all purposes of this Agreement and the other Basic Documents (including for the purpose of determining usage of the Commitments under this Agreement as set forth below). Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Restatement Effective Date to but not including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Lender as in effect from time to time, provided that in no event shall the aggregate principal amount of all Revolving Credit Loans outstanding, together with the aggregate amount of all Letter of Credit Liabilities outstanding, exceed the aggregate amount of the Commitments as in effect from time to time.

          (b) Each Lender severally agrees, on the terms and conditions of this Agreement, to make a single Tranche A Term Loan to the Company in Dollars on the Restatement Effective Date in an aggregate amount equal to the product of (i) $5,000,000 multiplied by (ii) such Lender's Commitment Percentage on the Restatement Effective Date.

          (c) On the Restatement Effective Date, the aggregate outstanding principal amount of the Existing Tranche B Term Loan




shall be automatically deemed to be the Tranche B Term Loan under this Agreement for all purposes of this Agreement and the other
Basic Documents.

          (d) On the Restatement Effective Date, the aggregate outstanding principal amount of the Existing Tranche C Term Loan shall be automatically deemed to be the Tranche C Term Loan under this Agreement for all purposes of this Agreement and the other Basic Documents.

          (e) Subject to the terms and conditions of this Agreement, during the period from and including the Restatement Effective Date to but not including the Termination Date the Company may borrow, repay and reborrow Revolving Credit Loans in the amount of the Commitments by means of Prime Rate Loans and Eurodollar Loans, may repay (but not reborrow) Term Loans and may Convert Loans of one Type into Loans of another Type (as provided in Section 2.09) or Continue Loans of one Type as Loans of the same Type (as provided in Section 2.09); provided that no Eurodollar Loans shall be available under this Agreement until December 26, 1995; provided further that, no more than five separate Interest Periods in respect of Eurodollar Loans may be outstanding at any one time.

          (f) On or prior to December 31, 1998, and on or prior to each subsequent annual anniversary thereof if the Termination Date shall have been extended on December 31, 1998 and, as to subsequent anniversaries, the immediately preceding anniversary thereof, each Lender, at its sole option and in its sole discretion, upon the written request of the Company given to the Administrative Agent and each Lender not more than 180 days nor less than 90 days prior to such December 31, 1998 or such subsequent anniversary date (as the case may be), may elect to extend the Termination Date then in effect by a period of one year. Within 45 days following receipt of such request, each Lender shall give notice to the Company and the Administrative Agent of its decision to extend or not to extend the Termination Date. If, in accordance with the immediately preceding sentence, all of the Lenders shall have elected to extend the Termination Date, the Termination Date shall be extended by a period of one year. In the event that any Lender notifies the Company and the Administrative Agent that it will not extend the Termination Date then in effect, or if any Lender fails to notify the Company and the Administrative Agent of its decision to extend or not to extend such Termination Date, in either case within the applicable 45 day period referred to above, such Termination Date shall not be extended and the Termination Date then in effect shall be the Termination Date for all purposes of this Agreement.

          2.02  Borrowings of Revolving Credit Loans.

          (a) The Company shall give the Administrative Agent notice of each borrowing of Revolving Credit Loans as provided in
Section 4.05.




          (b) Subject to the terms and conditions of this Agreement, not later than 10:00 a.m. Los Angeles time on the date specified for each borrowing of Loans or, if the Administrative Agent in its sole and absolute discretion requests funds from the Lenders to fund the borrowing, after receipt of funds relating thereto from the Lenders (but not later than 1:00 p.m. Los Angeles time on such date), the Administrative Agent shall make available to the Company the amount of such borrowing by transferring the same, in immediately available funds, to an account of the Company maintained with Chemical Bank at the Principal Office as designated by the Company.

          (c) Unless and until otherwise directed in writing by the Majority Lenders, the Administrative Agent in its sole and absolute discretion may make Revolving Credit Loans requested by the Company or assist in the issuance of Letters of Credit pursuant to Section 2.03 (each, a "Discretionary Extension"), in excess of the Borrowing Base or at a time when one or more of the other conditions set forth in Section 6.02 have not been satisfied (including at a time when a Default has occurred and is continuing); provided that, unless the Majority Lenders shall have otherwise consented in writing, the Administrative Agent agrees with the Lenders that it will not make on any date any Discretionary Extension if such Discretionary Extension would result in the principal amount of the Loans and Letter of Credit Liabilities outstanding on such date (after giving effect thereto) exceeding the Borrowing Base by more than $5,000,000, nor will it make any such Discretionary Extension during any period commencing upon the occurrence of an Event of Default and ending on the date on which such Event of Default shall no longer be continuing (each such period, a "Default Period") if, in the case of any Event of Default other than one caused by the failure to make mandatory prepayments under Section 2.10(a), (i) such Discretionary Extension would result in the principal amount of the Loans and Letter of Credit Liabilities outstanding on the date such Discretionary Extension is made (after giving effect thereto) exceeding by more than $5,000,000 the principal amount of the Loans and Letter of Credit Liabilities outstanding at the end of the day immediately preceding the first day of the Default Period or (ii) such Discretionary Extension would occur more than thirty (30) days after commencement of such Default Period and the Administrative Agent has actual knowledge of such Event of Default. Any such discretionary Revolving Credit Loans shall be due on demand, and the making of any such discretionary Revolving Credit Loans and the Administrative Agent's assistance in the issuance of any such Letters of Credit at any time shall not be deemed to constitute a waiver of any condition applicable to any future borrowing or other extension of credit nor a waiver of any Default, and the Administrative Agent and the Lenders reserve all of their rights with respect thereto.

          (d)  The Administrative Agent shall from time to time,






but no less frequently than weekly, notify each Lender of the date such Lender is to fund its Revolving Credit Loans and the amount to be made available by it. At the discretion of the Administrative Agent, the amount to be made available by a Lender on any date may be netted against any amount owing to such Lender and otherwise payable by the Administrative Agent on account of payments received by it from the Company on such date. The amount to be made available by each Lender on any date shall be made available by it on such date to the Administrative Agent, at account number 144054227 maintained by the Administrative Agent with Chemical Bank at the Principal Office, in immediately available funds (not later than 1:00 p.m. Los Angeles time on any day in the case of fundings required pursuant to Section 2.02(b) of which the Lenders have received notice not later than 10:00 a.m. Los Angeles time on such day). Except to the extent the Administrative Agent shall have made Loans or other extensions of credit under this Agreement available to the Company after the Majority Lenders shall have instructed the Administrative Agent in writing not to make such Loans or other extensions of credit available because the conditions set forth in Section 6.02 have not been satisfied or because a Default then exists and is continuing or otherwise in contravention of Section 2.02(c), the obligation of each Lender to fund its Revolving Credit Loans on the date specified by the Administrative Agent (even if made available by the Administrative Agent to the Company prior to requiring the funding by such Lender) or to participate in such Letters of Credit pursuant to Section 2.03 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or a Material Adverse Effect, whether the same shall occur before or after the Administrative Agent shall have made the Revolving Credit Loans available to the Company, (iii) the financial condition or prospects of the Company, (iv) the failure of any other Lender to make its Revolving Credit Loans available to the Administrative Agent, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.03 Letters of Credit. On the terms and subject to the conditions of this Agreement, the Commitments may be utilized, in addition to the Loans provided for by
Section 2.01(a), by the Company requesting the issuance by one of the Issuing Banks of letters of credit (collectively, together with the Existing Letters of Credit, the "Letters of Credit") for the account of the Company, provided that in no event shall
(i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Loans, exceed the aggregate amount of the Commitments as in effect from time to time, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed $25,000,000 or (iii) the expiration date of any Letter of Credit extend beyond the earlier of fifteen




(15) days prior to the Termination Date (or such earlier date on which the Commitment shall terminate) and the date one year following the issuance of such Letter of Credit. The Administrative Agent shall assist in the issuance of each Letter of Credit (whether by co-signing an application therefor, guaranteeing the Company's obligations with respect thereto or otherwise). The following additional provisions shall apply to Letters of Credit:

          (a) The Company shall give the Administrative Agent at least five Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Termination Date or such earlier date on which the Commitment shall terminate) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit); provided that, no Letter of Credit shall be issued except for the purpose of supporting (i) workers' compensation obligations of the Company, (ii) the purchase and importation of Inventory of the Company (iii) other obligations of the Company of the type supported by the Existing Letters of Credit or (iv) other obligations of the Company approved in writing by the Administrative Agent. Upon receipt of any such notice for a Letter of Credit and satisfaction of the provisions of the foregoing proviso, the Administrative Agent shall advise one of the Issuing Banks of the contents thereof and assist the Company in obtaining the issuance of such Letter of Credit. The Administrative Agent shall periodically (but no less frequently than weekly) notify the Lenders of the issuance of and payments under Letters of Credit.

          (b) On each day during the period commencing with the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting Reimbursement Obligations have been reimbursed in full by the Company (whether by a borrowing under this Agreement or otherwise), the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the then Letter of Credit Liabilities associated with such Letter of Credit. Each Lender agrees that, upon the issuance in accordance with this Agreement of any Letter of Credit it shall automatically acquire a participation in the Administrative Agent's liability with respect to such Letter of Credit in an amount equal to such Lender's Commitment Percentage of such liability, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent to pay and discharge when due, its Commitment Percentage of the Administrative Agent's liability with respect to such Letter of Credit.




          (c) Upon receipt by the Administrative Agent from an Issuing Bank of notice that such Issuing Bank has made a payment or received any demand for payment under a Letter of Credit, or upon receipt by the Administrative Agent from an Issuing Bank that such Issuing Bank has debited the Administrative Agent's account with such Issuing Bank in respect of the payment by it of a drawing under a Letter of Credit issued by it, the Administrative Agent shall promptly notify the Company of the amount paid or to be paid by such Issuing Bank as a result of such demand or payment, or the amount debited from the Administrative Agent's account in respect of such payment, and the date on which such payment or debit was or is to be made in respect of such Letter of Credit. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Administrative Agent for the account of such Issuing Bank for the amount of each payment or demand for payment under such Letter of Credit, or for the account of the Administrative Agent for the amount of each such debit to the Administrative Agent's account in respect of such Letter of Credit, at or prior to the date on which payment was or is to be made by such Issuing Bank to the beneficiary under such Letter of Credit or on which any such debit is made to the Administrative Agent's account, as the case may be, without presentment, demand, protest or other formalities of any kind.

          (d) Forthwith upon its receipt of a notice referred to in clause (c) of this Section 2.03, the Company shall advise the Administrative Agent whether or not the Company intends to borrow under Section 2.01 to finance its obligation to reimburse an Issuing Bank for the amount of the related payment or demand for payment, or to reimburse the Administrative Agent for the amount debited from its account with an Issuing Bank in respect of any drawing under a Letter of Credit, and, if it does, submit a notice of such borrowing as provided in Section 4.05. In the event that the Company fails to so advise the Administrative Agent, or if the Company fails to reimburse an Issuing Bank for a demand for payment under a Letter of Credit, or fails to reimburse the Administrative Agent for the amount debited from its account with an Issuing Bank in respect of a drawing under a Letter of Credit, by the date of such payment or debit, as the case may be, the Administrative Agent shall have the right (in its sole discretion) to make a Revolving Credit Loan pursuant and subject to Section 2.02(c) in order to effect any such reimbursement or, if it shall not make such a Loan for any reason, the Administrative Agent shall give each Lender prompt notice of the amount of the demand for payment or the amount of the debit, as the case may be, specifying such Lender's Commitment Percentage of the amount of the related demand for payment or debit, as the case may be.

          (e) Each Lender shall pay to the Administrative Agent at the Principal Office in Dollars and in immediately available funds, the amount of such Lender's Commitment Percentage of any payment under a Letter of Credit or any debit of the




Administrative Agent's account with an Issuing Bank in respect of a drawing under a Letter of Credit, as the case may be, upon notice by the Administrative Agent to such Lender requesting such payment and specifying such amount as provided in clause (d) of this Section 2.03. Each such Lender's obligation to make such payments to the Administrative Agent under this clause (e) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Lender to make its payment under this clause (e), the financial condition of the Company (or any other account party), the existence of any Default or (ii) the termination of the Commitments. Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or reduction whatsoever.

          (f) Upon the making of each payment by a Lender to the Administrative Agent pursuant to clause (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Bank with respect to such Letter of Credit or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation in respect of such Letter of Credit and under any applicable Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable under such Letter of Credit Documents and the other Basic Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to such Issuing
Bank).

          (g) The Company shall pay to the Administrative Agent for its account in respect of each Letter of Credit a letter of credit fee in an amount equal to 1-1/4% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Monthly Date and on the Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day). The Administrative Agent shall pay to each Lender, from time to time at reasonable intervals (but in any event at least monthly), but only to the extent actually received from the Company, an amount equal to such Lender's Commitment Percentage of all such fees in respect of each Letter of Credit (including any such fee in respect of any period of any renewal or extension of such Letter of Credit). In addition, the Company shall pay to the Administrative Agent for the account of each Issuing Bank with respect to a Letter of Credit all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance of such Letter of Credit and drawings and other transactions relating thereto.




          (h) The issuance of each Letter of Credit, and the obligation of the Administrative Agent to provide the assistance in its issuance herein described, shall be subject, in addition to the conditions precedent set forth in Section 6, to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank with respect to such Letter of Credit and the Administrative Agent consistent with their respective then current practices and procedures with respect to letters of credit of the same type and (ii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as such Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type.

          (i) To the extent that any Lender fails to pay any amount required to be paid pursuant to clause (e) or (f) of this
Section 2.03 when due, such Lender shall pay interest to the Administrative Agent on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and
(ii) thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) plus 2%.

          (j) The issuance of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit.

          (k)  The obligations of the Company under this
Section 2.03 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Company:

               (i)  the compromise, settlement, release,
modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Basic Documents;

                (ii)  the occurrence, or the failure by the
Administrative Agent, any Lender or any other Person to give notice to the Company of the occurrence, of any Default or any default under any of the other Basic Documents;

               (iii) the waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Basic Documents;






                (iv) the extension of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Basic Documents;

                 (v) the taking or the omission of any of the actions referred to in any of the Basic Documents;

                (vi) any failure, omission or delay on the part of the Administrative Agent, any Lender, the Company or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Basic Documents, or any other act or acts on the part of the Administrative Agent, any Lender, the Company or the beneficiary of any Letter of Credit;

                (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, conservatorship, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, the Company or any other party to any of the Basic Documents;

               (viii) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Basic Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                 (ix)  the existence of any claim, set-off,
defense or other right which the Company may have at any time against the Administrative Agent, any Lender or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Lender or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Basic Documents or any of the transactions contemplated by any Basic Document or any unrelated transaction;

                 (x)  any statement in any certificate or any
other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                (xi) payment by an Issuing Bank under any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

               (xii) the release or discharge by operation of law of the Company from the performance or observance or any obligation, covenant or agreement contained in any of the Basic
Documents; or





              (xiii)  any other circumstance or happening
whatsoever, whether or not similar to any of the foregoing; provided that nothing in this Section 2.03(k) shall preclude the assertion by the Company of a separate claim against an Issuing Bank for any damages which the Company proves were suffered directly by or as a result of the gross negligence or willful misconduct of such Issuing Bank in honoring or refusing to honor any drawing under any Letter of Credit.

          (l)  Without affecting the Company's liability under
Section 11.03, the Company agrees to indemnify each of the Issuing Banks, the Administrative Agent and the Lenders and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of the Issuing Banks and the Administrative Agent, any such investigations, litigation or other proceeding between the Issuing Banks or the Administrative Agent and any Lender) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by any such Person by reason of the willful misconduct or gross negligence of such Person in performing its respective obligations under any Letter of Credit or this Agreement, as the case may be. It shall not be a condition to any such indemnification that the Issuing Banks, the Administrative Agent or any Lender shall be a party to any such investigations, litigation or other proceeding. Nothing in this Section 2.03 is intended to limit the Company's payment obligations under this Agreement.

          (m) The Company assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Administrative Agent, any Lender nor any of its affiliates, nor any of their respective officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (b) the validity, sufficiency or genuineness of documents presented to the Issuing Banks or the Administrative Agent, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Banks against presentation of documents which vary in immaterial respects from the terms of any Letter of Credit; or





(d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.

          (n) From and after the Restatement Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement (including for purposes of determining Letter of Credit Liabilities, Reimbursement Obligations, letter of credit fees under Section 2.03(g) and usage of the Commitment at any time and from time to time) as of the Restatement Effective Date. Each Lender shall participate in the Existing Letters of Credit on the same terms and conditions on which it participates in other Letters of Credit as set forth above in this Section 2.03.

          (o) The Company agrees either (i) to provide cover for all Letter of Credit Liabilities relating to any Existing Letter of Credit that have not expired or been terminated on or prior to the Termination Date by paying to the Administrative Agent, not later than 15 days prior to the Termination Date, immediately available funds in an amount equal to the then aggregate undrawn face amount of each such Existing Letter of Credit, which funds shall be held by the Administrative Agent in the Collateral Account (as collateral security in the first instance for such Letter of Credit Liabilities as set forth in the Security Agreement) until such time as such Existing Letters of Credit shall have been terminated and all of such Letter of Credit Liabilities paid in full or (ii) to cause the termination and surrender of any such Existing Letter of Credit not later than 15 days prior to the Termination Date.

          2.04  Changes of Commitments.

          (a) The aggregate amount of the Commitments shall be automatically reduced to zero on the Termination Date.

          (b) The Company shall have the right at any time or from time to time (i) so long as no Revolving Credit Loans or Letter of Credit Liabilities are outstanding, to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 and (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 or in any larger multiple of $100,000.

          (c) The Commitments once terminated or reduced may not be reinstated.

          2.05  Fees.

          (a) The Company shall pay to the Administrative Agent for the account of the Lenders a commitment fee on the daily average unused amount of the aggregate Commitments of the Lenders for the period from and including the Restatement Effective Date to but not including the earlier of the date such Commitments are




terminated and the Termination Date, at a rate per annum equal to 1/4 of 1%. Accrued commitment fees shall be payable in arrears on each Monthly Date and on the earlier of the date such Commitments are terminated and the Termination Date, and shall be allocated to the Lenders as set forth in Section 4.02. Such fees, once paid, shall be non-refundable.

          (b) Upon any termination or reduction of the Commitments or any prepayment of the Term Loans for any reason (other than (i) reductions or prepayments required by Section
2.10 or (ii) any termination resulting from, or arising in connection with, a transaction of merger or consolidation to which the Company is a party, any change after the Restatement Effective Date of control of the Company (with the term "control" being defined as set forth in the definition of Affiliate in
Section 1.01) or any sale of all or substantially all of the Company's assets if such transaction is financed in whole or in part by a revolving credit facility provided by CITBC in a minimum principal amount of $25,000,000 and having such other terms and conditions as shall be acceptable to CITBC in its sole discretion (it being agreed and understood that nothing in this Section 2.05(b) shall obligate CITBC to provide any such credit facility)), the Company shall pay to the Administrative Agent for the account of the Lenders a termination fee equal to (i) 1% of the aggregate amount of the Commitments so terminated or reduced or the principal amount of Term Loans so prepaid, as the case may be, if such termination, reduction or prepayment occurs on or prior to the first anniversary of the Restatement Effective Date and (ii) 1/2 of 1% of the aggregate amount of the Commitments so terminated or reduced or the principal amount of Term Loans so prepaid, as the case may be, if such termination, reduction or prepayment occurs after the first anniversary of the Restatement Effective Date and on or prior to the second anniversary of the Restatement Effective Date; provided that, if the aggregate amount of partial reductions of the Commitments and prepayments of the Term Loans within the period in which a fee would otherwise be payable pursuant to this Section 2.05(b) (the "Fee Period") does not exceed $20,000,000 (the "Threshold Amount"), no fee shall be payable under this Section 2.05(b) in respect of such reductions or prepayments; provided further, however, that if the aggregate amount of such reductions and prepayments made within the Fee Period exceeds the Threshold Amount or if the Commitments are terminated within such period, the fee provided for in this Section 2.05(b) shall be payable in respect of the aggregate amount of the Commitments terminated or reduced and the aggregate principal amount of Term Loans prepaid during the Fee Period (calculated based on the dates on which each such termination, reduction or prepayment is made). Such termination fees shall be payable on the date of each such termination, reduction or prepayment that would require the payment of a fee pursuant to this Section 2.05(b), and shall be allocated to the Lenders as set forth in Section 4.02. Such fees, once paid, shall be non-refundable.





          (c) The Company shall pay to the Administrative Agent the agency fees provided for in Section 10.09.

          2.06 Lending Offices. The Loans made by each Lender shall be made and maintained at such Lender's Applicable Lending
Office.

          2.07 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. No Lender shall be entitled to take any action to protect or enforce its rights arising out of any Basic Document without the prior written consent of the Majority Lenders or the Administrative Agent.

          2.08  Notes and Loan Account.

          (a) The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-1, dated the Restatement Effective Date, payable to such Lender in a principal amount equal to the amount of its Commitment as in effect as of such date and otherwise duly completed.

          (b) The Tranche A Term Loan made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-2, dated the Restatement Effective Date, payable to such Lender in a principal amount equal to the amount of its Tranche A Term Loan and otherwise duly completed.

          (c) The Tranche B Term Loan made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-3, dated the Restatement Effective Date, payable to such Lender in a principal amount equal to the amount of its Tranche B Term Loan and otherwise duly completed.

          (d) The Tranche C Term Loan made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-4, dated the Restatement Effective Date, payable to such Lender in a principal amount equal to the amount of its Tranche C Term Loan and otherwise duly completed.

          (e) The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan of each Class made by each Lender to the Company, and each payment made on




account of the principal of each Loan, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation of such Note; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under this Agreement or under such Note in respect of the Loans to be evidenced by such Note.

          (f) No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's Commitment, Loans and Notes pursuant to Section 11.06(b).

          (g) The Administrative Agent will maintain a separate account on its books in the Company's name in which the Company will be charged with Loans made to it under this Agreement, payments made by the Administrative Agent and the Lenders in respect of Letters of Credit issued for the account of the Company, and interest, fees, expenses and all other Obligations payable by the Company under the Basic Documents; the Company will be credited with all amounts received by the Administrative Agent, for its own account and for the accounts of the Lenders, from the Company or from others for the Company's account, such amounts to be applied to the payment of the Obligations as set forth in this Agreement and the other Basic Documents. The Company and each Lender agrees that the Administrative Agent's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Basic Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to the Company and each Lender a monthly statement of the Loans, payments, issuances of and payments under Letters of Credit, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Company, absent manifest error, and as an account stated (except for corrections of errors discovered by the Administrative Agent), unless the Company notifies the Administrative Agent in writing to the contrary within 30 days after such statement is delivered, sent or mailed to the Company. In the event a timely written notice of objections is given by the Company, only the items to which exception is expressly made will be considered to be disputed by the Company.

          2.09 Optional Prepayments and Conversions or Continuations of Loans. Subject to Section 4.04, the Company shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or to Continue Loans of one Type as Loans of the same Type, at any time or from time to time, provided that: (a) the Company shall give the Administrative




Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable under this Agreement); (b) Eurodollar Loans may be prepaid or Converted only on the last day of an Interest Period for such Loans; and (c) no Loan may be Converted into a Eurodollar Loan until December 26, 1995. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 9, in the event that any Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, in which event all Loans shall be Converted into (on the last day(s)) of their respective Interest Periods) or Continued as, as the case may be, Prime Rate Loans.

          2.10  Mandatory Prepayments and Reductions of
Commitments.

          (a) Borrowing Base. Until the Termination Date, the Company shall from time to time prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Loans together with the aggregate amount of Letter of Credit Liabilities outstanding, shall not exceed the Borrowing Base (calculated, solely for purposes of this Section 2.10(a), without deduction for any amount referred to in clause (c) of the definition of "Borrowing Base"), such amount to be applied:
first to the Loans outstanding; and, second, as cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10.

          (b) Casualty Events. Immediately upon the receipt by the Administrative Agent or the Company or any of its Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Company or any of its Subsidiaries (or upon such earlier date as the Company shall have determined not to restore, repair or replace the Property affected by such Casualty Event),
(i) to the extent such proceeds (A) relate to Inventory or
(B) are proceeds of business interruption insurance maintained by the Company, such proceeds shall be applied first to the prepayment of the Loans and second as cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10, and
(ii) in all other circumstances, such proceeds shall (x) if an Event of Default shall have occurred and be continuing at the time such proceeds are required to be paid to or applied by the Administrative Agent, be applied to the prepayment of the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10), and the Commitments shall be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount, if any, equal to 100% of




the Net Available Proceeds of such Casualty Event not previously applied to the restoration, repair or replacement of such Property, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (d) of this Section 2.10 and (y) if no Event of Default shall have occurred and be continuing at the time such proceeds are required to be paid to or applied by the Administrative Agent, such proceeds shall be applied as provided in the first sentence of
Section 2.11. Nothing in this clause (b) shall be deemed to limit any obligation of the Company or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account (including the Collateral Account) maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

          (c) Sale of Assets. Without limiting the obligation of the Company to obtain the consent of the Majority Lenders pursuant to Section 8.05 to any Disposition not otherwise permitted under the Basic Documents, no later than five Business Days prior to the occurrence of any such Disposition which (when taken together with all other Dispositions during the then current fiscal year of the Company) would result in the receipt by the Company of Net Available Proceeds of at least $50,000, the Company will deliver to the Lenders a statement, certified by the chief financial or accounting officer of the Company, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of such Disposition and, to the extent such Net Available Proceeds (when taken together with the Net Available Proceeds of all other Dispositions made after the Restatement Effective Date) shall exceed $5,000,000, the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (e) below), and the Commitments shall, unless the Majority Lenders shall otherwise consent, be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount equal to the excess of (i) 100% of the Net Available Proceeds of such Disposition (together with 100% of the Net Available Proceeds of all other Dispositions made after the Restatement Effective Date) over (ii) $5,000,000, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (d) of this Section 2.10; provided that, if the Company shall have notified the Administrative Agent in writing prior to the date of such Disposition that the Company intends to replace the assets subject to such Disposition with similar assets for use in the Company's operations within twelve (12) months after the date of such Disposition, the required prepayment shall be applied first to the Loans outstanding, and second as cover for Letter of Credit Liabilities as specified in clause (e) of this
Section 2.10; provided further, however, that if the assets subject to such Disposition are not so replaced within such twelve-month period, the required prepayment shall thereupon be applied and the Commitments shall, unless the Majority Lenders shall otherwise consent, be reduced as set forth in clause (d) of




this Section 2.10 (and the Company agrees to make any necessary prepayments in connection with such application and reduction).

          (d) Application. Prepayments and reductions of Commitments described in this Section 2.10 (other than in clause
(a) above and other than as set forth in clauses (b) and (c) above) shall be effected as follows:

               (i)  first, the amount of the prepayment
(including cover for Letter of Credit Liabilities) specified in such clauses shall be applied to the Revolving Credit Loans and Letter of Credit Liabilities then outstanding in such order as the Company may direct in writing to the Administrative Agent and, in the absence of such direction, first to the Revolving Credit Loans outstanding and second to provide cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10;

              (ii) second, any excess over the amount referred to in the foregoing clause (i) shall be applied to the prepayment of the Term Loans pro rata in accordance with the respective amounts of the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan outstanding; and

               (iii) third, the Commitments shall be
automatically reduced by an amount equal to the amount of the prepayment (including cover for Letter of Credit Liabilities) required to be applied to the Revolving Credit Loans and Letter of Credit Liabilities as set forth in clause (i) above (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Commitments, the Company shall, first, prepay Revolving Credit Loans and, second, provide cover for Letter of Credit Liabilities as specified in clause (e) of this Section 2.10, in an aggregate amount equal to such excess).

          (e) Cover for Letter of Credit Liabilities. In the event that the Company shall be required pursuant to this
Section 2.10 to provide cover for Letter of Credit Liabilities, the Company shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in the Collateral Account (as collateral security in the first instance for the Letter of Credit Liabilities as set forth in the Security Agreement) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

          2.11 Casualty Proceeds. (a) So long as no Event of Default shall have occurred and be continuing, the Company may elect (by delivering written notice to the Administrative Agent) to use the proceeds received by (or required to be delivered to) the Administrative Agent in respect of a Casualty Event (other




than proceeds of business interruption insurance which shall be applied as set forth in Section 2.10(b)) affecting any Property of the Company (other than in respect of Inventory) to replace, repair or restore such Property to substantially the equivalent condition prior to such Casualty Event. If the Company does not elect to use or is not entitled to use such proceeds as set forth above, then such proceeds shall be applied as provided in Section 2.10(b).

          (b) If the Company properly elects to use proceeds of a Casualty Event for the repair, replacement or restoration of Property as provided in subsection (a) above and so long as no Event of Default shall then exist and be continuing, (i) such proceeds shall be applied to the reduction of the Loans, (ii) the Administrative Agent shall set up a reserve against availability under the Commitments equal to such proceeds and (iii) subject to all of the terms and conditions set forth in this Agreement, including those set forth in this Section 2.11, the Company may request Revolving Credit Loans for the purpose of such repair, replacement or restoration. The reserve against availability shall be reduced dollar-for-dollar as Revolving Credit Loans are made therefor and, as a condition to the making of such Revolving Credit Loans, the Administrative Agent may require the delivery to it of executed purchase orders, delivery receipts or other evidence of such repair, replacement or restoration. Prior to the commencement of any such repair, replacement or restoration, the Company shall provide the Administrative Agent with a plan and total budget therefor which, in the case of real property repair or restoration, shall (unless otherwise agreed by the Administrative Agent) be certified by an experienced independent third party acceptable to the Administrative Agent (the cost of which shall be paid by the Company). If there are insufficient proceeds in respect of such Casualty Event to cover the cost of such repair, replacement or restoration, the Company shall be responsible for the amount of any such insufficiency (which can be, subject to the terms and conditions hereof, from proceeds from the Revolving Credit Loans).

          Section 3.  Payments of Principal and Interest.

          3.01 Repayment of Loans. The Company hereby promises to pay to the Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender's Loans, and each Loan shall mature, on the Termination Date.

          3.02 Interest. The Company hereby promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:







          (a)  during such periods as such Loan is a Prime Rate
Loan, the Prime Rate (as in effect from time to time) plus the Applicable Margin; and

          (b)  during such periods as such Loan is a Eurodollar
Loan, for each Interest Period, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for the account of the Lenders interest at the applicable Post-Default Rate on (a) any Obligations (including the principal of any Loan) held by the Lenders which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date of any such Obligation to but excluding the date such Obligations are paid in full and (b) all of the Obligations outstanding upon the occurrence and during the continuance of an Event of Default. Accrued interest on each Loan shall be payable (i) monthly on the Monthly Dates, (ii) in the case of a Eurodollar Loan, on the last day of the Interest Period for such Loan and (iii) upon the payment or prepayment of such Loan or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand and otherwise on the Monthly Dates. Promptly after the determination of any interest rate provided for in this Agreement or any change in any such interest rate, the Administrative Agent shall give notice of the same to the Lenders to which such interest is payable and to the Company. Accrued interest shall be allocated to the Lenders as set forth in Section 4.02.

          Section 4.  Payments; Pro Rata Treatment; Computations;
Etc.

          4.01  Payments.

          (a) Except to the extent otherwise provided in this Agreement, all payments of any Obligations, except to the extent otherwise provided in any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at account number 144054227 maintained by the Administrative Agent with Chemical Bank at the Principal Office (or such other account as the Administrative Agent shall have designated in writing to the Company), not later than 10:00 a.m. Los Angeles time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b)  Except to the extent otherwise provided in clause
(f) below, all moneys that the Administrative Agent receives from or on behalf of the Company (including moneys received by the Administrative Agent pursuant to the Blocked Account Agreement)




shall be deemed to be payments by the Company under this Agreement. The Company shall, at the time of making each payment under this Agreement of any Obligation for the account of any Lender, specify to the Administrative Agent (which shall so notify each intended recipient) to which Obligation such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent shall (subject to Section 2.02(d)) distribute such payment to the Lenders for application:
(a) first, to the Revolving Credit Loans outstanding; second, to the Term Loans outstanding as provided in Section 2.10(d)(ii); and third, as cover for Letter of Credit Liabilities; and (b) otherwise in such manner as it or the Majority Lenders, subject in each case to Section 4.02, may determine to be appropriate).

          (c) Each payment received by the Administrative Agent under this Agreement of any Obligation for the account of any Lender shall (subject to Section 2.02(d)) be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for the account of such Lender's Applicable Lending Office for the Loan or other Obligation in respect of which such payment is made.

          (d) If the due date of any payment of any Obligation would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          (e) The Company hereby authorizes the Administrative Agent to charge the Company's loan account referred to in
Section 2.08(f) with the amount of all Obligations due hereunder as such payment becomes due. In furtherance of the foregoing, the Administrative Agent may (and at the request of the Majority Lenders shall) cause Revolving Credit Loans to be made at any time (subject only to availability of the Commitments) to pay any such Obligations when due; provided that, except as set forth above in this sentence, the Administrative Agent shall have no obligation to cause any such Loans to be made.

          (f)   Moneys in the Blocked Account shall be
transferred to the Administrative Agent to the account specified in paragraph 3 of the Blocked Account Agreement (the "Collection Account") in accordance with the terms of such Blocked Account Agreement. On each Business Day on which no Event of Default of which the Administrative Agent has actual knowledge shall have occurred and be continuing, moneys on deposit in the Collection Account shall be withdrawn by the Administrative Agent and (i) deposited to the Special Collateral Account referred to below in an amount which, when taken together with all other amounts on deposit therein after giving effect to any requested disbursements from such account on such day, does not exceed the lesser of $5,000,000 and the amount specified by the Company for the Special Collateral Account as of the end of such day, and




(ii) to the extent that the amount available for deposit from the Collection Account to the Special Collateral Account on any day would cause the balance therein (after giving effect to any requested disbursements from such account on such day) to exceed such lesser amount, such excess shall be withdrawn by the Administrative Agent and deposited into the account referred to in clause (a) of this Section 4.01 and then applied to the Obligations as set forth in clause (b) of this Section 4.01. If an Event of Default of which the Administrative Agent has actual knowledge shall have occurred and be continuing on any day, no moneys shall be deposited to the Special Collateral Account on such day and any and all moneys received from the Blocked Account on such day, together with any and all moneys then on deposit in the Special Collateral Account, shall be withdrawn by the Administrative Agent and deposited into the account referred to in clause (a) of this Section 4.01 and then applied to the Obligations as set forth in clause (b) of this Section 4.01. The Administrative Agent shall establish an account (the "Special Collateral Account") by and in the name of the Administrative Agent with Chemical Bank at the Principal Office (or such other account as the Administrative Agent shall designate from time to time) for the sole purpose of holding certain cash proceeds of Collateral and earnings thereon in which a security interest has been created under the Security Documents, which Special Collateral Account shall be under the sole and absolute dominion and control of the Administrative Agent for the benefit of the Lenders and the Administrative Agent and shall be subject to no Liens other than the Lien of the Security Documents. Amounts on deposit in the Special Collateral Account on any day that are not subject to withdrawal and deposit into the account referred to in clause (a) of this Section 4.01 for application to the Obligations as set forth above shall be made available by the Administrative Agent to the Company upon its request therefor for the same purposes that, and on the same terms and subject to the same conditions on which, Revolving Credit Loans may be borrowed by the Company under this Agreement (including the giving and timing of notices requesting disbursements and satisfaction of the conditions precedent specified in Section 6.02), it being understood and agreed by the Company that amounts on deposit in the Special Collateral Account shall be disbursed only to the extent that the Company would, at the time of any such disbursement, be permitted to make a borrowing of Revolving Credit Loans in the amount of such disbursement. The Special Collateral Account shall be an interest bearing deposit account and amounts on deposit therein shall bear interest at market rates set from time to time by Chemical Bank (or such other financial institution at which the Special Collateral Account shall be held) for like accounts; except as set forth in this sentence, amounts on deposit in the Special Collateral Account shall not be invested.

          4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making, Conversion and Continuation of Loans of a particular Class and Type (other




than Conversions provided for by Section 5.04) shall be made pro rata among the Lenders according to each Lender's respective Commitment Percentage (subject to the right of the Administrative Agent to require the Lenders to fund their interest in Revolving Credit Loans at a date later than the borrowing date of such Revolving Credit Loans as provided in Section 2.02(d)) and the then current Interest Period for each Loan of such Class and Type shall be coterminous; and (b) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day (or, if such day is not a Business Day, the next succeeding Business Day) shall be entitled to priority over payments in respect of Obligations not then due and shall be allocated among the Lenders entitled to such payments (after appropriate adjustment by the Administrative Agent for Revolving Credit Loans funded by or repaid to the Lenders on a date later than the date such Revolving Credit Loans were made available to or repaid by the Company) pro rata in accordance with the respective amounts due and payable to such Lenders on such day (or Business Day) and shall be distributed accordingly. For the purpose of allocating interest and fees among the Lenders under this Agreement, such interest and fees shall be deemed to accrue to each Lender on each day based upon Loans that have actually been funded by such Lender and are outstanding on such day. Nothing in this Section
4.02 shall be deemed to prevent, except in the case of shortfall, the differential indemnity and other amounts owing to or for the account of a particular Lender or Lenders pursuant to any provisions of any Basic Document which, by their terms, require differential payments.

          4.03 Computations. Interest payable in respect of the Loans and all fees provided for in this Agreement shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

          4.04 Minimum Amounts. Subject to the other terms and conditions of this Agreement (including the next sentence), borrowings, Conversions and prepayments are not required to be made in any minimum Dollar amounts. Notwithstanding any other provision of this Agreement, the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be in an amount at least equal to $1,000,000 or any larger multiple of $100,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Prime Rate Loans during such period.

          4.05 Certain Notices. Notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 9:30 a.m. Los Angeles time on the same Business Day or the number of Business




Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                              Number of
                                              Business
            Notice                           Days Prior

     Termination or reduction
     of Commitments                               3

     Borrowing or prepayment of,
     or Conversions into,
     Prime Rate Loans                         same day

     Borrowing or prepayment of,
     Conversions into, Continuations
     as, or duration of Interest
     Period for, Eurodollar Loans                 4

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Class of Loans and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Class of Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of any such notices received by it except that, at the Administrative Agent's option, notices of the borrowings and optional prepayments of Loans may be summarized periodically (but no less frequently than weekly). In the event that the Company fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Prime Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Prime Rate
Loan) will remain as, or (if not then outstanding) will be made as, a Prime Rate Loan.

          4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender, or a participation in a Letter of Credit drawing to be acquired by such Lender, under this Agreement or (in the case of the Company) a payment to the Administrative Agent for the account of one or more of the Lenders (the "Required Payment"),




which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount of such payment available to the intended recipient on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient or recipients of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) if the recipient is the Company, the rate applicable to Loans on such day and (y) if the recipient is a Lender, the Federal Funds Rate for such day and, if such recipient or recipients shall fail within two Business Days to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest on such amount for each day during the period commencing on the Advance Date until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) if the Payor is the Company, the Post-Default Rate and (ii) if the Payor is a Lender, the Federal Funds Rate for such day plus 2%.

          4.07  Sharing of Payments, Etc.

          (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option but only with the prior consent of the Administrative Agent, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any Obligations of the Company to such Lender that are not paid when due (regardless of whether such balances are then due to the Company). Any Lender so entitled shall promptly notify the Company and the Administrative Agent of any offset effected by it, provided that such Lender's failure to give such notice shall not affect the validity of such offset.

          (b) If any Lender shall obtain from the Company payment of any Obligation through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater amount of the Obligations than the amount allocable to such Lender under Section 4.02, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests
in) such Obligations owing to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the




benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations owing to each of the Lenders, provided that if at the time of such payment the outstanding principal amount of the Loans of any Class shall not be held by the Lenders pro rata in accordance with the Lender's respective Commitment Percentage in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan under this Agreement in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata according to such Commitment Percentage. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained in this Section 4.07 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this
Section 4.07 to share in the benefits of any recovery on such secured claim.

          Section 5.  Yield Protection, Etc.

          5.01  Additional Costs.

          (a) The Company shall pay directly to each Lender from time to time on demand such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any such Lender in respect of any such Loans or such obligation (collectively, "Additional Costs"), resulting from any Regulatory Change that:

               (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (other than changes in the rate of taxation imposed on or measured by the overall net income of such




Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of "Eurodollar Rate" in section 1.01), or any commitment of such Lender (including the Commitments of such Lender); or

               (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender requests compensation from the Company under this
Section 5.01(a), the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or to Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

          (b) Without limiting the effect of the foregoing provisions of this Section 5.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs (or would incur) Additional Costs as a result of its exceeding a specified level of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or of a category of extensions of credit or other assets of such Lender that includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Loans of any other Type into, Loans of such Type shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

          (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on demand such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any Governmental Rule (i) following



any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply would be unlawful) issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such Governmental Rule.

          (d) Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 180 days, after such Lender obtains actual knowledge of such event; provided that if any Lender fails to give such notice within 180 days after it obtains actual knowledge of such event, such Lender shall, with respect to compensation payable pursuant to this
Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 180 days prior to the date that such Lender does give such notice. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this
Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this
Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

          5.02 Limitation on Types of Loans. Notwithstanding any other provision of this Agreement, if, on or prior to the determination of any Eurodollar Rate for any Interest Period:

          (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided in this Agreement; or

          (b) if the Majority Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.01 upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to cover adequately the cost to such Lenders (or to such quoting Lender) of making or maintaining such Type of Loans for such Interest Period;

then the Administrative Agent shall give the Company and each Lender prompt notice of such determination and, so long as such condition remains in effect, the Lenders (or such quoting Lender) shall be under no obligation to make additional Loans of such Type, to Continue Loans of such Type or to Convert Loans of any other Type into Loans of such Type, and the Company shall, on the last day or days of the then current Interest Period or Periods for the outstanding Loans of such Type, either prepay such Loans or Convert such Loans into Prime Rate Loans in accordance with
Section 2.09.

          5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful or, by reason of a Regulatory Change, impossible for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans, then such Lender shall promptly notify the Company of such event (with a copy to the Administrative Agent) and such Lender's obligation to make or to Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 shall be applicable).

          5.04 Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended pursuant to Section 5.01 or 5.03 (such Loans being called "Affected Loans" and such Type being called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Prime Rate Loans on the last day or days of the then current Interest Period or Periods for Affected Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03, on such earlier date as such Lender may specify to the Company with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Prime Rate Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be




made or Continued instead as Prime Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Prime Rate Loans.

If such Lender gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section
5.01 or 5.03 that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Prime Rate Loans shall be automatically Converted, on the first day or days of the next succeeding Interest Period or Periods for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect to such Conversions, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Classes, Types and Interest Periods) in accordance with their respective Commitment Percentage.

          5.05 Compensation. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

          (a) any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including the acceleration of the Loans pursuant to Section 9) on a date other than the last day of the Interest Period for such Loan; or

          (b)  any failure by the Company for any reason
(including the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a Eurodollar
Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for in this Agreement over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender (or, in the case of CITBC, Chemical Bank) would have bid in the London




interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

          5.06  Certain Protections in Respect of Letters of
Credit.

          (a) Without limiting the obligations of the Company under Section 5.01 (but without duplication), if, as a result of any Regulatory Change or any risk-based capital guideline or other Governmental Rule implementing at the national level the Basle Accord, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued under this Agreement and the result shall be to increase the cost to the Administrative Agent or any Lender or Lenders of issuing (or purchasing participations in) or maintaining its or their obligation to issue (or purchase participations in or, in the case of the Administrative Agent, becoming a guarantor of) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of Administrative Agent's or such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Administrative Agent or such Lender or Lenders (through the Administrative Agent), the Company shall pay immediately to the Administrative Agent for the account of the Administrative Agent or such Lender or Lenders, from time to time as specified by the Administrative Agent or such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Administrative Agent or any such Lender or Lenders, submitted by such Lender or Lenders to the Company, shall be conclusive in the absence of manifest error as to such amount.

          (b) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful or, by reason of any Regulatory Change, impossible for the Administrative Agent to guarantee or any Lender to issue (or to participate in) any Letter of Credit, then the Administrative Agent or such Lender shall promptly notify the Company of such event (with a copy to the Administrative Agent) and the Administrative Agent's obligation to assist in the issuance by way of guarantee or the Lenders' obligation to issue (or participate in) any Letter of Credit shall be suspended until such time as each Lender may again issue (or participate in) Letters of Credit.





          5.07  Taxes.

          (a) The Company agrees to pay to each Lender such additional amounts as are necessary in order that the net payment of any Obligation due to such Lender after deduction for or withholding in respect of any Tax imposed with respect to such payment (or for payment of such Tax by such Lender), will not be less than the amount of the Obligation then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

               (i) to any payment to a Lender that is not a U.S. Person unless such Lender is, on the Restatement Effective Date (or on the date it becomes a Lender as provided in Section 11.06(b)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it under this Agreement and the Notes in respect of the Loans) or Form 4224 (relating to all interest to be received by such Lender under this Agreement in respect of the Loans) (and in that regard each such non-U.S. Person shall on such date deliver to the Administrative Agent and the Company duplicate such Forms 1001 or 4224, as appropriate), or

              (ii) to any Tax imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-
U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such Tax.

For the purposes of this Section 5.07(a), (w) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim of the kind to which such Form relates), (y) "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (z) "Taxes" shall mean any present or future tax (including any recurring or nonrecurring intangible personal property taxes that may be payable to the State of Florida), assessment or other charge or levy imposed by or on behalf of any Governmental Person (other




than taxes imposed on or measured by the overall net income of any Lender or of its Applicable Lending Office by the jurisdiction in which such Lender has its principal office or any Applicable Lending Office).

          (b) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).


          Section 6.  Conditions Precedent.

          6.01 Effectiveness of Agreement. The effectiveness of this Agreement and the obligation of each Lender to make the initial extension of credit under this Agreement on or after the Restatement Effective Date (whether by making a Loan or issuing a Letter of Credit) is subject to (i) the condition precedent that such extension of credit shall be made on or before December 19, 1995 and (ii) the receipt by the Administrative Agent (in sufficient copies for each Lender) of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

          (a) Corporate Documents. The following documents, each certified as indicated below:

               (i) a copy of the Company's charter, as amended and in effect, certified as of a recent date by the Secretary of State of its jurisdiction of incorporation, and such evidence from such Governmental Persons as to the good standing of and information regarding such charter filed by the Company as the Administrative Agent may reasonably request;

              (ii)  a certificate of the Secretary or an
Assistant Secretary of the Company, dated the Restatement Effective Date and certifying (A) that attached to such certificate is a true and complete copy of the by-laws of the Company as amended and in effect at all times from the date on which the resolutions referred to in clause (B) were adopted to and including the date of such certificate, (B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of such of the Basic Documents to which the Company is or is intended to be a party and the extensions of credit under this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Company has not been amended since the date of the certification furnished



pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Company executing such of the Basic Documents to which the Company is or is intended to be a party and each other document to be delivered by the Company from time to time in connection with any Basic Document (and the Administrative Agent and each Lender may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Company); and

             (iii)  a certificate of another officer of the
Company as to the incumbency and specimen signature of the Secretary or Assistant Secretary, as the case may be, of the Company.

          (b) Officer's Certificate. A certificate of a senior officer of the Company, dated the Restatement Effective Date, to the effect set forth in the first sentence of Section 6.02.

          (c)  Borrowing Base Certificate.  A Borrowing Base
Certificate as of a date not more than 5 days prior to the Restatement Effective Date.

          (d) Opinion of Counsel to the Company. An opinion, dated the Restatement Effective Date, of Barnett, Bolt, Kirkwood & Long, special Florida counsel to the Company, in substantially the form of Exhibit D, and covering such other matters as the Administrative Agent or any Lender may reasonably request (and the Company hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

          (e)  Opinion of Special Counsel to the Administrative
Agent.  An opinion, dated the Restatement Effective Date, of
Orrick, Herrington & Sutcliffe, special counsel to the Administrative Agent, in substantially the form of Exhibit E.

          (f)  Notes.  The Notes, duly completed and executed.

          (g) Security Agreements. The Security Agreement, the Blocked Account Agreement and the Patent and Trademark Assignments duly executed and delivered by the Company and the Administrative Agent and, in the case of the Blocked Account Agreement, Barnett Bank of Tampa. In addition, the Company shall have (i) taken such other action as any such Security Document shall specify or as the Administrative Agent shall have requested in order to create, perfect, establish, confirm or maintain the priority (subject only to Liens permitted by Section 8.06) of the Liens granted by the Security Agreement (and the Company shall have delivered to the Administrative Agent Uniform Commercial Code searches certified by the appropriate filing officer evidencing the first priority Liens of the Administrative Agent in the Property in which the Administrative Agent has been granted a security interest under the Security Agreement),
(ii) filed the Patent and Trademark Assignments with any appropriate Governmental Person and paid all fees in connection



therewith and (iii) delivered to the Administrative Agent
(A) estoppel certificates from each landlord and mortgagee of any premises on which the Company conducts its business and that is held under ground lease by the Company and (B) acknowledgements from each public warehouse in which Inventory is stored consenting to the security interest of the Administrative Agent for the benefit of itself and the Lenders in such Inventory and any related original negotiable warehouseman's receipts duly endorsed by the Company to the order of the Administrative Agent.

          (h)  Mortgage Modifications and Title Insurance.  The
Mortgage Modification, duly executed and delivered and, where appropriate, acknowledged by the Company, together with:

               (A) evidence that the Mortgage Modification has been duly recorded in the appropriate recorder's office in, respectively, each county in Florida in which the Company leases real property as to those leased properties of the Company covered by the Mortgage delivered by the Company on the Effective Date (and the Administrative Agent and the Lenders agree to the release on the Restatement Effective Date of those properties covered by the Mortgage that are owned in fee simple absolute by the Company (excluding fixtures covered by the Security Agreement));

               (B)  endorsements to the policies of title
insurance issued on the Effective Date pursuant to the Existing
Credit Agreement, which endorsements shall be in form and substance satisfactory to each Lender;

               (C) estoppel letters from holders of Liens on the Properties owned by the Company that are permitted pursuant to
Section 8.06(b) (it being acknowledged that the estoppel letters delivered by the Company pursuant to the Existing Credit
Agreement shall be deemed to satisfy this condition).

In addition, the Company shall have paid to the title companies issuing the endorsements referred to above all expenses and premiums of such title companies in connection with the issuance of such endorsements and in addition shall have paid to such title companies an amount equal to the recording and stamp taxes payable in connection with recording the Mortgage Modification in the appropriate county land offices.

          (i) Financial Statements. Copies of the financial statements of the Company referred to in Section 7.02.

          (j) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Company pursuant to Section 8.04 and the designation of the Administrative Agent as the loss payee under such policies to the extent required by Section 8.04 in respect of all insurance covering tangible Property, such certificates to be in such form as the Administrative Agent shall require. In addition, the




Company shall have delivered a certificate of the chief financial or accounting officer of the Company (i) setting forth the insurance obtained by it in accordance with the requirements of
Section 8.04 and (ii) stating that such insurance is in full force and effect and that all premiums then due and payable with respect to such insurance have been paid.

          (k) Financial Officer's Certificate. A certificate of the chief financial or accounting officer of the Company, dated the Restatement Effective Date, to the effect that after giving effect to all extensions of credit under this Agreement on the Restatement Effective Date, the aggregate unused amount of the Commitments (as well as availability under the Borrowing Base) is equal to or greater than an amount equal to the sum of (i) $10,000,000 plus (ii) the aggregate amount of all trade payables and Indebtedness of the Company that is not then current (determined taking into account any relevant course of conduct between the Company and its trade creditors to the extent invoice terms differ from such course of conduct, but only to the extent any such trade creditors have not taken any action, or notified the Company that they intend to take any action, to enforce such invoice terms).

          (l) Financial Projections. A cash forecast for the 12-month period commencing on July 31, 1995, which forecast shall be satisfactory to the Lenders, certified as a true and correct copy as of the Restatement Effective Date by the chief financial or accounting officer of the Company.

          (m) Credit Card Receipts. Confirmation that the Company shall have taken all action required to be taken by it as of the Restatement Effective Date in respect of credit card receipts as provided in Section 8.19(f) and copies of all agreements with credit card companies and merchant banks in respect thereof.

          (n)  Payments under Existing Credit Agreement.
Evidence that all interest and fees accrued under the Existing
Credit Agreement through and including the Restatement Effective
Date shall have been paid by the Company.

          (o) Assignments under Existing Credit Agreement. Evidence of the assignment to and purchase by CITBC of 100% of the Commitments, Loans and Letter of Credit Liabilities under the Existing Credit Agreement pursuant to an assignment and acceptance agreement in form and substance satisfactory to CITBC. In addition, the Company shall have consented to the assignment by CITBC on the Restatement Effective Date of at least 55% of the Commitments, Loans and Letter of Credit Liabilities of CITBC to other lenders.

          (p) Other Documents. Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.




The effectiveness of this Agreement is also subject to the payment or delivery by the Company of such fees and other consideration as the Company shall have agreed to pay or deliver to any Lender or an affiliate of such Lender or the Administrative Agent as of the Restatement Effective Date in connection with this Agreement.

          6.02 Initial and Subsequent Extensions of Credit. The obligation of any Lender to make any Loan (including such Lender's initial Loan) or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit under this Agreement is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect to, and to the intended use of, such Loan or other extension: (a) no Default shall have occurred and be continuing; (b) the representations and warranties made by the Company in Section 7, and by the Company in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(c) the aggregate principal amount of the Revolving Credit Loans borrowed on such occasion together with the aggregate face amount of all Letters of Credit issued on such occasion shall not (subject to the right of the Administrative Agent to make Discretionary Extensions pursuant to Section 2.02(c)) exceed the availability under the Borrowing Base as reflected in the most recent Borrowing Base Certificate delivered pursuant to
Section 8.01(f). Each notice of borrowing or request for the issuance of a Letter of Credit by the Company shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).


          Section 7.  Representations and Warranties.  The
Company represents and warrants to the Lenders that:

          7.01  Corporate Existence.  Each of the Company and its
Subsidiaries: (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material Governmental Approvals necessary, to own its assets and to carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.





          7.02 Financial Condition. The Company has previously furnished to each of the Lenders balance sheets of the Company as at July 30, 1995 and the related statements of income, retained earnings and cash flow of the Company for the fiscal year ended on that date, with the opinion (in the case of those balance sheets and statements) of Coopers & Lybrand, L.L.P. All such financial statements fairly present the financial condition of the Company as at July 30, 1995, all in accordance with GAAP and practices applied on a consistent basis. The Company does not have on the Restatement Effective Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the most recent balance sheet referred to above (or in the notes thereto). Since July 30, 1995, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of the Company from that set forth in the financial statements as at July 30, 1995 for the fiscal year ended on that date.

          7.03 Litigation. Except as disclosed to the Lenders in Schedule IV there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Person now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

          7.04 No Breach. None of the execution and delivery of the Basic Documents, the consummation of the transactions contemplated in the Basic Documents or compliance with the terms and provisions of the Basic Documents will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable Governmental Rule or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or its Property is bound or to which it is subject, or constitute a default under, or result in the acceleration or mandatory prepayment of, any indebtedness evidenced by or termination of any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          7.05 Action. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by the Company of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including any required shareholder approvals); and each of this Agreement, the Notes and each other Basic Document has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, (a) except as limited by




bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) except as such enforceability may be limited by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.06 Approvals. No Governmental Approvals are necessary for the execution, delivery or performance by the Company of the Basic Documents to which it is a party or for the legality, validity or enforceability of any Basic Document, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

          7.07 Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit under this Agreement will be used to buy or carry any Margin Stock.

          7.08 ERISA. Each Plan, and, to the knowledge of the Company, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and any other Governmental Rule except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Company would be under an obligation to furnish a report to the Lenders under
Section 8.01(e).

          7.09 Taxes. Each of the Company and its Subsidiaries has filed all Federal income tax returns and all other material tax returns that are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries and all other related penalties and charges, except for any such tax (excluding any Federal tax the nonpayment of which could result in the imposition of a Lien on any Property of the Company or any of its Subsidiaries) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP. As of the Restatement Effective Date, no such taxes are being contested by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company and such Subsidiaries, adequate. The Company and its Subsidiaries have not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

          7.10 Certain Regulations. Neither the Company nor any of its Subsidiaries is (a) an "investment company," or a company




"controlled" by an "investment company," within the meaning of the Investment Company Act of 1940; (b) a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to any other Governmental Rule restricting its ability to incur debt or to grant Liens.

          7.11  Material Agreements and Liens.

          (a) Part A of Schedule I is a complete and correct list, as of the Restatement Effective Date, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company (other than Indebtedness under this Agreement) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule I.

          (b) Part B of Schedule I is a complete and correct list, as of the Restatement Effective Date, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000 and covering any Property of the Company, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of Schedule I. Except for (i) Liens granted by the Security Agreement, (ii) in the case of Inventory, Liens arising by operation of law and (iii) in the case of Property of the Company other than Inventory and Receivables, Liens permitted pursuant to Section 8.06, there are no Liens on Inventory, Receivables or other Property of the Company. Except for Liens permitted pursuant to Section 8.06, the Liens of the Security Documents constitute first priority Liens on all of the Properties of the Company purported to be covered by the Security Documents.

          7.12 Environmental Matters. Each of the Company and its Subsidiaries has obtained all Governmental Approvals required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such Governmental Approvals would not have a Material Adverse Effect. Each of such Governmental Approvals is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of such Governmental Approvals, and is also in compliance with all other provisions of any applicable Environmental Law or any Governmental Rule issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply with such provisions would not have a Material Adverse Effect.





          In addition, except as set forth in Schedule II:

          (a) No notice, notification, demand, request for information, citation, summons or order has been issued and is pending, no complaint has been filed and is pending, no material penalty has been assessed and no investigation or review is pending or threatened by any Governmental Person with respect to any alleged failure by the Company or any of its Subsidiaries to have any Governmental Approval required under any Environmental Law in connection with the conduct of the business of the Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation or Release of any Hazardous Materials generated by the Company or any of its Subsidiaries.

          (b) Neither the Company nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976 or under any comparable state or local statute; and

               (i) no polychlorinated biphenyls (PCB's) are or have been present at any site, facility or vessel now or previously owned, operated or leased by the Company or any of its Subsidiaries that could reasonably be expected to have a Material
Adverse Effect;

              (ii) no friable asbestos or materials containing friable asbestos are or have been present at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

             (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

              (iv) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries in a quantity established as reportable by statute, ordinance, rule, regulation or order; and

               (v)  no Hazardous Materials have been otherwise
Released at, on or under any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries that could reasonably be expected to have a Material
Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National
Priorities List ("NPL") under the Comprehensive Environmental




Response, Compensation and Liability Act of 1980 ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R.
Section 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Company or any of its Subsidiaries.

          (d) No Hazardous Material generated by the Company or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by the Company or any of its Subsidiaries at any location other than those listed in Schedule II.

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, and no action has been taken or is in process by any Governmental Person that could subject any such site or facility to such Liens and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it or in any instrument of transfer affecting such site or facility.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been made available to the Lenders.

          7.13 Capitalization. The authorized capital stock of the Company consists, on the Restatement Effective Date, of an aggregate of 6,500,000 shares consisting of (i) 5,500,000 shares of common stock, par value $0.01 per share, of which 4,649,943 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share which may be issued in such series and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and other provisions as may be fixed from time to time by the Board of Directors of the Company (but only to the extent permitted by this Agreement and the other Basic Documents), of which no shares will be issued and outstanding as of the Restatement Effective Date. Except for (a) the preferred stock purchase rights granted under the Rights Agreement dated




April 13, 1995, as amended, between the Company and Shawmut Bank Connecticut, N.A., and (b) options to purchase common stock of the Company granted to (i) certain key employees under the 1995 Key Employee Stock Option Plan, (ii) certain directors under the 1995 Non-Employee Director Option Plan and (iii) Green Equity Investors, L.P., as of the Restatement Effective Date there are no outstanding Equity Rights with respect to the Company or any of its Subsidiaries and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company nor are there any outstanding obligations of the Company to make payments to any Person, such as "phantom stock" payments, where the amount of the payment is calculated with reference to the fair market value or equity value of the Company or any of its Subsidiaries.

          7.14 Subsidiaries, Etc. The Company has no direct or indirect Subsidiaries other than (a) the Trusts, (b) the Employee Subsidiary and (c) other Subsidiaries that have been approved in writing by the Majority Lenders prior to the formation of such Subsidiaries.

          7.15 Title to Assets. The Company owns and has good and marketable title (subject only to Liens permitted by Section 8.06) to the Properties shown to be owned by it in the most recent financial statements referred to in Section 7.02 (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 8.05). The Company owns and has good and marketable title to, and enjoys peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 8.06) that are necessary for the operation and conduct of its businesses.

          7.16 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of the Basic Documents or included in or delivered pursuant to any Basic Document, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in the Basic Documents, in light of the circumstances under which they were made, not misleading. All written information furnished after the Restatement Effective Date by the Company and its Subsidiaries to the Administrative Agent or the Lenders in connection with the Basic Documents and the transactions contemplated by the Basic Documents will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could have a Material Adverse Effect that has not been disclosed in the Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter





or other writing furnished to the Lenders for use in connection with the transactions contemplated by the Basic Documents.


          Section 8. Covenants of the Company. The Company covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all
Obligations:

          8.01 Financial Statements, Etc. The Company shall deliver to the Administrative Agent (with sufficient copies for each of the Lenders) for delivery to the Lenders:

          (a) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, statements of income and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheets of the Company and its Consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state such financial statements fairly present the financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except (i) for the application of fresh start accounting, SOP No. 90-7 and (ii) that the notes to such financial statements shall not be required to be presented in accordance with GAAP), as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year and the related balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied (i) by an unqualified opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied (except for application of fresh start accounting, SOP No. 90-7), and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, and (ii) by a certificate of a senior financial officer of the Company, which certificate shall state that such financial statements fairly present the financial




condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except for application of fresh start accounting, SOP No. 90-7), as at the end of, and for, such fiscal year;

          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company or any of its Subsidiaries shall have filed with the Securities and Exchange Commission or any national securities exchange;

          (d) promptly upon their being mailed or provided to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed or provided;

          (e) as soon as possible, and in any event within ten days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect to such event or condition (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               (i)  any reportable event, as defined in
Section 4043(b) of ERISA and the regulations issued under that Section, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or
Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

              (ii) the distribution under Section 4041(a) of ERISA of a notice of intent to terminate any Plan or any action taken by the Company or an ERISA Affiliate to terminate any Plan;

             (iii)  the institution by PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;






              (iv) the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

               (v)  the institution of a proceeding by a
fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

              (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of those Sections;

          (f) as soon as available and in any event by Tuesday of each week, (i) a Borrowing Base Certificate for the weekly accounting period ending on Saturday of the second preceding week (10 days before), (ii) a statement of earnings of the Company for the week ended Saturday of the second preceding week (10 days before), which statement shall include a summary of accounts payable of the Company, and (iii) a sales report of the Company for the week ended Saturday of the immediately preceding week (3 days before), in each case in form and substance satisfactory to the Administrative Agent;

          (g) periodically at the request of the Administrative Agent or the Majority Lenders (but not more often than once during each fiscal quarter of the Company so long as no Default has occurred and is continuing), a report of an independent collateral auditor (which may be, or be affiliated with, the Administrative Agent or one of the Lenders) with respect to the Receivables and Inventory components included in the Borrowing Base as at the end of any weekly or quarterly accounting period selected by the Administrative Agent or the Majority Lenders, which report shall indicate that, based upon a review by such auditors of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Company and its Subsidiaries) and Inventory (including verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate delivered by the Company as at the end of such accounting period is accurate and complete in all material respects and (if so requested by the Administrative Agent or the Majority Lenders), in addition, as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a like report of Coopers & Lybrand, L.L.P., or




other independent public accountants with respect to the Receivables and Inventory components included in the Borrowing
Base as at the end of such fiscal year;

          (h) as soon as available and in any event within 30 days after the end of each month, an aging report, in form and substance satisfactory to the Administrative Agent, as to the Receivables of the Company showing all customer balances during such month; provided that, no such report will be required for any month in which the Company has no Eligible Receivables;

          (i) promptly upon request of any Lender, copies of any documents relating to the verification of Inventory by the independent certified public accountants referred to in clause
(g) above;

          (j) not later than 10 days after the end of each fiscal year of the Company, a copy of the final budget of the Company for the next succeeding fiscal year (broken down by quarter), in form and substance satisfactory to the Majority Lenders;

          (k) promptly after an officer of the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect to such Default;

          (l) promptly after the amendment of the charter of the Company or the amendment of the Senior Notes or the Senior Note
Documents, copies of such amendments; and

          (m) from time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

The Company will furnish to the Administrative Agent (with sufficient copies for each Lender) for delivery to the Lenders, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect to such Default) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.07, 8.08, 8.09, 8.10, 8.11, 8.12 and 8.13 as of the end of the
respective quarterly fiscal period or fiscal year (together with, to the extent such financial statements have been prepared on a




basis different than the financial statements delivered pursuant to Section 7.02 as a result of changes in GAAP, an explanation of such changes in order that such determinations may be verified).

          8.02 Litigation. The Company will promptly give to each Lender notice of all legal, arbitral or investigatory proceedings, and of all proceedings by or before any Governmental Person, and any material development in respect of any such proceedings, affecting the Company or any of its Subsidiaries, except proceedings which, if adversely determined, could not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will give to each Lender notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Company or any of its Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any Governmental Approvals under Environmental Laws other than any Environmental Claim or alleged violation which, if adversely determined, could not have a Material Adverse Effect.

          8.03 Existence, Etc. The Company will, and will cause each of its Subsidiaries to:

          (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises
(provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05);

          (b)  comply with the requirements of all applicable
Governmental Rules, if failure to comply with such requirements could have a Material Adverse Effect;

          (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Properties prior to the date on which penalties attach except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          (e) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

          (f) permit representatives of any Lender or the Administrative Agent, during normal business hours and upon at least one Business Days' prior notice to the Company so long as no Default has occurred and is continuing, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its




officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and, without limitation of the foregoing, the Company will pay the expenses of the Administrative Agent and one representative of each Lender to attend periodic meetings of the Administrative Agent, the Lenders and the Company, provided that, so long as no Default has occurred and is continuing, the Company shall not be required to pay such expenses for more than two such meetings per calendar year.

          8.04 Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations or as otherwise may be requested by the Administrative Agent or the Majority Lenders, provided that in any event, except as provided in the certificates received and approved by the Lenders pursuant to Section 6.01(j), the Company will maintain (with respect to itself and each of its Subsidiaries):

               (1) Casualty Insurance -- insurance against loss or damage covering all of the tangible real and personal Property and improvements of the Company and each of its Subsidiaries by reason of any Peril (as defined below) in such amounts and subject to such deductibles as shall be satisfactory to the Administrative Agent or the Majority Lenders and sufficient to avoid the named insured from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (including vehicles), at least equal to 100% of the actual replacement cost of such assets (including foundation, footings and excavation costs), subject to deductibles and (ii) in the case of Inventory, not less than the replacement cost of such Inventory, subject to deductibles.

               (2) Automobile Liability Insurance for Bodily Injury and Property Damage -- insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Company or any of its Subsidiaries) at any time located at, or used in connection with, its Properties or operations in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

               (3) Comprehensive General Liability Insurance -- insurance against claims for bodily injury, death or Property damage occurring on, in or about the Properties (and adjoining streets, sidewalks and waterways) of the Company and its Subsidiaries, in such amounts as are then customary for Property similar in use in the jurisdictions where such Properties are located.




               (4) Workers' Compensation Insurance -- workers' compensation insurance (including Employers' Liability Insurance) to the extent required by applicable law.

               (5) Product Liability Insurance -- insurance against claims for bodily injury, death or Property damage resulting from the use of products sold by the Company or any of its Subsidiaries in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of the Company and its Subsidiaries.

               (6) Business Interruption Insurance -- insurance against loss of operating income (up to an aggregate amount equal to $49,500,000) by reason of any Peril.

               (7) Other Insurance -- such other insurance, in each case as generally carried by owners of similar Properties in the jurisdictions where such Properties are located, in such amounts and against such risks as are then customary for Property similar in use.

Such insurance shall be written by financially responsible companies selected by the Company and having an A. M. Best rating of "B+" or better (or "A-" or better in the case of any change in the Company's insurers after the Restatement Effective Date) and being in a financial size category of XI or larger, or by other companies acceptable to the Majority Lenders, and (other than workers' compensation) shall name the Administrative Agent as additional insured, or loss payee, as its interests may appear. Each policy referred to in this Section 8.04 shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' notice to the Administrative Agent and shall also provide that the interests of the Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Company or any Person having an interest in any Property covered by the Security Documents nor by occupancy or use of any such Property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such Property. The Company will advise the Administrative Agent promptly of any policy cancellation, reduction or amendment.

          On the Restatement Effective Date, the Company will deliver to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Company under this Section 8.04 (or as otherwise approved by Administrative Agent and the Lenders pursuant to Section 6.01(j)) setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through October 31, 1996, subject only to the payment of premiums as they become due (or December 15, 1996 in the case of insurance required by subsection (1) above). Thereafter, on each September 30 (or November 15 in the case of




insurance required by subsection (1) above) in each year (commencing with 1996), the Company will deliver to the Administrative Agent certificates of insurance evidencing that all insurance required to be maintained by the Company under this
Section 8.04 will be in effect through the October 31 (or December 15 in the case of insurance required by subsection (1) above) of the calendar year following the calendar year of the current September 30, subject only to the payment of premiums as they become due. The dates referred to in the immediately preceding two sentences may be modified with the consent of the Administrative Agent to reflect the purchase and/or renewal by the Company of insurance on an annual basis corresponding with the Company's fiscal year. In addition, the Company will not modify any of the provisions of any policy with respect to casualty insurance without delivering the original copy of the endorsement reflecting such modification to the Administrative Agent accompanied by a written report of Alexander & Alexander, or any other firm of independent insurance brokers of nationally recognized standing, stating that, in their opinion, such policy (as so modified) adequately protects the interests of the Lenders and the Administrative Agent, is in compliance with the provisions of this Section 8.04, and is comparable in all respects with insurance carried by responsible owners and operators of Properties similar to those covered by the Security Documents. The Company will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 8.04 unless such insurance names the Administrative Agent as additional insured or loss payee as provided in this Section 8.04. The Company will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

          Without limiting the obligations of the Company under the foregoing provisions of this Section 8.04, in the event the Company shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 8.04, then the Administrative Agent may, but shall have no obligation to, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as the Administrative Agent (or the Majority Lenders) shall deem appropriate, and the Company shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect of such insurance.

          For purposes of this Section 8.04, the term "Peril" shall mean, collectively, fire, lightning, flood (but, unless otherwise required by the Administrative Agent or the Majority Lenders, only to the maximum amount available under federal programs), windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the jurisdictions where the Properties of the Company and its Subsidiaries are located.




          8.05 Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 8.08 and Capital Expenditures permitted under Section 8.12. The Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business so long as the amount so sold in any single fiscal year by the Company shall not have a fair market value in excess of $250,000; (ii) any inventory sold or disposed of in the ordinary course of business and on ordinary business terms; (iii) the beneficial ownership interest of the Company in one or more of the Trusts, (iv) real estate and improvements to such real estate owned by the Company to the extent (A) the same is sold to a Trust or to another Person that is not an Affiliate of the Company and leased back by the Company pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent and (B) the Administrative Agent shall have received the instruments and assurances contemplated in, and shall otherwise have complied with, Section 8.18, (v) the Company's fee interest in Store Nos. 726 and 734, and (vi) other Property of the Company so long as the amount so sold in any single fiscal year shall not have a fair market value in excess of $3,000,000, to any Person (including any Subsidiary of the Company). Nothing in this
Section 8.05 shall limit the obligations of the Company pursuant to Section 2.10(c) in connection with any Disposition referred to above (except that a Disposition by the Company of its fee interest in Store Nos. 726 and 734 shall not require a prepayment pursuant to Section 2.10(c)).

          8.06 Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          (a)  Liens created pursuant to the Security Documents;

          (b)  Liens in existence on the Restatement Effective
Date and listed in Part B of Schedule I or Liens securing
Indebtedness referred to in Section 8.07(c) (excluding, however, Liens on Inventory and Receivables of the Company other than those arising by operation of law);






          (c) Liens (other than Federal tax Liens and Liens imposed under ERISA) imposed by any Governmental Person for taxes, assessments or charges not yet due or which are being contested in good faith and by proper proceedings if adequate reserves with respect to such Liens are being maintained in accordance with GAAP, but only to the extent such Governmental Person shall not have filed a notice of Lien in the public records;

          (d) carriers', mechanics', warehousemen's, artisans', service, suppliers', depositaries', or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days;

          (e) pledges or deposits in respect of workers' compensation, unemployment insurance and other social security legislation;

          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Company's business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the Company's business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject to such Lien or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (h) Liens upon real or tangible personal Property (excluding Liens on Inventory and Receivables) acquired after the Restatement Effective Date (by purchase, construction or otherwise) by the Company, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation of such event, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Company other than the Property so acquired and improvements on such Property; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property (or 100% in the case of equipment) at the time it was acquired (by purchase, construction or otherwise);

          (i)  Liens on motor vehicles; and





          (j) Liens upon Property of the Trusts to the extent permitted by Section 8.21(c); and

          (k) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted under this clause (i) shall not be spread to cover any additional
Indebtedness or Property (other than a substitution of like
Property).

          8.07 Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a)  Indebtedness of the Company under the Basic
Documents;

          (b) Indebtedness of the Company outstanding on the Restatement Effective Date and listed in Part A of Schedule I
(excluding, however, Indebtedness referred to in subsection (d) below);

          (c) additional Indebtedness of the Company outstanding on the Restatement Effective Date and not listed in Part A of
Schedule I pursuant to Section 7.11(a) provided that the aggregate amount thereof shall not exceed $150,000;

          (d) Indebtedness of the Company under the Indentures listed in numbered paragraphs 1 and 2 in Part A of Schedule I either (i) as of the Restatement Effective Date or (ii) after the Restatement Effective Date as payments in kind permitted pursuant to the terms of the Senior Note Documents as in effect on the Effective Date (for clarification purposes only, fees and expenses under, and indemnities payable pursuant to Sections 408 and 607(3) of, the Senior Note Documents as in effect on the Restatement Effective Date are not Indebtedness under this Agreement);

          (e)  Indebtedness of the Company consisting of Capital
Lease Obligations of the Company relating to Capital Expenditures permitted by Section 8.12;

          (f) additional Indebtedness of the Company up to but not exceeding $15,000,000 at any one time outstanding; and

          (g) Indebtedness of the Trusts to the extent permitted by Section 8.21(c).

          8.08 Investments. The Company will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

          (a)  operating deposit accounts with banks;

          (b)  Permitted Investments of the Company;




          (c) Interest Rate Protection Agreements of the Company so long as (i) the aggregate notional principal amount under all such Interest Rate Protection Agreements calculated at the time any such Interest Rate Protection Agreement is entered into does not exceed the aggregate amount of floating rate Indebtedness of the Company and the aggregate amount of unfunded commitments to lend floating rate Indebtedness to the Company, and (ii) the obligations of the Company under such Interest Rate Protection Agreements are not secured by any Property of the Company (except to the extent any such Interest Rate Protection Agreement is with a Lender or an affiliate of such Lender, in which event such Interest Rate Protection Agreement may be secured by Property of the Company to the extent that (x) the Lenders are secured by such Property, (y) the Lenders' security interest in such Property is senior to or parri passu with the security interest of the counterparty to such Interest Rate Protection Agreement and (z) all documentation and arrangements relating to any such security interest (including intercreditor arrangements) shall be in form and substance reasonably satisfactory to the Majority Lenders);

          (d) repurchase obligations of the Company permitted pursuant to Section 8.09; and

          (e)  additional Investments up to but not exceeding
$1,000,000 in the aggregate.

          8.09 Dividend Payments. The Company will not, nor will it permit any Subsidiaries to, declare or make any Dividend Payment at any time (other than (a) Dividend Payments made by the Company in respect of its obligations to repurchase capital stock or Equity Rights of the Company of retired, terminated or deceased directors, officers or employees of the Company, provided that (i) the aggregate amount of such payments in any fiscal year of the Company shall not exceed the sum of
(A) $500,000 plus (B) for each fiscal year of the Company beginning after the Restatement Effective Date, an amount equal to the excess (if any) of $500,000 over the amount of such payments made by the Company in its immediately preceding fiscal year and (ii) no such Dividend Payments may be made after the occurrence and during the continuance of any Default and (b) any Subsidiary of the Company may make Dividend Payments to the Company).

           8.10 Net Worth. The Company will not permit the Net Worth of the Company and its Consolidated Subsidiaries (deter-mined as of each Quarterly Date) to be less than (a) $40,000,000 for the fiscal quarters of the Company ending October 29, 1995 and January 28, 1996 and (b) $45,000,000 at any other time.

          8.11 Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio (determined as of each Quarterly Date for the four consecutive fiscal quarters of the Company ending on such date) to be less than 1.75 to 1.0.




          8.12 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures by the Company and its Consolidated Subsidiaries for any fiscal year of the Company to exceed the sum of (a) $30,000,000 and (b) Excess Cash Flow for such fiscal year (provided that the foregoing limitations shall not apply to (a) Capital Expenditures made for the purpose of restoring, repairing or replacing assets subject to a Casualty Event to the extent permitted by this Agreement and provided such expenditures are made within twelve (12) months of the occurrence of such Casualty Event or (b) Capital Expenditures made for the purpose of replacing assets subject to a Disposition to the extent not exceeding an aggregate amount equal to $500,000 in any fiscal year of the Company).

          8.13 Lease Obligations. The aggregate obligations of the Company and its Consolidated Subsidiaries for the payment of rent for any Property under operating leases or agreements to lease (including pursuant to any such arrangements with the Trusts) shall not exceed $25,000,000 (or, upon consummation of any sale-leaseback transaction permitted by clause (iv) of
Section 8.05 with respect to all of the Company's Store Nos. 702, 709, 717, 878, 886, 887, 891 or 896, $28,000,000) during any fiscal year of the Company.

          8.14 Lines of Business. Neither the Company nor any of its Subsidiaries (other than the Employee Subsidiary and the Trusts) shall engage to any substantial extent in any line or lines of business activity other than the business of distributing merchandise to retail food and liquor stores owned by the Company and others and operating retail food and liquor stores in the State of Florida which offer for sale groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids, pharmacies, wine, beer, liquor and selected general merchandise. The Employee Subsidiary shall not engage in any business activity other than employing personnel to be used in the operation of the Company's business. So long as the Trusts shall be Affiliates of the Company, the Trusts shall not engage in any business activity except as permitted by Section 8.21(d).

          8.15 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, directly or indirectly, nor will it permit any of its Subsidiaries, directly or indirectly, to: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Company and its




Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate) (i) in the ordinary course of business if the monetary or business consideration arising from such activity would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate and (ii) in which an Affiliate participates as a holder of stock of the Company which is also held by Persons not Affiliates of the Company on terms no more favorable than terms on which such other Persons may participate.

          8.16 Use of Proceeds. The Company will use the proceeds of the Loans for general corporate purposes (provided that the proceeds of such Loans shall not be used to make any payments in respect of the Senior Notes if (i) the Company shall have the option under the Senior Notes to make payments in kind and the average, for the 60 days immediately preceding the date on which such payment is proposed to be made, of the excess of
(A) the Borrowing Base (calculated, solely for purposes of this Section 8.16, without deduction for any amount referred to in clause (c) of the definition of "Borrowing Base") over (B) the aggregate principal amount of Loans outstanding, together with the aggregate amount of Letter of Credit Liabilities outstanding, shall be less than $15,000,000, or (ii) either before or after giving effect to such payment, a Default shall have occurred and be continuing) (in each case in compliance with all applicable Governmental Rules); provided that none of the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

          8.17 Modifications of Certain Documents. The Company will not amend its charter in a manner which could be adverse to the Lenders or the Administrative Agent nor consent to any modification, supplement or waiver of any of the provisions of the Senior Notes or the Senior Note Documents the effect of which would change the terms thereof in any manner which could be adverse to the Company, the Lenders or the Administrative Agent, in either case without the prior consent of the Administrative Agent (with the approval of the Majority Lenders). The Company may not prepay the Senior Notes in whole or in part except with, and to the extent of, the cash proceeds received by the Company in connection with the issuance or sale by the Company after the Restatement Effective Date of any capital stock of the Company; provided that no such prepayment shall be permitted at any time during which a Default shall be continuing.

          8.18 After Acquired Real Property. If the Company or any of its Subsidiaries leases any real property after the Restatement Effective Date, the Company shall (a) promptly notify the Administrative Agent in writing of such lease and
(b) promptly (and in any event within 30 days after the execution of such lease) deliver or cause to be delivered to the Administrative Agent an instrument, executed by each lessor or




other Person having an interest in the real property covered by such lease, in substantially the form of Exhibit F (with such changes therein as may be reasonably requested by (A) such Persons and approved by the Administrative Agent, such approval not to be unreasonably withheld, and (B) the Administrative Agent).

          8.19 Inventory and Receivables. The Company agrees that:

          (a) all sales of Inventory shall be bona fide sales in the ordinary course of the Company's business;

          (b) all invoices representing Receivables shall be in the name of the Company;

          (c)  all credit memoranda shall be issued promptly;

          (d) it will, consistent with its existing business practice, promptly enforce, collect and receive all amounts owing in respect of the Receivables;

          (e) except for Retained Cash in an amount not to exceed $6,000,000 at any time, all cash and checks received by the Company in respect of the sale of Inventory or services rendered by the Company shall be deposited promptly to the Blocked Account;

          (f) all amounts owing to the Company in respect of credit card sales shall be paid directly by the relevant credit card companies (or, if applicable, the bank or banks at which the Company has merchant agreements with respect to such credit cards) directly to the Blocked Account (and the Company shall, on or before the Restatement Effective Date, direct the credit card companies or such banks to make such payments directly to the Blocked Account); and

          (g) it will otherwise comply in all material respects with its cash management procedures and policies in effect as of the Restatement Effective Date (as the same may be amended from time to time with the consent of the Majority Lenders).

          8.20  Certain Obligations Respecting Subsidiaries.

          (a) The Company will not, directly or indirectly, organize or acquire any Subsidiary other than (i) the Trusts,
(ii) the Employee Subsidiary or (iii) other Subsidiaries that have been approved in writing by the Majority Lenders prior to the formation of such Subsidiaries; and

          (b) The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the terms and conditions of the Basic Documents shall be complied with in all material respects. The




Company will not permit any of its Subsidiaries (other than the Trusts) to enter into, after the Restatement Effective Date, any indenture, agreement, instrument or other arrangement (other than pursuant to any Basic Document) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property.

          8.21 Agreements Relating to Trusts. The Company will not permit any Trust to do any of the following for so long as such Trust shall be an Affiliate of the Company:

          (a) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired, except (i) to the Company or (ii) in connection with the sale by the Company of its beneficial interest in such Trust pursuant to Section 8.05;

          (b) create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for Liens securing Indebtedness permitted by clause (c) below;

          (c) create, incur or suffer to exist any Indebtedness except for Indebtedness of such Trust to Midland Loan Services, L.P., or its assigns, in an amount not exceeding (i) as to any such Trust organized prior to the Restatement Effective Date, the principal amount of such Indebtedness outstanding as of the Restatement Effective Date, (ii) as to any such Trust organized after the Restatement Effective Date, Indebtedness representing, or incurred to finance, the cost of Property purchased by such Trust from the Company, and (iii) as to all such Trusts at any time, $25,500,000.

          (d) engage in any business other than owning the Property that it owns as of the Restatement Effective Date (or, in the case of a Trust organized after the Restatement Effective Date, that it acquires from the Company after the Restatement Effective Date) and leasing the same to the Company pursuant to the lease in effect with respect to such Property as of the Restatement Effective Date.

          8.22 Statutory Notice. The Company will not, nor will it permit any of its Subsidiaries to, file or record any instrument of record pursuant to Section 697.04(1)(b) of the Florida Statutes that would limit the maximum amount that may be secured by any of the Security Documents.







          Section 9. Events of Default. If one or more of the following events ("Events of Default") shall occur and be continuing:

          (a) The Company shall: (i) default in the payment of any principal of any Loan or any Reimbursement Obligation when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or any other Obligation when due and such default shall have continued unremedied for 2 or more days; or

          (b) The Company, any Trust to the extent such Trust is an Affiliate of the Company or any other Subsidiary of the Company (collectively, the "Relevant Parties") shall default (after the passage of any applicable grace period, without giving effect to any extensions thereof after default) in the payment when due of any principal of or interest on any of its or their other Indebtedness the aggregate outstanding principal amount of which exceeds $250,000, or in the payment when due of any amount under any Interest Rate Protection Agreement for an amount exceeding $250,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with or without the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (other than, in the case of a Capitalized Lease Obligation, as a result of a default occurring on the Effective Date in respect of such Capitalized Lease Obligation caused solely by the creation of the Liens intended to be created by the Security Documents on the Property to which such Capitalized Lease Obligation relates), such Indebtedness to become due, or to be prepaid in full or to be purchased by any Relevant Party or one of their Affiliates (whether by redemption, purchase, repurchase, offer to purchase or repurchase, exercise of a put or call option or otherwise), prior to its stated maturity or to have the interest rate on such Indebtedness reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to its par value or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or the holder of any Lien on any Property of any Relevant Party having a fair market value in excess of $250,000 shall have commenced foreclosure of such Lien; or

          (c) Any representation, warranty or certification made or deemed made by any Relevant Party in any Basic Document or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions of any Basic Document shall prove to have been false or misleading as of the time made or furnished or deemed made or furnished in any material respect; or






          (d) The Company shall default in the performance of any of its obligations under any of Section 8.01(k), 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.15, or 8.22 or
Section 5 of the Security Agreement or any provisions of the Mortgage; or the Company shall default in the performance of any of its obligations under Section 8.01(f) and such default shall continue unremedied for a period of 1 Business Day after notice of such default shall have been given to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or the Company shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after notice of such default shall have been given to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

          (e) Any Relevant Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) Any Relevant Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of any Relevant Party in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of any Relevant Party or of all or any substantial part of its Property, or (iii) similar relief in respect of any Relevant Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against any Relevant Party shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments (including any arbitration award) for the payment of money in excess of $100,000




in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted in writing liability in respect of such judgment) or in excess of $250,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more Governmental Persons (or, in the case of an arbitration award, one or more arbitrators) having jurisdiction against any Relevant Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution of the relevant judgment shall not be procured, within 60 days from the date of entry of such judgment and any Relevant Party shall not, within that sixty-day period, or such longer period during which execution of the same shall have been stayed, appeal from and cause the execution of such judgment to be stayed during such appeal; or

          (i) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Relevant Party or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute a Material Adverse Effect; or

          (j) A reasonable basis shall exist for the assertion against any Relevant Party of (or there shall have been asserted against any Relevant Party) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or Release of Hazardous Materials by such Relevant Party or any of its Affiliates, or any predecessor in interest of any Relevant Party or any of its Affiliates, or relating to any site, facility or vessel owned, operated or leased by any Relevant Party or any of its Affiliates, which claims or liabilities (insofar as they are payable by any Relevant Party but after deducting any portion which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable for such portion), in the judgment of the Majority Lenders are reasonably likely to be determined adversely to any Relevant Party, and the amount of such claims or liabilities is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

          (k) Except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, or any Lien intended to be created by the Security Documents shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason; or

          (l) The Company shall make any payment or prepayment (whether in cash or other Property) of the principal of or interest on, or any other amount owing in respect of the principal of or interest on, the Senior Notes (including any redemption, retirement, purchase or defeasance of, or sinking




fund or similar payment with respect to, the Senior Notes), except (i) as permitted by Section 8.17 or (ii) for regularly scheduled payments of interest in respect of such Senior Notes required pursuant to the Senior Notes and Senior Note Documents;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9, (A) the Administrative Agent may and, upon the request of the Majority Lenders, shall, by notice to the Company, terminate the Commitments and they shall thereupon terminate and (B) the Administrative Agent may and, upon the request of the Majority Lenders, shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other Obligations to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other Obligations shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. The Majority Lenders shall have the right (in their sole and absolute discretion) to rescind any declaration of termination or acceleration made by the Administrative Agent under this Section 9. Nothing in this Section 9 shall affect the rights of the Administrative Agent to make Discretionary Extensions in accordance with Section 2.02(c) (or the obligations of the Company and the Lenders with respect thereto) prior to any termination of the Commitments or acceleration of the Obligations as set forth above.

          In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Loans and all other Obligations to be due and payable), the Company agrees that it shall, if requested by the Administrative Agent or the Majority Lenders through the Administrative Agent (and, in the case of any Event of Default referred to in clause (f) or (g) of this Section 9, forthwith, without any demand or the taking of any other action by the Administrative Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to the Administrative Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Administrative Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as provided in the Security Documents with respect to the Collateral Account.





          Section 10.  The Administrative Agent.

          10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms of the Basic Documents, together with such other powers as are reasonably incidental to such powers. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of
Section 11.06 shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Basic Documents, and shall not by reason of any Basic Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for in any Basic Document or for any failure by the Company or any other Person to perform any of its obligations under any Basic Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Basic Document;
(d) shall not be responsible for any action taken or omitted to be taken by it under any Basic Document or under any other document or instrument referred to or provided for in any Basic Document or in connection with any Basic Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder of such Note for all purposes of the Basic Documents unless and until a notice of the assignment or transfer of such Note shall have been filed with the Administrative Agent, together with the consent of the Company to such assignment or transfer (to the extent provided in Section 11.06(b)).

          10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by any Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Basic Document in accordance with instructions given by the Majority Lenders or, if




provided in this Agreement, in accordance with the instructions given by all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

          10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or Reimbursement Obligations or of commitment fees) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice of such receipt to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Administrative Agent shall (subject to
Section 11.07) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders (including the making of discretionary Revolving Credit Loans pursuant to Section 2.02) except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders, or all of the Lenders.

          10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, CITBC (and any successor acting as Administrative Agent) in its capacity as a Lender under the Basic Documents shall have the same rights, privileges and powers under the Basic Documents as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. CITBC (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and CITBC and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

          10.05 Indemnification. The Lenders agree to indemnify each of the Administrative Agent (in its capacity as administrative agent and co-agent for the Lenders under the Basic
Documents) and its affiliates, directors, officers, employees, attorneys and agents (to the extent not reimbursed under




Section 11.03, but without limiting the obligations of the Company under Section 11.03) ratably in accordance with their respective Commitments or, if the Commitments shall have terminated, in accordance with the principal outstanding amount of the Loans held by the Lenders, for any and all losses, liabilities, damages or expenses (a) incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between the Administrative Agent and any Lender) relating to the extensions of credit under, and the transactions contemplated by, the Basic Documents or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any such extensions of credit (or arising under any Environmental Law as provided in the last sentence of Section 11.03), including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings and (b) payable or reimbursable to the Administrative Agent pursuant to clause (a),
(b) or (c) of Section 11.03 but not paid or reimbursed by or on behalf of the Company when due (but excluding in any such case any such losses, liabilities, damages or expenses to the extent, but only to the extent, incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          10.06 Nonreliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of any Basic Document or any other document referred to or provided for in any Basic Document or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

          10.07 Failure to Act. Except for action expressly required of the Administrative Agent under the Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under any Basic Document unless it




shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a financial institution which has an office in New York City, New York or Los Angeles, California. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Basic Documents.
After any retiring Administrative Agent's resignation or removal as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

          10.09 Agency Fees. So long as the Commitments are in effect and until payment in full of the principal of and interest on the Loans and all other Obligations, the Company will pay to the Administrative Agent agency fees of (i) $5,555.56 on the Restatement Effective Date (for the period from the Restatement Effective Date to and including December 31, 1995), and
(ii) $100,000 on January 1, 1996 and on each anniversary thereof. Such fees, once paid, shall be non-refundable.

          10.10 Collateral Sub-Agent. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by Section 3.03 of the Security Agreement, that, in the event it shall hold any Permitted Investments referred to in that Section 3.03, such Permitted Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Permitted Investments as a collateral sub-agent for the Administrative Agent under the Security Agreement. In addition, a Lender in possession of any property subject to the Lien of the Security Documents shall hold the same as a collateral sub-agent for the Administrative Agent for the benefit of the Lenders and the Administrative Agent as provided for in the Security




Documents. Any such property held or recovered at any time by any Lender or any realization on account of any such property shall inure to the ratable benefit of the Lenders and the Administrative Agent as provided in the Security Agreement. The Company by its execution and delivery of this Agreement hereby consents to the foregoing.

          Section 11.  Miscellaneous.

          11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any Note shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement and the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the Basic Documents making reference to this Section 11.02 (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing, delivered to the intended recipient at the "Address for Notices" specified below its name on Annex 1 or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in any Basic Document, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as set forth above (provided that, if the day on which any such communication shall be deemed to have been duly given as set forth above is not a Business Day, such communication shall be deemed to have been duly given on the next succeeding Business
Day).

          11.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders and the Administrative Agent, as the case may be, for paying: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, upon delivery of statements therefor, the reasonable fees and expenses of Orrick, Herrington & Sutcliffe, special counsel to the Administrative Agent, and of special Florida counsel to the Administrative Agent, in an aggregate amount not to exceed $50,000 through and including the Restatement Effective Date) in connection with the negotiation, preparation, execution, delivery and administration of the Basic Documents and the extension of credit under this Agreement; (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, upon delivery of statements therefor, reasonable




counsels' fees and expenses) in connection with any modification, supplement or waiver of any of the terms of any Basic Document;
(c) all reasonable costs and expenses of the Lenders and the Administrative Agent (including, upon delivery of statements therefor, reasonable counsels' fees and expenses) in connection with (i) any Default and any enforcement or collection proceedings (including any bankruptcy, reorganization, workout or other similar proceeding) resulting from such Default or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Company under the Basic Documents and (ii) the enforcement of this Section 11.03; and (d) all transfer, stamp, documentary or other similar taxes, assessments or charges (including intangible personal property taxes) levied by any governmental or revenue authority in respect of any Basic Document or any other document referred to in any Basic Document and all costs, expenses, taxes, assessments and other charges (including intangible personal property taxes) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to in any Basic Document (including recurring and nonrecurring intangible personal property taxes payable under Chapters 199 and 201 of the Florida Statutes).

          The Company hereby agrees (i) to indemnify the Administrative Agent, each Lender, their affiliates and their respective directors, officers, employees, attorneys, agents, accountants and consultants from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including, in respect of the Administrative Agent, any such investigation, litigation or other proceedings between the Administrative Agent and any Lender) relating to the extensions of credit under, and the transactions contemplated by, the Basic Documents or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any such extensions of credit, including, upon delivery of statements therefor, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, damages or expenses to the extent, but only to the extent, incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) and (ii) not to assert any claim against the Administrative Agent, any Lender, their Affiliates or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated in any Basic Document. It shall not be a condition to any such indemnification that the Administrative Agent or any Lender be a party to any such investigation, litigation or other proceeding. Without limiting the generality of the foregoing, the Company will indemnify the Administrative Agent, each Lender, their




Affiliates and their affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any losses, liabilities, damages or expenses described in the preceding provisions (but excluding, as provided in the preceding provisions, any loss, liability, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Company or any of its Subsidiaries (or any predecessor in interest to the Company or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased by the Company or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials from any such site or facility, including any such Release or threatened Release which shall occur during any period when the Administrative Agent or any Lender shall be in possession of any such site or facility following the exercise by the Administrative Agent or any Lender of any of its rights and remedies under any Basic Document.

          Without limitation of the foregoing, the Company hereby releases and forever discharges CITBC (in its capacity as Administrative Agent and as a Lender) and its affiliates, directors, officers, employees, attorneys, agents and consultants, and each of them, from any and all manner of losses, liabilities, damages, expenses, actions, claims, liens, debts, suits, judgments, executions and demands of any kind, nature and description relating to or arising out of the Existing Credit Agreement or the transactions referred to in or contemplated by the Existing Credit Agreement.

          11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and the other Basic Documents may be modified or supplemented only by an instrument in writing signed by the Company, the Administrative Agent and the Majority Lenders, or by the Company and the Administrative Agent acting with the written consent of the Majority Lenders, and any provision of this Agreement and the other Basic Documents may be waived by the Majority Lenders or by the Administrative Agent acting with the written consent of the Majority Lenders; provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders that will be adversely affected thereby or by the Administrative Agent acting with the written consent of such
Lenders: (i) increase, or extend the term of, any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of any principal, interest or fees under this Agreement or the Notes, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee is payable under this Agreement or alter the basis for calculating any other Obligation (provided that the Majority Lenders shall have the right to waive compliance with the requirement in Section 3.02 that the Obligations shall bear




interest at the Post-Default Rate upon the occurrence and during the continuance of an Event of Default, other than under the circumstances in which an Event of Default specified in Section 9(a) shall have occurred and is continuing), (v) alter the terms of this Section 11.04, (vi) modify the definition of the term "Majority Lenders," or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (vii) modify the definition of the term "Borrowing Base" or (viii) release any collateral or otherwise terminate any Lien under any Basic Document providing for collateral security or agree to additional obligations (other than the Obligations) being secured by such collateral security (except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property (A) which is the subject of a permitted Disposition under this Agreement, (B) leased by the Company to the extent (1) the creation of such Lien violates the terms of any applicable lease in effect as of the Restatement Effective Date and (2) the lessor under such lease has notified the Company that it intends to terminate such lease unless such Lien is released, or (C) which is the subject of a Disposition as to which (1) Net Available Proceeds in respect of such Disposition of such Property in an amount equal to the greater of the fair market value of such Property at the Restatement Effective Date and the date of such Disposition shall have been received by the Company and applied to the prepayment of the Loans as set forth in Section 2.10(c) and (2) the Majority Lenders shall have given their prior written consent (and, upon the written request of the Company, the Administrative Agent shall execute such reconveyances and other instruments as shall be reasonably necessary to evidence any such release); and (b) any modification, supplement or waiver of Section 10 (or any increase in the duties of the Administrative Agent) shall require the consent of the Administrative Agent. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Administrative Agent, the Lenders and the Company, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

          Notwithstanding any other provision of this Agreement, if:

          (a) any Lender shall fail to fulfill its obligations to make a Loan as set forth in this Agreement, or

          (b)  any Lender shall fail to pay to the Administrative
Agent the amount of such Lender's Commitment Percentage of any payment under a Letter of Credit pursuant to Section 2.03,

then, for so long as such failure shall continue, such Lender shall (unless the Majority Lenders, determined as if such Lender were not a "Lender" under the Basic Documents, shall otherwise




consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under any of the Basic Documents (including under this Section 11.04) to have no Loans, Letter of Credit Liabilities or Commitments.

          11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

          11.06  Assignments and Participations.

          (a) The Company may not assign any of its rights or obligations under this Agreement or under the Notes without the prior consent of all of the Lenders and the Administrative Agent. Any attempted or purported assignment in contravention of the preceding sentence shall be null and void.

          (b) Each Lender may assign all or any part of its Loans, its Notes, its Commitments and its Letter of Credit Interest (but only with the consent of the Administrative Agent and, in the case of an outstanding Commitment, the Company (provided that the Company's consent shall not be required at any time during which a Default shall have occurred and be continuing), which consents shall not be unreasonably withheld or delayed), together with, in any such case, its related rights, remedies, powers and privileges under the Basic Documents; provided that (i) no such consent by the Company or the Administrative Agent shall be required in the case of any assignment to another Lender or (in the case of consent by the Company) to an affiliate of a Lender; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000 and the assigning Lender (other than CITBC) shall have a retained interest at least equal to $5,000,000 after giving effect to such partial assignment; (iii) CITBC shall not make any assignment unless, after giving effect to such assignment, it shall have a retained interest at least equal to twenty percent (20%) of the outstanding Obligations (or, if no such Obligations are outstanding, of the Commitments) at such time; (iv) each such assignment by a Lender of its Loans, Notes, Commitments and Letter of Credit Interest shall be made in such manner so that the same portion of its Loans, Notes, Commitments and Letter of Credit Interest is assigned to the respective assignee; and
(v) the assigning Lender or the respective assignee shall have paid to the Administrative Agent an assignment fee of $5,000. Upon execution and delivery by the assignee to the Company and the Administrative Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" under this Agreement (if not already a Lender) having the Commitment or Commitments, Loans, and Letter of Credit Interest specified in such instrument, and upon the consent of the Company and the Administrative Agent, to the extent required above, the assignee







shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Administrative Agent), the obligations, rights and benefits of a Lender under the Basic Documents holding the Commitment or Commitments, Loans and Letter of Credit Interest assigned to it (in addition to the Commitment or Commitments, Loans and Letter of Credit Interest, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment or Commitments so assigned.

          (c) A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of its Loans, its Notes, its Commitments, its Letter of Credit Interest and its related rights, remedies, powers and privileges under the Basic Documents, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 8.01(m) with respect to such participation as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of Section 8.01(m), but, except as otherwise provided in Section 4.07(c), shall not have any other rights, remedies, powers or privileges under any Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under Section 5 in respect of such Lender's Loans, Notes, Letter of Credit Interest, and Commitments shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest and Commitments, and as if such Lender were funding each of such Loans, Notes, Letter of Credit Interest and Commitments in the same way that it is funding the portion of such Loans, Notes, Letter of Credit Interest and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or to refrain from taking any action under any Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's related Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee under this Agreement payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee under this Agreement in which such Lender has sold an interest is payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee under its agreements with such Lender, (v) alter the rights or obligations of the Company to prepay the related Loans or (vi) consent to any modification, supplement or waiver of any Basic Document to the extent that the same, under
Section 11.04, requires the consent of each Lender.

          (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, any Lender may assign and pledge all or any portion of its Loans

and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations under the Basic Documents.

          (e) A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.12.

          (f) Notwithstanding anything in this Section 11.06 to the contrary, no Lender may assign or participate any interest in any Obligation or Commitment (or any related rights, remedies, powers or privileges) to the Company or any of its Affiliates or Subsidiaries without the prior written consent of each Lender.

          11.07 Survival. The obligations of the Company under Sections 2.03(l), 2.03(o), 5.01, 5.05, 5.06, 5.07 and 11.03 and
the obligations of the Lenders under Section 10.05 shall survive the repayment of the Obligations and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), in or pursuant to any Basic Document to which the Company is a party shall survive the making or deemed making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit (whether by means of a Loan or a Letter of Credit), any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          11.08  Agreements Superseded.  This Agreement
supersedes all prior agreements and understandings (including any and all commitment letters and term sheets), written or oral, among the parties with respect to the subject matter of this Agreement.

          11.09 Severability. Any provision of this Agreement or the Notes that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Notes, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.




          11.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

          11.12  Treatment of Certain Information;
Confidentiality. Each of the Lenders and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by Governmental Rule,
(ii) to counsel for any of the Lenders or the Administrative Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent, or any other Lender or their affiliates, directors, officers, employees, accountants, consultants and representatives, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit G.

          11.13 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          11.14 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY
THIS AGREEMENT.                     96
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              KASH N' KARRY FOOD STORES, INC.


                              By:     /s/ R.P.Springer
                                ------------------------------

                              Title:    Senior Vice President,
                                        Chief Financing Officer,
                                        Treasurer and Secretary


                              LENDERS

                              THE CIT GROUP/BUSINESS CREDIT, INC.


                              By:      /s/ Guy Fuchs
                                ---------------------------------

                              Title:    Vice President


                              ADMINISTRATIVE AGENT

                              THE CIT GROUP/BUSINESS CREDIT,
                              INC., as Administrative Agent



                              By:     /s/ Guy Fuchs
                                ----------------------------

                              Title:    Vice President

                                                          Annex 1


      Addresses for Notices and Commitments of the Lenders

THE COMPANY

KASH N' KARRY FOOD STORES, INC.
6422 Harney Road
Tampa, Florida 33610
Attention:  Senior Vice President, Administration
Telephone No.:  (813) 621-0200
Telecopier No.: (813) 626-9550

THE LENDERS
(Lending Offices and Addresses for Notices)


                                              Commitment
                                              ----------

THE CIT GROUP/BUSINESS CREDIT, INC.          $50,000,000.00
300 South Grand Avenue
Third Floor
Los Angeles, California 90071
Attention:  Regional Credit Manager
Telephone No.:   (213) 613-2575
Telecopier No.:  (213) 613-2588

THE ADMINISTRATIVE AGENT

THE CIT GROUP/BUSINESS CREDIT, INC.
300 South Grand Avenue
Third Floor
Los Angeles, California 90071
Attention:  Regional Credit Manager
Telephone No.:  (213) 613-2575
Telecopier No.: (213) 613-2588




















                                                        Schedule I

                  Material Agreements and Liens

PART A

     1. Indenture dated as of December 29, 1994, between the Company and Shawmut Bank Connecticut, N.A., as Trustee, relating to 11.5% Senior Fixed Rate Notes due 2003.

     2. Indenture dated as of December 29, 1994, between the Company and IBJ Schroder Bank & Trust Company, as
          Trustee, relating to Senior Floating Rate Notes due 2003.

     3.   Guaranty of Payment, Nondisturbance and Attornment
          Agreement dated as of July 12, 1995 between IBM Credit
          Corporation, as Lessor, GSI Outsourcing Corporation, as
          Lessee, and the Company, as Guarantor.

     4.   Obligations secured by Liens identified on Schedule I,
          Part B.

                                                       SCHEDULE I

                    Material Agreements and Liens
PART B

Kash n' Karry Food Stores, Inc.
Debts over $50,000 subject to liens
Ending October 28, 1995

                                                  Obligation
Property Description     Location                 Balance     Holder
====================     =====================    ========    =========
Store Fixtures & Equipment #207 Charlotte Harbor  $   139,841  GE Capital
Store Fixtures & Equipment #209 Bonita Springs    $   280,038  GE Capital
Store Fixtures & Equipment #214 Sarasota          $   754,542  GE Capital
Store Fixtures & Equipment #716 Spring Hill       $   441,479  GE Capital
Store Fixtures & Equipment #854 Palmetto          $   310,864  GE Capital
4683 Front End Equipment   23 Locations           $   159,788  IBMCC
Store Fixtures & Equipment #715 Bradenton         $   253,253  MDFC
Store Fixtures & Equipment #717 New Port Richey   $   268,062  MDFC
Store Fixtures & Equipment #215 Sarasota          $   786,651  Sanwa GEL
Store Fixtures & Equipment #723 Plant City        $   539,755  Sanwa GEL
EAS Camera System          #401 & #403            $    65,632  Sensormatic
Store Fixtures & Equipment #719 Sarasota          $   139,830  US Leasing
IBM Front End Financing    Various                $   570,436  IBMCC
Building & Equipment       #651 Ocala             $ 1,774,807  Goodings
Save n' Pack Building      #401 Tampa             $ 1,987,885  Supervalu, Inc.
Save n' Pack Equipment     #401 & #403            $ 1,205,195  Supervalu, Inc.
EAS Systems                Various                $   358,982  Sensormatic
Store Fixtures & Equipment #718 Tampa             $    56,854  CIT Equipment
                                                               Financing
Store Fixtures & Equipment #712 Tampa             $    51,914  CIT Equipment
                                                               Financing
Sakurai Color Press        Admin                  $   214,839  CIT Equipment
                                                               Financing
Unix Hardware/Software     Admin                  $   394,238  Sanwa GEL
Trucks & Trailers          Warehouse              $   250,236  Sanwa GEL
Building Lease             6401 Harney Rd.        $   383,791  Ferris Funk
Meat Scales Unix Hardware  Admin/Various Stores   $   291,321  Sunfinancial
Mortgage                   #702 Crystal River     $ 1,885,222  AegonUSA Mortgage
Mortgage                   #709 Port Charlotte    $ 2,014,741  AegonUSA Mortgage
Mortgage                   #717 New Port Richey   $ 1,511,055  AegonUSA Mortgage
Mortgage                   #878 Tampa             $ 1,690,943  AegonUSA Mortgage
Mortgage                   #886 Spring Hill       $ 2,014,741  AegonUSA Mortgage
Mortgage                   #887 Tampa             $ 1,547,033  AegonUSA Mortgage
Mortgage                   #891 Sebring           $ 1,959,575  AegonUSA Mortgage
Mortgage                   #896 Belleview         $ 1,978,763  AegonUSA Mortgage
Mortgage                   Warehouse
                           6422 Harney Rd.        $14,837,807  Sunlife Mortgage
Mortgage                   #875 Palm Harbor       $ 1,346,232  CALPERS(Pers ABKB)
Mortgage                   #876 Gainesville       $   680,801  CALPERS(Pers ABKB)
Mortgage                   #877 Seffner           $   665,936  CALPERS(Pers ABKB)
Mortgage                   #880 Sarasota          $   743,906  CALPERS(Pers ABKB)
Store Fixtures & Equipment #720 Gainesville       Operating    Dana Commercial
Equipment                                         Lease        Credit
/TABLE

                                                              Schedule II
                       Hazardous Materials
                         [Section 7.12]

                    GASOLINE SERVICE STATIONS

     At the time of the Lucky acquisition, Kash n' Karry acquired 12 sites containing operating gasoline service stations ("sublet locations") operated by third parties under sublease agreements and 8 sites which contained closed gasoline service stations ("former locations"). As part of the acquisition agreement, as amended by that certain Agreement Respecting Service Stations and Former Service Stations dated November 14, 1989 (the "Agreement"), Lucky was obligated to perform tests for the presence of underground tank hazardous materials at the former locations and to use its best efforts to perform tests at the sublet locations. In the event the tests revealed the presence of hazardous materials, Lucky agreed to take all actions reasonably necessary to eliminate such hazardous materials from the former locations and to use its best efforts to cause such action to be taken with respect to the sublet locations. All costs and expenses incurred by Lucky were to be borne solely by Lucky.

     Subsequent to the acquisition date, subleases with Devco Petroleum on 8 of the 12 sublet locations were terminated ("Devco sites"). Consequently, the Devco sites were treated as former locations and all underground tanks and other service station improvements were removed and disposed of by Lucky on the 8 former locations and the 8 Devco sites.

     Of the 20 sites, 4 sites have been approved by the Florida
Department of Environmental Protection ("DEP") for no further action, and Kash n' Karry has released Lucky from any further obligations with respect to these sites.

     The clean-up of the 4 sublet locations is primarily the responsibility of the subtenant, Worsley Companies. Although the sites have been certified as eligible for the state Early Detection Incentive ("EDI") program, the DEP has notified parties performing remediation activities to cease all work if such parties intend to seek reimbursement from the State. Therefore, the remediation work at these sites has ceased temporarily.

     The remaining 12 sites are the responsibility of Lucky, and certain sites have been certified as eligible for state clean-up under the EDI program. Even though Lucky may not receive future reimbursement from the State with respect to such sites, as a result of the DEP's order to cease work, Lucky is proceeding with site rehabilitation on all of the sites. The attached summarizes the status of the work at each of the 20 sites as of October 26, 1995.

                           STORE #722


The site is approximately four acres in area and supports the Kash n' Karry retail food store, 722, which is approximately 47,000 square feet in area. The remainder of the site is dominantly covered by asphalt and concrete parking area.


On July 31, 1992, during demolition of a former fabric store building located on the subject property, an underground concrete tank and rusted drum in the tank were encountered and crushed by a backhoe. An unidentified blue liquid residue present in the drum subsequently spilled onto portions of the concrete tank walls and soil in the vicinity of the former tank location. The area around the tank location was then over-excavated and the excavated soil, concrete debris and drum were stockpiled on site and covered with plastic, pending soil debris waste characterization and removal.

In August and September 1992, Law, authorized by Kash n' Karry, conducted a preliminary assessment of ground-water and soil quality in the area where the tank was previously located. A Preliminary Contamination Assessment Report (PCAR) which summarized the assessment activities and results was submitted to the Florida Department of Environmental Protection (FDEP) by Kash n' Karry in October 1992 (Law, 1992). According to the report, soil and ground water assessed did not appear to have been adversely impacted by the constituents of interest (volatile and semi-volatile organic compounds and eight RCRA metals).

In September 1992, soil samples were collected from the soil pile for analyses for disposal method determination. Analytical results on samples indicated that concentrations of seven metals were detected in the samples above method detection limits: arsenic, barium, cadmium, chromium, lead, selenium and silver. The concentration of only one of the metals, lead, exceeded the maximum concentration standard established for a waste. The soil debris was subsequently removed and transported to the Chemical Waste Management, Inc. facility in Emelle, Alabama for disposal and the clean concrete debris was sent to a Woodruff & Sons, Inc. facility for disposal.

Based on their review of the PCAR, the FDEP requested by letter (October and December 1993) that assessment of ground water and soil quality be conducted in the area of the former soil pile location. In March 1994, the FDEP approved a supplemental preliminary contamination assessment plan. In April 1994, Law, on behalf of Kash n' Karry, implemented the plan which included collection and analysis of soil and ground-water samples for the constituents of interest: volatile organic compounds and semi-volatile organic compounds, excluding pesticides and PCBs, and eight RCRA metals.






Data obtained as part of the supplemental preliminary contamination assessment indicated the following:

     1. Ground-water flow direction in the southwestern portion of the site is toward the northeast;

     2. Concentrations of five metals, arsenic, barium, chromium, lead and mercury, detected in soil samples were below the toxicity characteristic leachate standards established in Chapter 40 of the Code of Federal Regulation Part 261.24, Table 1, for these metals in a waste and there were no toxicity standards established for the constituents acetone and di-n-butylphthalate which were also detected in these samples;

     3. Concentrations of total chromium and barium detected in ground-water samples did not exceed the maximum contaminant levels established in Florida Administrative Code 17-550.310 for these metals in drinking water.

These data indicate that there does not appear to be a concern with regard to soil and ground-water quality related to the volatile and semi-volatile compounds and the metals for which these matrices were analyzed. No further assessment of soil and ground water in the areas of interest is recommended.

































                          SITE SUMMARY





Former Key Energy Service Station No. 408
305 W. Hillsborough Avenue
Tampa, Florida

Former Keystop/Kangaroo Service Station No. 423
2316 44th Avenue West
Bradenton, Florida

Former Service Station No. 424
5028 Columbus Plaza
Tampa, Florida

Former Key Energy Service Station No. 427
120 Waters Avenue (at Florida Avenue)
Tampa, Florida

Former Service Station No. 428
1591 U.S. Highway 301 North 1st Street
Zephyrhills, Florida

Former Keystop/Kangaroo Service Station No. 430
2957 N.W. Pine Avenue
Ocala, Florida

Former Service Station No. 439
458 Venice By-Pass
Venice, Florida

Former Keystop/Kangaroo Service Station No. 440
10884 74th Avenue North
Seminole, Florida

Former Service Station No. 441
U.S. Highway 98 at State Road 35A
Dade City, Florida

Former Keystop Service Station No. 444
7325 West Hillsborough Avenue
Tampa, Florida

Former Keystop/Kangaroo Service Station No. 445
11920 U.S. Highway 19
Port Richey, Florida

Former Key Energy Station No. 448
1023 U.S. Highway 41 (at 11th Street)
Ruskin, Florida

Former Service Station No. 450
14989 Florida Avenue
Tampa, Florida

Former Service Station No. 451
1202 West Main Street
Inverness, Florida

Former Devco Service Station No. 454
515 7th Street
Palmetto, Florida

Former Key Energy Station No. 455
7415 U.S. Highway 301
Riverview, Florida

                    Site Remediation Summary

Site No. 408

The underground storage tanks were removed from this site in 1984. A limited contamination assessment was prepared and a No Further Action proposal submitted to the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC) in 1991. A No Further Action order was issued by the FDEP in December 1991.

Site No. 423

The underground storage tanks were removed from this site in 1990. A Contamination Assessment Report and a Remedial Action Plan were submitted to the FDEP and approved. A remediation system was installed on the site in June 1994 and the groundwater contaminant concentrations have been on the decline ever since. It is anticipated that the subject remediation system will need to be operated for at least another year before the groundwater will meet FDEP cleanup criteria. Once the FDEP Cleanup criteria are met groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring the FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 424

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report and Remedial Action Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC). Implementation of the RAP at the subject site was initiated on October 17, 1995. During the implementation of the RAP at the site it was discovered that at least one and possibly two previously unidentified underground storage tanks may exist at the site. Permits are currently being sought for the removal of the UST's. It is anticipated that upon the conclusion of the RAP Implementation that groundwater quality will meet FDEP cleanup criteria. Once the FDEP cleanup criteria are met, groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 427

The underground storage tanks were removed from this site in 1990. A Contamination Assessment Report and Remedial Action Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC). The remediation system was started in March 1995 and it is anticipated that will operated for at least another year before the FDEP cleanup criteria are met. Once FDEP groundwater criteria are met, groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Store No. 428

The underground storage tanks were removed from this site in 1990. A Contamination Assessment Report and Remedial Action Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP). The remediation system was installed at the site January 1995. It is anticipated that system will need to be operated for at least another year before the FDEP cleanup criteria are met. Once FDEP groundwater criteria are met, groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 430

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report and Remedial Action Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP). The remediation system was installed at the site December 1994. It is anticipated that system will need to be operated for at least another year before the FDEP cleanup criteria are met. Once FDEP groundwater criteria are met, groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 439

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report was submitted and approved by the Sarasota County Pollution Control Department (SCPCD). A Remedial Action Plan was submitted to the SCPCD in February 1995 and we expect SCPCD approval at any time. A remediation system consisting of a soil vapor extraction and air sparge unit is anticipated to be installed at the site in during February 1996. It is anticipated that the subject remediation system will need to be operated for 1-2 years before the groundwater quality will meet FDEP cleanup criteria. Once the FDEP Cleanup criteria are met groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring is it anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 440

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report and a Remedial Action Plan were submitted to the FDEP and approved. A remediation system was installed on the site in March 1995 and the groundwater contaminant concentrations have been observed to be on the decline since. It is anticipated that the subject remediation system will need to be operated for at least another year before the groundwater will meet FDEP cleanup criteria. Once the FDEP Cleanup criteria are met groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that the FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 441

The  underground  storage tanks were removed from  this  site  in
1988.   A Contamination Assessment Report and a No Further Action
order was issued by the FDEP in May 1993.

Site No. 444

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report and Monitor Only Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC). The results of the MOP implementation at the site have been mixed as groundwater quality has been observed to fluctuate with respect to meeting FDEP cleanup criteria. MOP will continue to be implemented at the site for another year. At the conclusion of the year of additional monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 445

The underground storage tanks were removed from this site in 1988. A Contamination Assessment Report and a Remedial Action Plan were submitted to the FDEP and approved. Operation of the remediation system installed on the site was initiated in April 1994 and the groundwater contaminant concentrations have just recently reached FDEP groundwater cleanup criteria levels. A Monitor Only Plan (MOP) is being prepared for submittal to FDEP. Upon receipt of FDEP's approval for the implementation of MOP, groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of the year of monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 448

The underground storage tanks were removed from this site in 1990. A Contamination Assessment Report and Remedial Action Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC). Per the request of Kash n' Karry the initiation of the implementation of the RAP has been delayed until May 1996. It is anticipated that upon the conclusion of the RAP Implementation (3 weeks) that groundwater quality will meet FDEP cleanup criteria. Once the FDEP Cleanup criteria are met groundwater quality at the site will need to be monitored for a period of one year with quarterly reports being submitted to the FDEP. At the conclusion of a years monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 450

The underground storage tanks were removed from this site in 1989. A limited contamination assessment was prepared and a No Further Action proposal submitted to the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC) in 1991. A No Further Action order was issued by the FDEP in August 1992.

Site No. 451

The underground storage tanks were removed from this site in 1989. An Interim Remedial Action Report and a No Further Action Request were submitted to the Florida Department of Environmental Protection (FDEP) in 1990. A No Further Action order was issued by the FDEP in October 1990.

Site No. 454

The underground storage tanks were removed from this site in 1989. A Contamination Assessment Report and Interim Remedial Action (IRA) request were submitted and approved by the Florida Department of Environmental Protection (FDEP). Following the implementation of the IRA at the site a Monitor Only plan Request was submitted to and approved by the FDEP. The results of the MOP implementation at the site have been mixed as groundwater quality has been observed to fluctuate with respect to meeting FDEP cleanup criteria. MOP will continue to be implemented at the site for another year. At the conclusion of the year of additional monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

Site No. 455

The underground storage tanks were removed from this site in 1990. A Contamination Assessment Report and Monitor Only Plan request were submitted and approved by the Florida Department of Environmental Protection (FDEP) and Hillsborough County Environmental Protection Commission (HCEPC). The results of the MOP implementation at the site have been mixed as groundwater quality has been observed to fluctuate with respect to meeting FDEP cleanup criteria. MOP will continue to be implemented at the site for another year. At the conclusion of the year of additional monitoring it is anticipated that FDEP will issue a Site Rehabilitation Complete Order (SCRO) or an NFA order.

                         SITE STATUS
                         WORSLEY SITES
                         10/26/95

                                                  Portable
Site No. &                    Site  Free Product  Wells (within
Location              Task    Score  (Yes/No)     1/4 mile)  Status
==================    ====    =====   ========    =======    ========
Site #449             RAP       12    YES          NO        RAP
(Gas world #5)                                               Approved
155 U.S. Highway 19                                          9/6/95
Clearwater, FL


Site #426             RAP       28    YES          NO        RAP
(Gas world #6)                                               Comments
507 Wheeler St.                                              Rec'd
Plant [City], FL                                             9/6/95
                                                             from HCEPC


Site #429             RAP        8     NO         YES;       RAP
(Gas world #7)                                    (1) cross  Approved
925 Barton Rd.                                    gradient   5/11/95
Lakeland, FL



Site #464             CAR       40     NO         YES;       CAR
(Gas world #11)                                   (3) up     Comments
2200 Main St.                                     gradient   Issued by
Dunedin, FL                                                  FDEP



CAR-   Contamination Assessment Report
RAP-   Remedial Action Plan
FDEP-  Florida Department of Environmental Protection
HCEPC- Hillsborough County Environmental Protection Commission

                                                                 SCHEDULE III

               Existing Letters of Credit
               ==========================


Kash n' Karry Food Stores, Inc.
Existing Letter of Credit Balances
As of:    12/19/95

LC#
===
               Chemical Bank
               =============
               AEGON USA REALTY                        320,000.00
               CIT EQUIPMENT GROUP FINANCING           125,000.00
               DANA COMMERCIAL CREDIT CORPORATION      487,600.00
               FIDELITY & DEPOSIT COMPANY OF MD        341,911.00
               GAINESVILLE REGIONAL UTILITIES           86,600.00
               G.E. CAPITAL CORPORATION                550,338.00
               G.E. CAPITAL CORPORATION                361,100.00
               HOME INSURANCE COMPANY                6,350,000.00
               SUN LIFE INSURANCE CO. OF AMERICA       450,000.00
               RELIANCE INSURANCE CO                 1,330,843.75

                                                    _____________
               SUBTOTAL CHEMICAL LC'S               10,403,392.75
                                                    -------------


                    DAI ITCHI KANGYO
                    =================
SDC 014936     GE CAPITAL                              361,588.00
SDC 016297     IBP INC.                                250,000.00
                                                       ----------
               SUBTOTAL DKB LC'S                       611,588.00
                                                       ----------

                                                    -------------
               TOTALS                               11,014,980.75
                                                    =============

                                                       Schedule IV

                           Litigation

                       [See Section 7.03]


                              None

                                                      EXHIBIT A-1


                 [Form of Revolving Credit Note]

                         PROMISSORY NOTE


$[________________]                              December __, 1995

         FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [_________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_________________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Revolving Credit Loans made by the Lender.

          This Note is one of the Revolving Credit Notes referred to in the Amended and Restated Credit Agreement dated as of December 19, 1995 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender) and The CIT Group/Business Credit, Inc., as Administrative Agent and evidences Revolving Credit Loans made by the Lender under the Credit Agreement. This Note is an amendment and restatement of, and modification to, the Revolving Credit Notes (as defined in the Existing Credit Agreement) which were issued by the Company to the Lender in accordance with Section 2.08(a) of the Existing Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:






































               SCHEDULE OF REVOLVING CREDIT LOANS

          This Note evidences Revolving Credit Loans made, Continued or Converted under the Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:


                                                 Amount
Date                                              Paid,
Made,      Principal                  Duration  Prepaid,
Continued   Amount   Type                of     Continued   Unpaid
 or           of      of    Interest  Interest      or     Principal  Notation
Converted    Loan    Loan     Rate     Period   Converted    Amount    Made by
=========   ======   ====   ========   ======   =========   =======    =========









































                                                             EXHIBIT A-2


               [Form of Tranche A Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1995


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche A Term Loan until the Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche A Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Amended and Restated Credit Agreement dated as of December 19, 1995 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender) and The CIT Group/Business Credit, Inc., as Administrative Agent and evidences the Tranche A Term Loan made by the Lender under the Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche A Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:





































                 SCHEDULE OF TRANCHE A TERM LOAN

          This Note evidences the Tranche A Term Loan made, as well as any portion thereof Continued or Converted, under the Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:


                                                 Amount
Date                                              Paid,
Made,      Principal                  Duration   Prepaid,
Continued   Amount   Type                of     Continued    Unpaid
 or           of      of    Interest  Interest     or      Principal  Notation
Converted    Loan    Loan     Rate     Period   Converted    Amount    Made by
=========   ======   ====   =======   =======   =========   ========   ========









































                                                                 EXHIBIT A-3


               [Form of Tranche B Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1995


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche B Term Loan until the Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Tranche B Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche B Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Amended and Restated Credit Agreement dated as of December 19, 1995 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender) and The CIT Group/Business Credit, Inc., as Administrative Agent and evidences the Tranche B Term Loan made by the Lender under the Credit Agreement. This Note is an amendment and restatement of, and modification to, the Term Loan Notes (as defined in the Existing Credit Agreement) which were issued by the Company to the Lender in accordance with Section 2.08(c) of the Existing Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.




          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche B Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:





































                 SCHEDULE OF TRANCHE B TERM LOAN

          This Note evidences the Tranche B Term Loan made, as well as any portion thereof Continued or Converted, under the Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:


                                                 Amount
Date                                              Paid,
Made,      Principal                  Duration   Prepaid,
Continued   Amount   Type                of     Continued   Unpaid
 or           of      of    Interest  Interest     or      Principal  Notation
Converted    Loan    Loan     Rate     Period   Converted    Amount    Made by
=========   ======   ====   ========   ======   =========  ========   ========








































                                                      EXHIBIT A-4


               [Form of Tranche C Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1995


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche C Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche C Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche C Term Loan until the Tranche C Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Tranche C Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche C Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Amended and Restated Credit Agreement dated as of December 19, 1995 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender) and The CIT Group/Business Credit, Inc., as Administrative Agent and evidences the Tranche C Term Loan made by the Lender under the Credit Agreement. This Note is an amendment and restatement of, and modification to, the Term Loan Notes (as defined in the Existing Credit Agreement) which were issued by the Company to the Lender in accordance with Section 2.08(d) of the Existing Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.




          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche C Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:





































                 SCHEDULE OF TRANCHE C TERM LOAN

          This Note evidences the Tranche C Term Loan made, as well as any portion thereof Continued or Converted, under the Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:


                                                 Amount
Date                                              Paid,
Made,      Principal                  Duration   Prepaid,
Continued   Amount   Type                of     Continued    Unpaid
 or           of      of    Interest  Interest     or      Principal  Notation
Converted    Loan    Loan     Rate     Period   Converted    Amount    Made by
=========   ======   ====   ========   ======   ==========   ======   =========








































                                                        EXHIBIT B


               [Form of Borrowing Base Certificate]

                    BORROWING BASE CERTIFICATE

     Weekly accounting period ended [__________ _____, ____]


          Reference is made to the Amended and Restated Credit Agreement dated as of December 19, 1995 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), among Kash n' Karry Food Stores, Inc. (the "Company"), the lenders referred to in the Credit Agreement (the "Lenders") and The CIT Group/Business Credit, Inc., as Administrative Agent. Capitalized terms used in this Certificate have the respective meanings assigned to them in the Credit Agreement.

          Pursuant to Section 8.01(f) of the Credit Agreement, the undersigned, the Chief [Financial/Accounting] Officer of the Company, hereby certifies that, to the best of [his][her] knowledge, attached as Annex 1 is a true and accurate calculation of the Borrowing Base as at the end of the weekly accounting period ended [__________ _____, ____] determined in accordance with the requirements of the Credit Agreement.

          All Inventory covered by this Certificate has been produced in compliance with all applicable laws, including (to the extent applicable) the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938.

          IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the [__________] day of [____________, ____].


                              [____________________________]
                              Title:  Chief [Financial/
                              Accounting] Officer

















                                                          Annex 1

                 KASH N' KARRY FOOD STORES, INC.
                   Borrowing Base Certificate
                         (000's omitted)

  ************************************************************

Receivables (determined net of credits)
   beginning balance period ended
[_________ _____, _____]                     ______

Plus:  total sales for period                ______
Less:  total cash receipts for period        ______
       total other adjustments
         for period (+/) (details
         attached) including rebates,
         offsets and commissions             ______

Receivables (determined net of credits)
   ending balance period ended
[__________ ____, _____]                                ______

Less:  ineligible Receivables at period end
         (determined without duplication):

Receivables not payable in Dollars
  or convertible currency                    ______
Receivables over 60 days original terms      ______
Receivables due from Subsidiaries
  and Affiliates                             ______
Export Receivables                           ______
Receivables from creditors with
  unsatisfactory credit standing (as
  determined by the Administrative Agent)    ______
Receivables over 90 days past due            ______
Receivables with excess of 25% of
  balances past 30 days past due             ______
Receivables exceeding concentration of
  15% of aggregate Receivables               ______
Receivables subject to dispute               ______
Contras                                      ______
Receivables arising out of sale or
  return transactions                        ______
Receivables otherwise determined by
  Administrative Agent to be ineligible      ______

Total ineligible Receivables                 ______

Total Eligible Receivables                              ______








  ************************************************************

Inventory at average cost
  covered by appropriate filings
  with first lien priority:

Beginning period Inventory balance
  [____________ ____, ____]                  ______

Ending period Inventory balance
  [____________ ____, ____]                  ______

Less:  ineligible Inventory at period end
          (determined without duplication)

Perishable Inventory                         ______
Inventory exceeding shelf life               ______
Inventory held more than 300 days            ______
Inventory to be returned to suppliers        ______
Inventory in transit to or from third        ______
  parties
Supplies                                     ______
Shrinkage                                    ______

Total ineligible Inventory                   ______

Less:  Required Reserves                     ______

Total Eligible Inventory                                ______

  ************************************************************

Borrowing Base:

85% of Eligible Receivables                             ______

Plus:  65% of Eligible Inventory                        ______

Subtotal                                                ______

Less 105% of secured Interest Rate
Protection Agreements                                  (______)

Less Reserves for Liens or trusts created in
favor of suppliers and other statutory Liens           (______)

Less Reserves for documentary stamp or similar taxes   (______)

Plus Cover for Letter of Credit Liabilities            (______)

Plus Amount on Deposit in Special Collateral Account   (______)

Borrowing Base (before deduction of outstandings):      ______





  ************************************************************

Less:

Loan Balance Period beginning
  [____________ ____, _____]                 ______
                advances for period          ______
                reductions for period        ______
                other adjustments (+/)       ______

Loan Balance Period ending
  [___________, ____, _____]                 ______

Letter of Credit Liabilities                 ______

Total outstandings                                      ______

  ************************************************************

Borrowing Base
Availability (overadvance)                              ______

  ************************************************************



































                                                        EXHIBIT C









==========================================================================

               AMENDED AND RESTATED SECURITY AGREEMENT


                    Dated as of December 19, 1995


               between  KASH N' KARRY FOOD STORES, INC.


                                   and


                    THE CIT GROUP/BUSINESS CREDIT, INC.,

                         as the Administrative Agent


==========================================================================

                        TABLE OF CONTENTS

                                                             Page


Section 1.  Definitions and Interpretation . . . . . . . . . .  1
     1.01  Certain Defined Terms . . . . . . . . . . . . . . .  1
     1.02  Interpretation. . . . . . . . . . . . . . . . . . .  4

Section 2.  Collateral . . . . . . . . . . . . . . . . . . . .  5
     2.01  Grant . . . . . . . . . . . . . . . . . . . . . . .  5
     2.02  Intellectual Property . . . . . . . . . . . . . . .  7
     2.03  Perfection. . . . . . . . . . . . . . . . . . . . .  7
     2.04  Preservation and Protection of Security
          Interests. . . . . . . . . . . . . . . . . . . . . .  7
     2.05  Attorney-in-Fact. . . . . . . . . . . . . . . . . .  8
     2.06  Use of Intellectual Property. . . . . . . . . . . .  9
     2.07  Instruments . . . . . . . . . . . . . . . . . . . .  9
     2.08  Use or Sale of Collateral . . . . . . . . . . . . . 10
     2.09  Rights and Obligations. . . . . . . . . . . . . . . 10
     2.10  Termination . . . . . . . . . . . . . . . . . . . . 11
Section 3.  Cash Proceeds of Collateral. . . . . . . . . . . . 11
     3.01  Collateral Account. . . . . . . . . . . . . . . . . 11
     3.02  Certain Proceeds. . . . . . . . . . . . . . . . . . 12
     3.03  Investment of Balance in Collateral Account . . . . 12
     3.04  Cover for Letter of Credit Liabilities. . . . . . . 13
Section 4.  Representations and Warranties . . . . . . . . . . 13
     4.01  Title . . . . . . . . . . . . . . . . . . . . . . . 13
     4.02  Intellectual Property . . . . . . . . . . . . . . . 13

Section 5.  Covenants. . . . . . . . . . . . . . . . . . . . . 14
     5.01  Books and Records . . . . . . . . . . . . . . . . . 14
     5.02  Removals, Etc.. . . . . . . . . . . . . . . . . . . 15
     5.03  Sales and Other Liens . . . . . . . . . . . . . . . 15
     5.04  Intellectual Property . . . . . . . . . . . . . . . 15
     5.05  Further Assurances. . . . . . . . . . . . . . . . . 16

Section 6.  Remedies . . . . . . . . . . . . . . . . . . . . . 17
     6.01  Events of Default, Etc. . . . . . . . . . . . . . . 17
     6.02  Deficiency. . . . . . . . . . . . . . . . . . . . . 18
     6.03  Manner of Disposition . . . . . . . . . . . . . . . 18
     6.04  Application of Proceeds . . . . . . . . . . . . . . 18

Section 7.  Miscellaneous. . . . . . . . . . . . . . . . . . . 19
     7.01  The Administrative Agent. . . . . . . . . . . . . . 19
     7.02  Waiver. . . . . . . . . . . . . . . . . . . . . . . 19
     7.03  Notices . . . . . . . . . . . . . . . . . . . . . . 20
     7.04  Expenses, Etc.. . . . . . . . . . . . . . . . . . . 20
     7.05  Amendments, Etc.. . . . . . . . . . . . . . . . . . 21
     7.06  Successors and Assigns. . . . . . . . . . . . . . . 21
     7.07  Survival. . . . . . . . . . . . . . . . . . . . . . 21
     7.08  Agreements Superseded . . . . . . . . . . . . . . . 21
     7.09  Severability. . . . . . . . . . . . . . . . . . . . 21

     7.10  Captions. . . . . . . . . . . . . . . . . . . . . . 21
     7.11  Counterparts. . . . . . . . . . . . . . . . . . . . 21
     7.12  GOVERNING LAW; SUBMISSION TO JURISDICTION . . . . . 22
     7.13  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . 22

ANNEX 1   LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
          APPLICATIONS FOR COPYRIGHT REGISTRATIONS

ANNEX 2   LIST OF PATENTS AND PATENT APPLICATIONS

ANNEX 3   LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
          TRADEMARK AND SERVICE MARK REGISTRATIONS AND
          APPLICATIONS FOR TRADEMARK AND SERVICE MARK
          REGISTRATIONS

ANNEX 4   LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS

ANNEX 5   LIST OF LOCATIONS

ANNEX 6   ASSIGNMENT FOR SECURITY (PATENTS)

ANNEX 7   ASSIGNMENT FOR SECURITY (TRADEMARKS)

ANNEX 8   FORM OF BLOCKED ACCOUNT AGREEMENT

ANNEX 9   LIST OF LIQUOR LICENSES



















             AMENDED AND RESTATED SECURITY AGREEMENT


          This AMENDED AND RESTATED SECURITY AGREEMENT (this "Agreement") dated as of December 19, 1995 is made between KASH N' KARRY FOOD STORES, INC. (the "Company") and THE CIT GROUP/BUSINESS CREDIT, INC., as the administrative agent (in such capacity, the "Administrative Agent") for the Lenders referred to below.

          WHEREAS, the Company, the lenders referred to therein (the "Lenders") and the Administrative Agent, have entered into that certain Amended and Restated Credit Agreement dated as of December 19, 1995 (the "Credit Agreement") amending and restating the Credit Agreement dated as of December 29, 1994 (the "Existing Credit Agreement") among the Company, the Lenders and the Administrative Agent;

          WHEREAS, as a condition precedent to the Existing Credit Agreement, the Company and the Administrative Agent executed and delivered that certain Security Agreement dated as of December 28, 1994 (the "Existing Security Agreement") pursuant to which, among other things, the Company granted a security interest in certain collateral to secure its Obligations under and as defined in the Existing Credit Agreement;

          WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and extensions of credit by Lenders under the Credit Agreement that the Company, among other things, shall have, together with the Administrative Agent, executed and delivered this Agreement amending and restating the Existing Security Agreement as provided herein; and

          WHEREAS, the Company and the Administrative Agent desire to amend and restate the Existing Security Agreement in order to confirm the continuation of and to pledge and grant security interests in all of the Collateral (as hereinafter defined below) in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Secured Obligations.

          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make extensions of credit under the Credit Agreement, the Company and the Administrative Agent hereby agree to amend and restate the Existing Security Agreement as follows:

          Section 1.  Definitions and Interpretation.

          1.01 Certain Defined Terms. Unless otherwise defined, all capitalized terms used in this Agreement that are defined in the Credit Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in





the Credit Agreement. In addition, the following terms shall have the following meanings under this Agreement:

          "Account" shall have the meaning assigned to that term in Section 9-106 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments .

          "Chattel Paper" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code, as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Collateral" shall have the meaning assigned to that term in Section 2.01.

          "Collateral Account" shall have the meaning assigned to that term in Section 3.01.

          "Copyright Collateral" shall mean all Copyrights, whether now owned or hereafter acquired by the Company, including each Copyright identified in Annex 1.

          "Copyrights" shall mean, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.

          "Deposit Account" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Document" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Equipment" shall have the meaning assigned to that term in Section 9-109 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "General Intangibles" shall have the meaning assigned to that term in Section 9-106 of the Uniform Commercial Code as





in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Instrument" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Intellectual Property" shall mean all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used, including the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral listed in Annex 4; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs;
(d) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (e) all Governmental Approvals now held or hereafter obtained by the Company in respect of any of the foregoing; and (f) all causes of action, claims and warranties now owned or hereafter acquired by the Company in respect of any of the foregoing. It is understood that Intellectual Property shall include all of the foregoing owned or acquired by the Company on a worldwide basis.

          "Inventory" shall have the meaning assigned to that term in Section 9-109 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Motor Vehicles" shall mean motor vehicles, tractors, trailers and other like property, whether or not the title to any such property is governed by a certificate of title or ownership.

          "Patent Collateral" shall mean all Patents, whether now owned or hereafter acquired by the Company, including each Patent identified in Annex 2.

          "Patents" shall mean, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past,




present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.

          "Proceeds" shall have the meaning assigned to that term in Section 9-306 of the Uniform Commercial.

          "Secured Obligations" shall mean (a) any and all Obligations and (b) any and all other obligations of the Company for the performance of its agreements, covenants and undertakings under or in respect of the Basic Documents.

          "Trademark Collateral" shall mean all Trademarks, whether now owned or hereafter acquired by the Company, including each Trademark identified in Annex 3. Notwithstanding the foregoing, the Trademark Collateral shall not include any Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

          "Trademarks" shall mean, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark.

          "Uniform Commercial Code" shall mean the Uniform
Commercial Code as in effect in the State of New York.

          Section 1.02 Interpretation. In this Agreement, unless otherwise indicated: the singular includes the plural and plural the singular; words importing either gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed




to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of any Basic Document); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.

          Section 2.  Collateral.

          2.01 Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the Company hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in all of the Company's right, title and interest in and to the following property, whether now owned or hereafter acquired by the Company and whether now existing or hereafter coming into existence (collectively, the "Collateral"):

          (a) all Accounts and General Intangibles, including all rights to the payment of money, whether or not earned by performance, including all moneys due and to become due to the Company in repayment of any loans or advances, in payment for goods (including Inventory and Equipment) sold or leased or for services rendered, in payment of tax refunds and in payment of any guarantee of any of the foregoing;

          (b) all Documents, Instruments, and Chattel Paper and, without limiting the generality of the foregoing, letters of credit, including any such writing evidencing, representing, arising from or existing in respect of, relating to, covering, evidencing, securing or supporting the payment of, any of the Accounts, General Intangibles, Inventory or Equipment;

          (c) all Inventory, including all goods of the Company that are held by the Company for sale, lease or furnishing under a contract of service that are so leased or furnished, and including all spare parts and related supplies, all goods obtained by the Company in exchange for any such goods, all products made or processed from any such goods and all substances, if any, commingled with or added to any such goods;

          (d) all Equipment, including all goods of the Company that are used or bought for use primarily in its business, including all spare parts and related supplies, all goods obtained by the Company in exchange for any such goods, all substances, if any, commingled with or added to such goods and all upgrades and other improvements to such goods;








          (e) all Deposit Accounts and the balances thereof from time to time, including the Collateral Account, the Special
Collateral Account and the balance thereof from time to time;

          (f) without limiting the generality of the foregoing, all Intellectual Property;

          (g) without limiting the generality of the foregoing, all contracts and other agreements relating to the sale or other disposition of all or any part of the Collateral and all rights, warranties, claims and benefits against any Person arising out of, relating to or in connection with all or any part of the

Collateral, including any such rights, warranties, claims or benefits against any Person storing or transporting any Inventory or Equipment or issuing any Documents or other writings;

          (h) without limiting the generality of the foregoing, to the extent related to all or any part of the other Collateral, all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and other papers and documents in the possession or under the control of the Company or any computer bureau or service company from time to time acting for the Company;

          (i) without limiting the generality of the foregoing, all liquor licenses, including, without limitation, each of the liquor licenses set forth on Annex 9;

          (j) without limiting the generality of the foregoing, all property that is or may become fixtures under applicable law;

          (k) all other tangible and intangible property of the Company; and

          (l) all Proceeds and products in whatever form of all or any part of the other Collateral including all insurance payments in respect of the Collateral and all condemnation awards and all other compensation for any Casualty Event with respect to all or any part of the other Collateral, together with all rights to recover and proceed with respect to the same, and all accessions to, substitutions for and replacements of all or any part of the Collateral.

          Notwithstanding the foregoing, Motor Vehicles shall not be included in the Collateral.

          The foregoing pledge and grant of security interest confirms the pledge and grant of security interest in the Collateral pledged and granted pursuant to the Existing Security Agreement and continues in all respects the pledge and grant in the Existing Security Agreement with respect to the Collateral without in any way causing any interruption in the continuity of such original pledge and grant.




          2.02 Intellectual Property. For the purpose of enabling the Administrative Agent to exercise its rights, remedies, powers and privileges under Section 6 at such time or times as the Administrative Agent shall be lawfully entitled to exercise such rights, remedies, powers and privileges, and for no other purpose, the Company hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Intellectual Property, together with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of such items.

          2.03 Perfection. Concurrently with the execution and delivery of this Agreement, the Company shall (i) execute such financing statements and other documents as the Administrative Agent may request with respect to the Liens granted hereby and the continuation thereof, (ii) deliver and pledge to the Administrative Agent any and all Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request,
(iii) deliver to the Administrative Agent and file with each relevant Governmental Person, each of the assignments in the form of Annex 6 (in the case of any Patent Collateral) and Annex 7 (in the case of any Trademark Collateral), (iv) give appropriate notice to the relevant depository institution or financial intermediary with respect to all Deposit Accounts or uncertificated Securities, and (v) take all such other actions as the Administrative Agent may request to perfect or establish the priority of the Liens granted by this Agreement.

          2.04  Preservation and Protection of Security
Interests.  The Company shall:

          (a) upon the acquisition after the Restatement Effective Date, by the Company of any Instrument (so long as no Default shall have occurred and be continuing, excluding any checks received by the Company for the payment of goods or services in the ordinary course of business), promptly deliver and pledge to the Administrative Agent all such Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request;

          (b) upon the acquisition after the Effective Date by the Company of any Equipment covered by a certificate of title or ownership (excluding Motor Vehicles), promptly cause the Administrative Agent to be listed as the lienholder on such certificate of title and within 120 days of the acquisition of such Equipment deliver evidence of the same to the Administrative Agent;






          (c) upon the Company's acquiring, or otherwise becoming entitled to the benefits of, any Copyright (or copyrightable material), Patent (or patentable invention), Trademark (or associated goodwill) or other Intellectual Property or upon or prior to the Company's filing, either directly or through any agent, licensee or other designee, of any application with any Governmental Person for any Copyright, Patent, Trademark, or other Intellectual Property, in each case after the Effective Date, execute and deliver such contracts, agreements and other instruments (including assignments in the form of Annexes 6 and 7, as applicable) as the Administrative Agent may request to evidence, validate, perfect and establish the priority (subject only to Liens permitted under the Credit Agreement) of the Liens granted by this Agreement in such and any related Intellectual Property and, if requested by the Administrative Agent, amend Annex 1, 2 or 3 (as the case may be) to reflect the inclusion of any such Intellectual Property as part of the Collateral (it being understood that the failure to amend any such Annex shall not affect the Liens granted by this Agreement on any such Intellectual Property); and

          (d) give, execute, deliver, file or record any and all financing statements, notices, contracts, agreements or other instruments, obtain any and all Governmental Approvals and take any and all steps that may be necessary or as the Administrative Agent may request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent to exercise and enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens, provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of
Section 3.02(b).

          2.05  Attorney-in-Fact.

          (a) Subject to the rights of the Company under Sections 2.06, 2.07, 2.08 and 2.09, the Administrative Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, to preserve the validity, perfection or priority of the Liens granted by this Agreement, including the execution and filing of financing statements, continuation statements and the like, and to exercise its rights, remedies, powers and privileges under this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall be entitled under this Agreement upon the occurrence and during the continuance of any Event of Default or, in respect of Section 3.02(b), any Default,
(i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and




in respect of all or any part of the Collateral; (ii) to receive, endorse and collect any Instruments or other drafts, instruments, documents and chattel paper in connection with clause (i) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iii) to file any claims or take any action or proceeding that the Administrative Agent may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and
(iv) to execute, in connection with any sale or disposition of the Collateral under Section 6, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

          (b) Without limiting the rights and powers of the Administrative Agent under Section 2.05(a), the Company hereby appoints the Administrative Agent as its attorney-in-fact, effective the Restatement Effective Date and terminating upon the termination of this Agreement and upon satisfaction in full of the Secured Obligations, for the purpose of executing and filing all such contracts, agreements and other documents as are contemplated by Section 2.04(c). This appointment as attorney-in-fact is irrevocable and coupled with an interest.

          2.06 Use of Intellectual Property. Subject to such action not otherwise constituting a Default and so long as no Event of Default shall have occurred and be continuing, the Company will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Company. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to Section 2.02 as to any specific Intellectual Property). The exercise of rights, remedies, powers and privileges under
Section 6 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Company in accordance with the first sentence of this Section 2.06.

          2.07 Instruments. So long as no Default shall have occurred and be continuing, the Company may retain for collection in the ordinary course of business any checks received by the Company for the payment of goods and services in the ordinary course of business, and the Administrative Agent shall, promptly upon the request, and at the expense, of the Company, make appropriate arrangements for making any other Instruments pledged by the Company available to the Company for purposes of




presentation, collection or renewal. Any such arrangement shall be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document.

          2.08  Use or Sale of Collateral.   So long as no Event
of Default shall have occurred and be continuing, the Company shall, in addition to its rights under Sections 2.06 and 2.07 in respect of the Collateral contemplated in those sections, be entitled to use and possess the other Collateral and to exercise its rights, title and interest in all contracts, agreements, licenses and Governmental Approvals, subject to the rights, remedies, powers and privileges of the Administrative Agent under Sections 3 and 6 and to such use, possession or exercise not otherwise constituting a Default. With respect to any of the Collateral that the Company has the right to sell under
Section 8.05 of the Credit Agreement, such sale shall be deemed to be an authorized disposition of such Collateral for purposes of Section 9-306(2) of the Uniform Commercial Code and the security interest granted by this Agreement in such Collateral shall be deemed released so long as the cash Proceeds of such sale are applied in accordance with the Credit Agreement and the other Basic Documents.

          2.09  Rights and Obligations.

          (a) The Company shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Agreement had not been executed and delivered. The exercise by the Administrative Agent or any Lender of any right, remedy, power or privilege in respect of this Agreement shall not release the Company from any of its duties and obligations under such contracts and agreements. Neither the Administrative Agent nor any Lender shall have any duty, obligation or liability under such contracts and agreements or in respect to any Governmental Approval included in the Collateral by reason of this Agreement or any other Basic Document, nor shall the Administrative Agent or any Lender be obligated to perform any of the duties or obligations of the Company under any such contract or agreement or any such Governmental Approval or to take any action to collect or enforce any claim (for payment) under any such contract or agreement or Governmental Approval.

          (b) No Lien granted by this Agreement in the Company's right, title and interest in any contract, agreement or Governmental Approval shall be deemed to be a consent by the Administrative Agent or any Lender to any such contract, agreement or Governmental Approval.

          (c) No reference in this Agreement to Proceeds or to the sale or other disposition of Collateral shall authorize the Company to sell or otherwise dispose of any Collateral except to





the extent otherwise expressly permitted by the terms of any Basic Document.

          (d) Neither the Administrative Agent nor any Lender shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

          2.10 Termination. When all Secured Obligations shall have been fully paid or otherwise fully performed and the Commitments and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, to or on the order of the Company and to be released, canceled and granted back all licenses and rights referred to in Section 2.02. The Administrative Agent shall also execute and deliver to the Company upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the Company to effect the termination and release of the Liens granted by this Agreement on the Collateral.

          Section 3.  Cash Proceeds of Collateral.

          3.01 Collateral Account. The Administrative Agent shall establish with Chemical Bank at the Principal Office a cash collateral account (the "Collateral Account") in the name and under the control of the Administrative Agent into which there shall be deposited from time to time (i) the cash Proceeds of any of the Collateral required to be deposited in the Collateral Account pursuant to the Credit Agreement, (ii) prior to their disbursement, cash Proceeds required to be disbursed by the Administrative Agent pursuant to Section 6.04, and (iii) any additional amounts which the Company wishes (subject to Section 4.01(b) of the Credit Agreement) to pledge as additional collateral security under this Agreement or which, as provided in the Credit Agreement, are required to be pledged as additional collateral security under this Agreement. The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Secured Obligations until applied as provided in this Agreement. Except as expressly provided in the next sentence, the Administrative Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the Company as the Company shall from time to time instruct. However, if any Event of Default shall have occurred and be continuing, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 9 of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 6. The balance





from time to time in the Collateral Account shall be subject to withdrawal only as provided in this Agreement.

          3.02  Certain Proceeds.

          (a) If any Event of Default shall have occurred and be continuing, the Company shall, upon request of the Administrative Agent, instruct all account debtors and other Persons obligated in respect of all Accounts and General Intangibles to make all payments in respect of the Accounts and General Intangibles directly to Barnett Bank of Tampa under and pursuant to a blocked account agreement, in substantially the form of Annex 8, or to such other Persons or under other arrangements in form and substance satisfactory to the Administrative Agent.

          (b) If any Event of Default shall have occurred and be continuing, the Company shall, upon request of the Administrative Agent, promptly notify (and the Company hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Instruments that such Collateral has been assigned to the Administrative Agent under this Agreement and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent. All such payments made to the Administrative Agent shall be immediately deposited in the Collateral Account.

          (c) The Company agrees that if the Proceeds of any Collateral required to be deposited in the Collateral Account shall be received by the Company, the Company shall as promptly as possible deposit such Proceeds into the Collateral Account or, if the Proceeds are of a type that cannot be so deposited, deliver such Proceeds to the Administrative Agent in kind. Until so deposited or delivered, all such Proceeds shall be held in trust by the Company for the Administrative Agent and shall not be commingled with any other funds or property of the Company.

          3.03 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the Company (or, if any Default shall have occurred and be continuing, the Administrative Agent) shall determine. All such Permitted Investments shall be held in the name and be under the control of the Administrative Agent, provided that, if requested by the Company, such Permitted Investments may be held in the name and under the control of one or more of the Lenders (and in that connection each Lender, pursuant to Section 10.10 of the Credit Agreement, has agreed that such Permitted Investments shall be held by such Lender as a collateral subagent for the Administrative Agent under this Agreement). At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 9 of the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate, or direct any such Lender acting as a collateral




subagent to liquidate, any such Permitted Investments and to apply or cause to be applied the proceeds of such action to the payment of the Secured Obligations in the manner specified in
Section 6.

          3.04 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities pursuant to Sections 2.10(f) or 9 of the Credit Agreement shall be held by the Administrative Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") of the Collateral Account, and all amounts held in such sub-account shall constitute collateral security first for the Letter of Credit Liabilities outstanding from time to time and second as collateral security for the other Secured Obligations.


          Section 4.  Representations and Warranties.  As of the
Effective Date and as of the date of each extension of credit by the Lenders, the Company represents and warrants to the Lenders and the Administrative Agent as follows:

          4.01 Title. The Company is the sole beneficial owner of the Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens, except for Liens permitted under Section 8.06 of the Credit Agreement. The Liens granted by this Agreement in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders have attached and constitute a perfected security interest in all of such Collateral (other than Intellectual Property registered or otherwise located outside of the United States of America) prior to all other Liens (except such permitted Liens). Notwithstanding the foregoing, nothing contained in this Section 4.01 shall derogate the grant of a security interest under Section 2.01 with respect to any property not owned by the Company but with respect to which the Company has sufficient rights to confer a security interest.


          4.02  Intellectual Property.

          (a) Annexes 1, 2 and 3 set forth completely and correctly all Copyrights, Patents and Trademarks owned by the Company on the Effective Date; except pursuant to licenses and other user agreements entered into by the Company in the ordinary course of business and listed in Annex 4, the Company owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Annex 1, 2 or 3; all registrations listed in Annexes 1, 2 and 3 are valid and in full force and effect; and, except as may be set forth in Annex 4, the Company owns and possesses the right to use all Copyrights, Patents and Trademarks listed in Annexes 1, 2 and 3.





          (b) Annex 4 sets forth completely and correctly all licenses and other user agreements included in the Intellectual
Property on the Effective Date.

          (c) To the Company's knowledge, (i) except as set forth in Annex 4, there is no violation by others of any right of the Company with respect to any Copyright, Patent or Trademark listed in Annex 1, 2 or 3 and (ii) the Company is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings have been instituted, are pending against the Company or, to the Company's knowledge, have been threatened against, and no claim has been received by, the Company, alleging any such violation, except as may be set forth in Annex 4.

          (d) The Company does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.


          Section 5.  Covenants.

          5.01  Books and Records.  The Company shall:

          (a) keep full and accurate books and records relating to the Collateral and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the Liens granted by this Agreement;

          (b) furnish to the Administrative Agent on the last business day of the months of March, June, September and December (or at such other times as the Administrative Agent may designate) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral, as the Administrative Agent may reasonably request, all in reasonable detail;

          (c) prior to filing, either directly or through an agent, licensee or other designee, any application for any Copyright, Patent or Trademark, furnish to the Administrative
Agent prompt notice of such proposed filing; and

          (d) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours, to inspect and make abstracts from its books and records pertaining to the Collateral, permit representatives of the Administrative Agent to be present at the Company's place of business to receive copies of all communications and remittances relating to the Collateral and forward copies of any notices or communications received by the Company with respect to the Collateral, all in such manner as the Administrative Agent may reasonably request.




          5.02 Removals, Etc. Without at least 30 days' prior written notice to the Administrative Agent, the Company shall not
(i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere, other than at the address initially indicated for notices to it under Section 7 or at one of the locations identified in Annex 5 or in transit from one of such locations to another or (ii) change its corporate name, or the name under which it does business, from the name shown on the signature pages to this Agreement.

          5.03 Sales and Other Liens. Except as otherwise permitted under Section 8 of the Credit Agreement, without the prior written consent of the Administrative Agent (granted with the authorization of the Lenders as specified in Section 11.04 of the Credit Agreement), the Company shall not dispose of any Collateral, create, incur, assume or suffer to exist any Lien upon any Collateral or file or suffer to be on file or authorize to be filed, in any jurisdiction, any financing statement or like instrument with respect to all or any part of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Lenders.

          5.04  Intellectual Property.

          (a) The Company (either itself or through licensees) will, for each Trademark, (i) to the extent consistent with past practice and good business judgment, continue to use such Trademark on each and every trademark class of goods in order to maintain such Trademark in full force and effect free from any claim of abandonment for nonuse, (ii) maintain as in the past the quality of products and services offered under such Trademark,
(iii) employ such Trademark with the appropriate notice of registration and (iv) not (and not permit any licensee or sublicensee to) do any act or knowingly omit to do any act whereby any Trademark material to the conduct of its business may become invalidated.

          (b) The Company (either itself or through licensees) will not do any act or knowingly omit to do any act whereby any Patent material to the conduct of its business may become abandoned or dedicated.

          (c) The Company shall notify the Administrative Agent immediately if it knows or has reason to know that any Intellectual Property material to the conduct of its business may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding before any Governmental Person) regarding the Company's ownership of any Intellectual Property material to its business, its right to copyright, patent or register the same (as the case may be), or its right to keep, use and maintain the same.




          (d) The Company will take all necessary steps that are consistent with good business practices in any proceeding before any appropriate Governmental Person to maintain and pursue each application relating to any Intellectual Property (and to obtain the relevant registrations) and to maintain each registration material to the conduct of its business, including payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

          (e) In the event that any Intellectual Property material to the conduct of its business is infringed, misappropriated or diluted by a third party, the Company shall notify the Administrative Agent within (10) days after it learns of such event and shall, if consistent with good business practice, promptly sue for infringement, misappropriation or dilution, seek temporary restraints and preliminary injunctive relief to the extent practicable, seek to recover any and all damages for such infringement, misappropriation or dilution and take such other actions as are appropriate under the circumstances to protect such Collateral.

          (f) The Company shall, through counsel acceptable to the Administrative Agent, prosecute diligently any application for any Intellectual Property pending as of the date of this Agreement or thereafter made until the termination of this Agreement, make application on uncopyrighted but copyrightable material, unpatented but patentable inventions and unregistered but registerable Trademarks and preserve and maintain all rights in applications for any Intellectual Property; provided, however, that the Company shall have no obligation to make any such application if making such application would be unnecessary or imprudent in the good faith business judgment of the Company.
Any expenses incurred in connection with such an application shall be borne by the Company. The Company shall not abandon any right to file an application for any Intellectual Property or any pending such application in the United States without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

          (g) The Administrative Agent shall have the right but shall in no way be obligated to bring suit in its own name to enforce the Copyrights, Patents and Trademarks and any license under such Intellectual Property, in which event the Company shall, at the request of the Administrative Agent, do any and all lawful acts and execute and deliver any and all proper documents required by the Administrative Agent in aid of such enforcement action.

          5.05 Further Assurances. The Company agrees that, from time to time upon the request of the Administrative Agent, the Company will execute and deliver such further writings and do such other acts and things as the Administrative Agent may





reasonably request in order fully to effect the purposes of this Agreement.


          Section 6.  Remedies.

          6.01 Events of Default, Etc. If any Event of Default shall have occurred and be continuing:

          (a) The Administrative Agent in its discretion may require the Company to, and the Company shall, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and the Company, designated in the Administrative Agent's request.

          (b) The Administrative Agent in its discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, all or any part of the Collateral.

          (c) The Administrative Agent in its discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so.

          (d) In the event of any sale, license or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Company shall supply to the Administrative Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral.

          (e) In addition to any rights conferred by this Agreement, the Administrative Agent shall have, and in its discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not a version of the Official Text of the Uniform Commercial Code is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner of the Collateral (and the Company agrees to take all such action as may be appropriate to give effect to such right).





The Proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 6.01 and of the exercise of the license granted to the Administrative Agent in Section 2.02 shall be applied in accordance with Section 6.04.

          6.02 Deficiency. If the Proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under Section 6.01 and of the exercise of the license granted by the Administrative Agent in Section 2.02 are insufficient to cover the costs and expenses of such exercise and the payment in full of the other Secured Obligations, the Company shall remain liable for any deficiency.

          6.03  Manner of Disposition.

          (a) The Administrative Agent and the Lenders shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral conducted in any commercially reasonable manner. The Company hereby waives any claims against the Administrative Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold, leased, or otherwise disposed of was less than the price which might have been obtained by some other manner of sale, lease or other disposition or was less than the aggregate amount of the Secured Obligations, even if, in connection with a private sale or other non-public disposition, the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

          (b) With respect to any Collateral that may from time to time be pledged to secure the Secured Obligations the disposition of which is subject to certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws, the Company recognizes that the Administrative Agent may be compelled, with respect to any sale of all or any part of such Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to distribution or resale.
The Company acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer of such Collateral to register it for public sale.

          6.04 Application of Proceeds. Except as otherwise expressly provided in this Agreement and except as provided below in this Section 6.04, the proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 6.01 or of the exercise of the license




granted in Section 2.02, and any other cash at the time held by the Administrative Agent under Section 3 or this Section 6, shall be applied by the Administrative Agent:

          First, to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, or leasing or other disposition of the Collateral, including reasonable out-of-pocket costs and expenses of the Administrative Agent, and the reasonable fees and expenses of its agents, as well as reasonable attorneys' fees and legal expenses incurred by the Administrative Agent in that connection;

          Next, to satisfaction of the Secured Obligations equally and ratably in accordance with their respective amounts then due and owing or as the Lenders may otherwise agree;

          Next, to any Persons entitled to such amounts pursuant to Section 9-504(1)(c) of the Uniform Commercial Code; and

          Finally, to the Company, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the Letter of Credit Liabilities Sub-Account of the Collateral Account pursuant to Section 3.04 shall be applied first to the Letter of Credit Liabilities outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 6.04.

          Section 7.  Miscellaneous.

          7.01  The Administrative Agent.  As provided in
Section 10.01 of the Credit Agreement, each of the Lenders has appointed The CIT Group/Business Credit, Inc. as its Administrative Agent for purposes of this Agreement. In such capacity, The CIT Group/Business Credit, Inc. shall be entitled to all of the rights and benefits accorded the Administrative Agent by Section 10 of the Credit Agreement. Following the payment in full of all Secured Obligations and the termination or expiration of the Commitments of the Lenders and Letter of Credit Liabilities, the provisions of Section 11.03 of the Credit Agreement shall be deemed to continue in full force and effect for the benefit of the Administrative Agent under this Agreement.

          7.02  Waiver.  No failure on the part of the
Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the





exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          7.03 Notices. All notices and communications to be given under this Agreement shall be given or made in writing to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice, upon receipt, in each case, given or addressed as provided in this
Section 7.03:

          To the Company:

               Kash n' Karry Food Stores, Inc.
               6422 Harney Road
               Tampa, Florida  33610
               Attention:  Senior Vice President,
                           Administration
               Telecopier No.:  (813) 626-9550

          To the Administrative Agent:

               The CIT Group/Business Credit, Inc.
               300 South Grand Avenue
               Third Floor
               Los Angeles, California  90071
               Attention:  Regional Credit Manager
               Telecopier No.:  (213) 613-2588


          Notwithstanding the foregoing, if a notice is transmitted by telecopier or personal delivery or, in the case of a mailed notice, is received on a day that is not a Business Day, then such notice shall be deemed to have been duly given on the first Business Day after such transmission or, in the case of a mailed notice, receipt.

          7.04 Expenses, Etc. The Company agrees to pay or to reimburse the Administrative Agent and the Lenders for all costs and expenses (including reasonable attorney's fees and expenses) that may be incurred by the Administrative Agent or the Lenders in any effort to enforce any of the provisions of Section 6 or any of the obligations of the Company in respect of the Collateral or in connection with (a) the preservation of the Lien of, or the rights of, the Administrative Agent and the Lenders under this Agreement, (b) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, or
(c) all such costs and expenses and any other costs and expenses, including reasonable attorneys' fees and expenses incurred in any



bankruptcy, reorganization, workout or other similar proceeding, including costs, expenses and reasonable attorneys' fees and expenses relating to any proceeding concerning relief from stay, cash collateral, appointment of a trustee, disclosure statement approval, or plan confirmation.

          7.05 Amendments, Etc. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by the Company and the Administrative Agent (with the consent of the Lenders as specified in Section 11.04 of the Credit Agreement). Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Administrative Agent and each Lender, each holder of any of the Secured Obligations and the Company, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

          7.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Administrative Agent, the Lenders and each holder of any of the Secured Obligations and their respective successors and permitted assigns. The Company shall not assign or transfer its rights under this Agreement without the prior written consent of the Administrative Agent.

          7.07 Survival. All representations and warranties made in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.

          7.08 Agreements Superseded. This Agreement supersedes all prior agreements and understandings (including any and all commitment letters and term sheets), written or oral, between or among the parties with respect to the subject matter of this Agreement.

          7.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          7.10 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to



this Agreement may execute this Agreement by signing any such counterpart.

          7.12 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          7.13  WAIVER OF JURY TRIAL.  THE COMPANY, THE
ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT
TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY
THIS AGREEMENT.


































          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                             KASH N' KARRY FOOD STORES, INC.



                             By:
                                 ----------------------
                             Title: Senior Vice President,
                                    Chief Financial Officer,
                                    Treasurer and Secretary

                             THE CIT GROUP/BUSINESS CREDIT, INC.,
                             as Administrative Agent



                             By:
                                 ----------------------
                             Title: Vice President




































                                                                 ANNEX 1



         LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
            APPLICATIONS FOR COPYRIGHT REGISTRATIONS



                              None.

                                                                 ANNEX 2



             LIST OF PATENTS AND PATENT APPLICATIONS



                              None.

                                                                 ANNEX 3

                                                                 Page 1 of 2
              LIST OF TRADE NAMES, TRADEMARKS, SERVICES
         MARKS, TRADEMARK AND SERVICE MARK REGISTRATIONS AND
              APPLICATIONS FOR TRADEMARK AND SERVICE MARK
                            REGISTRATIONS

                   KASH n' KARRY FOOD STORES, INC.


I.     Federal Registrations

                                          Reg.
       No.    Reg. No.   Serial No.    Date        Mark
       --     ---------  ----------  --------      --------------------
       1.     1,905,096  74-457,115  07/11/95      Fresh American Royal
                                                   Banquet Lamb and design
       2.     1,848,775  74-281,864  08/09/94      Nature Friendly and design
       3.     1,830,625  74-352,021  04/12/94      Pro's Choice
       4.     1,804,488  74-281,865  11/16/93      Nature Friendly and design
       5.     1,534,618  73-721,534  04/11/89      Round Up
       6.     1,533,699  73-639,902  04/04/89      Florida Choice
       7.     1,500,764  73-672,966  08/16/88      EZ Checkout and design
       8.     1,351,939  73-515,163  07/30/85      Five Star Meats and design
       9.     1,297,925  73-447,900  09/25/84      Hi-Class
       10.    1,279,112  73-407,487  05/22/84      Harvest Day block letters
       11.    1,214,443  73-321,445  10/26/82      Key Buy
       12.    1,169,786  73-157,485  09/22/81      Lady Lee
       13.    1,000,911  73-004,692  01/07/75      Medi-Guard and design
       14.      965,934  72-428,456  08/14/73      Medi-Guard and design
       15.      875,507  72-298,945  08/26/69      Medi-Guard and design
       16.      839,887  72-255,522  12/05/67      Medi-Guard and design
II.    Federal Registrations - pending status

       No.    Reg. No.       Serial No.    File Date      Mark
       ---    --------       -----------   ----------     -----

                               None.
III.   Florida Registrations

       No.    Reg. No.       Reg. Date     Mark
       ---    ---------      ----------    ------
       17.    T94000000100   01/20/94      Florida Preferred and design
       18.    T16172         07/22/92      Kash $aver
       19.    T15518         02/10/92      Kash $aver

                                                               ANNEX 3
                                                             Page 2 of 2
       20.    T15161         10/29/91      Kash $aver
       21.    T14932         08/28/91      $ave and Pack and design
       22.    T14214         03/08/91      Pro's Choice and design
       23.    T14071         01/28/91      $mart Buy and design
       24.    T13496         09/19/90      Nature Friendly and design
       25.    T13370         08/27/90      Kash n' Karry Food Stores and
                                           design
       26.    T13369         08/27/90      So Much More To Pay Less For!
       27.    T13368         08/27/90      Kash n' Karry and design
       28.    T12501         02/21/90      The Pharmacy With TLC
                                           (Touch Link Computers)
       29.    T09931         11/29/88      Kash n' Karry Hollywood at Home
       30.    T02593         12/31/84      Five Star Meats and design
       31.    T08543         10/20/83      Kash N Karry (for carts)
       32.    925816         12/31/81      Kash n' Karry Discount Centers
       33.    925815         12/31/81      Kash n' Karry Discount
                                           Supermarkets
       34.    923973         02/19/81      We Make Savings Simple
       35.    922717         07/24/80      Tell a Friend
       36.    922401         05/19/80      Kash n' Karry K
       37.    922400         05/19/80      Kash n' Karry K
       38.    922399         05/19/80      K Kash n' Karry
       39.    922398         05/19/80      K Kash n' Karry
IV.    Registered Fictitious Names

       No.    Reg. No.       File Date     Name
       ---    --------       ---------    -------
       40.    G92323900024   11/18/92      Save 'n Pack

 V.     Unregistered Trade Marks

              The Bakery
              The Corner Deli
              Farm Fresh Produce
              Fresh n' Easy Salads
              Kash n' Karry
              Kash n' Karry Food Centers
              K Kash n' Karry Food Centers and design
              Silken Care
              Smart Lane
              So Much More To Pay Less For
              Captain's Choice and design
              Smart Buy

                                                                  ANNEX 4



                       LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS





                                           - None -

                                                                 ANNEX 5

                                                             Page 1 of 3
                                                       LIST OF LOCATIONS
                                         KASH n' KARRY FOOD STORES, INC.
NOTES OPEN-1   STORE  ADDRESS                     CITY             COUNTY
                  #
2     Liquor     584  2002 S.W. 34th Street       Gainesville      Alachua
2     1          720  2320 N.W. 13th Street       Gainesville      Alachua
3     1          876  4120 N.W. 16th Boulevard    Gainesville      Alachua
2     1          884  2002 S.W. 34th Street       Gainesville      Alachua
2     1          207  4200 South Tamiami Trail    Ch. Harbor       Charlotte
1     1          709  2050 Forrest Nelson Blvd    Pt Charlotte     Charlotte
2     1          729  1951 S. McCall Road         Englewood        Charlotte
1     1          702  1651 S.E. Highway 19        Crystal Rvr      Citrus
1     Land       726  Beverly Hills               Beverly Hill     Citrus
2     1          851  1502 W. Main Street         Inverness        Citrus
2     1          871  4500 South Suncoast Blvd    Homosassa        Citrus
2     1          890  1133 U.S. Highway 17 South  Wauchula         Hardee
2     1          716  11160 Spring Hill Drive     Spring Hill      Hernando
2     1          868  20050 Cortez Boulevard      Brooksville      Hernando
1     1          886  2384 Commercial Way         Spring Hill      Hernando
1     1          891  3250 U.S. 27 South          Sebring          Highlands
2     Assigned   108  305 W Hillsborough Avenue   Tampa            Hillsboro
2     1          113  128 South Westshore Blvd    Tampa            Hillsboro
2     Closed     144  7235 W Hillsborough Ave     Tampa            Hillsboro
1     1          146  4101 N Florida Avenue       Tampa            Hillsboro
3     1          401  2525 North Dale Mabry       Tampa            Hillsboro
2     1          403  11612 North Nebraska        Tampa            Hillsboro
2     Liquor     587  2712 East Fowler Avenue     Tampa            Hillsboro
2     Liquor     592  14738 West Village Drive    Tampa            Hillsboro
2     1          617  15692 Dale Mabry Highway    Tampa            Hillsboro
2     1          619  13508 Florida Avenue        Tampa            Hillsboro
2     1          621  2333 W Hillsborough Ave     Tampa            Hillsboro
2     1          623  4317 Gandy Boulevard        Tampa            Hillsboro
2     1          703  8775 Temple Terrace Hwy     T Terrace        Hillsboro
2     1          718  7095 West Waters Avenue     Tampa            Hillsboro
3     1          722  2110 West Swann Avenue      Tampa            Hillsboro
2     1          723  205 West Alexander Street   Plant City       Hillsboro
1     Land       734  Dale Mabry & Lambright      Tampa            Hillsboro
1     Land       736  M L K & Nebraska            Tampa            Hillsboro
2     1          743  8837 56th Street            T Terrace        Hillsboro
2     1          824  5028 Columbus Plaza         Tampa            Hillsboro
2     1          826  507 Wheeler Street          Plant City       Hillsboro
2     1          827  8320 Florida Avenue         Tampa            Hillsboro
2     1          848  1023 N Tamiami Trail        Ruskin           Hillsboro
2     1          855  7415 U.S. Highway 301       Riverview        Hillsboro
2     1          858  4056 North Armenia          Tampa            Hillsboro
2     Assigned   866  Dale Mabry & Ehrlich        Tampa            Hillsboro
2     1          869  901 Lithia-Pinecrest Road   Brandon          Hillsboro
2     1          870  6734 Memorial Highway       Tampa            Hillsboro
3     1          877  750 State Road 574          Seffner          Hillsboro
1     1          878  4519 Gunn Highway           Tampa            Hillsboro
1     1          887  2770 Fowler Avenue          Tampa            Hillsboro
2     1          892  5320 Ehrlich Road           Tampa            Hillsboro
2     Sublease   206  1801 North Tamiami Trail    Ft Myers         Lee
                                                      LIST OF LOCATIONS
                                                                ANNEX 5
                                                            Page 2 of 3
                                       KASH n' KARRY FOOD STORES, INC.
NOTES OPEN-1   STORE  ADDRESS                     CITY             COUNTY
                  #
2     1          209  8951 Bonita Beach Road      Bonita Spgs      Lee
2     Closed     217  6257 McGregor Boulevard     Ft  Myers        Lee
2     1          309  8595-35 College Parkway     Ft  Myers        Lee
2     1          311  15675 McGregor Boulevard    Ft  Myers        Lee
2     1          313  5660 Bayshore Road          N Ft Myers       Lee
2     1          315  1530 Del Prado Boulevard    Cape Coral       Lee
2     1          629  13352 North Cleveland Ave   N Ft Myers       Lee
2     1          882  4820 Leonard Street         Cape Coral       Lee
1     Land       882  4820 Leonard Street         Cape Coral       Lee
2     1          211  5805 Manatee Avenue         Bradenton        Manatee
2     1          627  2401 Cortez Road            Bradenton        Manatee
2     1          715  5201 33rd Street            Bradenton        Manatee
2     1          854  515 7th Street              Palmetto         Manatee
2     1          867  5802 14th Street West       Bradenton        Manatee
2     1          301  2499 S.W. 27th Avenue       Ocala            Marion
2     Closed     601  3740 E Silver Springs Blvd  Ocala            Marion
2     1          651  2720 E Silver Springs Blvd  Ocala            Marion
2     1          725  7130 N U.S. Hwy 441         Ocala            Marion
2     1          894  833 U.S. Highway 41 N       Dunnellon        Marion
1     1          896  11310 S.E. U.S. 301         Belleview        Marion
2     Closed     898  3233 S.E. Maricamp Road     Ocala            Marion
2     1          701  3183 West Vine Street       Kissimmee        Osceola
2     1          204  3535 U.S. Hwy 19 N          Nw Pt Richey     Pasco
2     Assigned   205  U.S. Hwy 19 & Embassy Blvd  Port Richey      Pasco
2     1          603  9017 S.R. 52                Hudson           Pasco
2     1          605  7431 County Road 54         Nw Pt Richey     Pasco
2     1          704  21605 Village Lakes         Land O' Lks      Pasco
1     1          717  6400 Massachusetts Ave      Nw Pt Richey     Pasco
2     1          728  Medical Arts Court          Zephyrhills      Pasco
2     1          874  2930 South Boulevard        Nw Pt Richey     Pasco
2     1          885  9101 Little Road            Nw Pt Richey     Pasco
2     1          897  1870 U.S. 301 South         Dade City        Pasco
2     1          133  7625 Blind Pass Road        St Pete Bch      Pinellas
2     Closed     201  9450 9th Street North       St Pete          Pinellas
2     Sublease   202  Park Blvd & Starkey Rd      Largo            Pinellas
2     Sublease   203  34th Street & 30th Ave      St Pete          Pinellas
2     Assigned   405  3533 U.S. Hwy 19            Palm Harbor      Pinellas
2     Sublease   607  2465 U.S. Highway 19        Palm Harbor      Pinellas
2     1          609  2270 113th Street S.W.      Largo            Pinellas
2     1          611  4665 66th Street            Kenneth City     Pinellas
2     1          613  2134 34th Street North      St Pete          Pinellas
2     1          615  6851 Gulfport Blvd S        S Pasadena       Pinellas
2     1          705  3146 Tampa Road             Oldsmar          Pinellas





                                                          LIST OF LOCATIONS
                                                                    ANNEX 5
                                                                Page 3 of 3
                                            KASH n' KARRY FOOD STORES, INC.
NOTES OPEN-1   STORE  ADDRESS                     CITY             COUNTY
                  #
2     1          707  1360 Tampa Road             Palm Harbor      Pinellas
2     1          710  13817 Walsingham Road       Largo            Pinellas
1     1          765  3327 9th Street North       St  Pete         Pinellas
3     1          765  3327 9th Street North       St  Pete         Pinellas
2     1          831  6095 9th Avenue North       St  Pete         Pinellas
2     1          849  21323 U.S. Highway 19 N     Clearwater       Pinellas
2     1          852  7491 4th Street North       St  Pete         Pinellas
2     1          857  955 62nd Avenue South       St  Pete         Pinellas
2     1          864  2200 Main Street            Dunedin          Pinellas
2     1          873  2519 McMullen Booth Road    Clearwater       Pinellas
3     1          875  2650 U.S. 19 North          Palm Harbor      Pinellas
2     1          879  13000 66th Street North     Largo            Pinellas
2     1          881  2460 East Bay Drive         Largo            Pinellas
2     1          883  Highland & Sunset Point     Clearwater       Pinellas
2     Closed     888  1068 Ulmerton Road          Largo            Pinellas
2     1          129  925 Bartow Road             Lakeland         Polk
2     1          733  604 Havendale Boulevard     Auburndale       Polk
2     1          842  3rd St & Avenue O S.W.      Winter Haven     Polk
2     1          889  1340 S.R. 60 East           Lake Wales       Polk
2     1          893  4233 South Florida Ave      Lakeland         Polk
2     1          895  1176 U.S. 27 North          Haines City      Polk
2     1          899  6220 North Highway 98       Lakeland         Polk
2     1          139  458 Venice By-Pass          Venice           Sarasota
2     Closed     212  8199 S. Tamiami Trail       Sarasota         Sarasota
2     1          214  3535 Fruitville Road        Sarasota         Sarasota
2     1          215  1325 Tamiami Trail South    Sarasota         Sarasota
2     1          216  4404 Bee Ridge Road         Sarasota         Sarasota
2     Closed     305  2111 South Tamiami Trail    Venice           Sarasota
2     Closed     319  15 Beneva Road South        Sarasota         Sarasota
2     1          712  1254 Jacaranda Boulevard    Venice           Sarasota
2     1          719  6150 Lockwood Ridge Road    Sarasota         Sarasota
3     1          880  4057 Cattleman Road         Sarasota         Sarasota
2     1          711  858 Saxon Boulevard         Orange City      Volusia

                                                          ANNEX 6


                     ASSIGNMENT FOR SECURITY

                            (PATENTS)


          WHEREAS, Kash n' Karry Food Stores, Inc., a Delaware corporation (herein referred to as "Assignor"), owns the letters patent, and/or applications for letters patent, of the United States, more particularly described on Schedule 1 annexed hereto as part hereof (the "Patents");

          WHEREAS, Assignor, the lenders referred to therein (the "Lenders") and The CIT Group/Business Credit, Inc., a New York corporation, as administrative agent (herein referred to as "Assignee") for the Lenders, have entered into an Amended and Restated Credit Agreement dated as of December 19, 1995 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), which agreement amends and restates the Credit Agreement dated as of December 29, 1994 among Assignor, Lenders and Assignee;

          WHEREAS, Assignor has executed and delivered to Assignee for the ratable benefit of Assignee and the Lenders an Amended and Restated Security Agreement of even date herewith (the "Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of Assignee, which agreement amends and restates the Security Agreement dated as of December 28, 1994 (the "Existing Security Agreement") between Assignor and Assignee;

          WHEREAS, pursuant to the Existing Security Agreement and an Assignment for Security (Patents) dated December 28, 1994 (the "Existing Assignment"), Assignor has assigned to Assignee, and granted to Assignee a security interest in, and mortgage on, all right, title and interest of Assignor in and to the Patents, together with any reissue, continuation, continuation-in-part or extension thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof for the full term of the Patents (the "Intellectual Property Collateral"), to secure the prompt payment, performance and observance of the Secured Obligations; and

          WHEREAS, Assignor and Assignee desire to amend and restate the Existing Assignment in order to confirm the continuation of and to pledge and grant security interests in the Intellectual Property Collateral in favor of Assignee for itself and Lenders as security for the Secured Obligations;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby further assign unto Assignee and grant to Assignee a security interest in, and mortgage on, the Intellectual Property

Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

          The foregoing assignment and grant of security interest and mortgage confirms the assignment and grant of security interest and mortgage assigned and granted pursuant to the Existing Assignment and continues in all respects the assignment and grant in the Existing Assignment with respect to the Intellectual Property Collateral without in any way causing any interruption in the continuity of such original assignment and mortgage.

          Assignor does hereby further acknowledge and affirm that the rights and remedies of Assignee with respect to the assignment of, security interest in and mortgage on the Intellectual Property Collateral made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

          Assignee's address is 300 South Grand Avenue, 3rd
Floor, Los Angeles, California 90071.

          IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed by its officer thereunto duly authorized as of the ___th day of December, 1995.

                              KASH N' KARRY FOOD STORES, INC.



                              By: _______________________________
                                  Name:  ________________________
                                  Title: ________________________

   SCHEDULE 1 TO AMENDED AND RESTATED ASSIGNMENT FOR SECURITY

                             PATENTS


Title                      Date Issued                 Patent No.

                                                          ANNEX 7



                      AMENDED AND RESTATED
                     ASSIGNMENT FOR SECURITY

                          (TRADEMARKS)


          WHEREAS, Kash n' Karry Food Stores, Inc., a Delaware corporation (herein referred to as "Assignor"), has adopted, used and is using the trademarks listed on the annexed Schedule 1, which trademarks are registered in the United States Patent and Trademark Office (the "Trademarks");

          WHEREAS, Assignor, the lenders referred to therein (the "Lenders") and The CIT Group/Business Credit, Inc., a New York corporation, as administrative agent (herein referred to as "Assignee") for the Lenders, have entered into an Amended and Restated Credit Agreement dated as of December 19, 1995 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), which agreement amends and restates the Credit Agreement dated as of December 29, 1994 among Assignor, Lenders and Assignee;

          WHEREAS, Assignor has executed and delivered to Assignee for the ratable benefit of Assignee and the Lenders an Amended and Restated Security Agreement of even date herewith (the "Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of Assignee which agreement amends and restates the Security Agreement dated as of December 28, 1994 (the "Existing Security Agreement") between Assignor and Assignee;

          WHEREAS, pursuant to the Existing Security Agreement and an Assignment for Security (Trademarks) dated December 28, 1994 (the "Existing Assignment"), Assignor has assigned to Assignee and granted to Assignee a security interest in, and mortgage on, all right, title and interest of Assignor in and to the Trademarks, together with the goodwill of the business symbolized by the Trademarks and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof (the "Intellectual Property Collateral"), to secure the payment, performance and observance of the Secured Obligations; and

          WHEREAS, Assignor and Assignee desire to amend and restate the Existing Assignment in order to confirm the continuation of and to pledge and grant security interests in the Intellectual Property Collateral in favor of Assignee for itself and Lenders as security for the Secured Obligations;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby further assign unto Assignee and grant to Assignee a security interest in, and mortgage on, the Intellectual Property Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

          The foregoing assignment and grant of security interest and mortgage confirms the assignment and grant of security interest and mortgage assigned and granted pursuant to the Existing Assignment and continues in all respects the assignment and grant in the Existing Assignment with respect to the Intellectual Property Collateral without in any way causing any interruption in the continuity of such original assignment and mortgage.

          Assignor does hereby further acknowledge and affirm that the rights and remedies of Assignee with respect to the assignment of, security interest in and mortgage on the Intellectual Property Collateral made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

          Assignee's address is 300 South Grand Avenue, 3rd
Floor, Los Angeles, California 90071.

          IN WITNESS WHEREOF, Assignor has caused this Assignment
to be duly executed by its officer thereunto duly authorized as
of the      day of December, 1995.

                              KASH N' KARRY FOOD STORES, INC.


                              By: _______________________________
                                  Name:  ________________________
                                  Title: ________________________

   SCHEDULE 1 TO AMENDED AND RESTATED ASSIGNMENT FOR SECURITY

                           TRADEMARKS


Trademark                   Reg. Date                    Reg. No.

                                                              ANNEX 8



                    FORM OF BLOCKED ACCOUNT AGREEMENT





 =========================================================================



                           AMENDED AND RESTATED

                         BLOCKED ACCOUNT AGREEMENT



                       Dated as of December 19, 1995


                                   among


                     KASH N' KARRY FOOD STORES, INC.,


                          BARNETT BANK OF TAMPA,


                                    and


                   THE CIT GROUP/BUSINESS CREDIT, INC.,
                          as Administrative Agent



  =========================================================================

                     BLOCKED ACCOUNT AGREEMENT


          This AMENDED AND RESTATED BLOCKED ACCOUNT AGREEMENT (this "Agreement") dated as of December 19, 1995 is made among KASH N' KARRY FOOD STORES, INC. (the "Company"), BARNETT BANK OF TAMPA (the "Bank"), and THE CIT GROUP/BUSINESS CREDIT, INC., as the administrative agent (in such capacity, the "Administrative Agent") for the Lenders referred to below.

          The Amended and Restated Credit Agreement dated as of December 19, 1995 (the "Credit Agreement") among KASH N' KARRY FOOD STORES, INC., the lenders identified in the Credit Agreement (the "Lenders") and the Administrative Agent provides, subject to its terms and conditions, for certain extensions of credit to the Company. It is a condition to the obligations of the Administrative Agent and the Lenders under the Credit Agreement that the Company shall have executed and delivered this Agreement.

          Accordingly, the parties hereto agree as follows:

          1. The parties acknowledge that the Company and the Administrative Agent for the benefit of the Lenders have entered into an Amended and Restated Security Agreement dated as of December 19, 1995 (the "Security Agreement") under which the Administrative Agent for the benefit of the Lenders and the Administrative Agent has been granted a security interest in, among other things, all of the Company's right, title and interest in Account Number 1407708881 of the Company with the Bank (the "Blocked Account") and all monies on deposit in the Blocked Account from time to time.

          2. The Company and the Bank agree that (a) the Company shall not be entitled to withdraw monies from the Blocked Account and (b) all monies from time to time on deposit in the Blocked Account shall be paid on each day on which the Bank is open for business to the Administrative Agent as set forth in
Section 3 below, subject to court resolution of any third party claims and/or legal rights of the Company in the event of the filing of a petition in bankruptcy, whether voluntary or involuntary. The Company agrees not to permit the Blocked Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description. The Bank agrees that the maintaining by the Bank of the Blocked Account and the Bank's holding any checks, drafts, notes, acceptances, cash and other evidences of indebtedness ("Remittances") included therein shall be solely on behalf of the Administrative Agent for the benefit of the Lenders and the Administrative Agent.

          3. The Bank shall transfer the sum of the previous day's collected balance in the Blocked Account by Federal Funds
Wire as follows:

                          Chemical Bank
                         270 Park Avenue
                   New York, New York   10017
                       ABA No:  021000128


     for the account of The CIT Group/Business Credit, Inc.,
                     as Administrative Agent

                      Account No. 323094929

           Refer to:  Kash n' Karry Food Stores, Inc.

          4. The Bank may charge the Company's Operating Account Number 1407288441 with the Bank (the "Operating Account") for all service charges, returned items and any other charges to which it may be entitled for maintaining the Blocked Account. In the event there are insufficient funds in the Operating Account for such purpose, the Bank may then charge the Blocked Account for such service charges and returned items.

          5. The Bank will provide a copy of the Company's monthly bank statements relating to the Blocked Account and the Operating Account at the time such statements are provided to the Company (and, upon the written request of the Administrative Agent, statements relating to other accounts of the Company with the Bank) to the Administrative Agent addressed as follows:

               The CIT Group/Business Credit, Inc.
               300 South Grand Avenue
               Third Floor
               Los Angeles, California  90071
               Attention:  Regional Credit Manager


          6. As collateral security for the payment of all of the Secured Obligations (as defined in the Security Agreement), howsoever evidenced or acquired, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, the Company confirms that it has assigned, pledged and transferred, and does hereby assign, pledge and transfer, to the Administrative Agent for the benefit of the holders of the Secured Obligations all of the Company's rights, title and interest in and to the Blocked Account, including all sums now or hereafter deposited in or payable to or withdrawable from said Blocked Account and any interest accrued or payable thereon and in and to the Remittances. The Administrative Agent shall have the full and irrevocable right, power and authority, to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable pursuant to the Blocked Account and the Remittances and at the Administrative Agent's discretion take any other action, including the transfer of the Blocked Account to the Administrative Agent's own name, which the Administrative Agent deems necessary or appropriate to preserve or protect the

Administrative Agent's security interests in the Blocked Account and the Remittances.

          7. The Bank shall be fully protected in acting on any order or direction by the Administrative Agent respecting the Blocked Account and disposition of Remittances without making any inquiry whatsoever as to the Administrative Agent's right or authority to give such order or direction or as to the application or any payment made pursuant thereto.

          8. Except as set forth in Section 4 above, the Bank agrees that it shall not effect any right of offset (statutory or otherwise) that it may otherwise have, or make any deduction or claim, against the Blocked Account or the Remittances unless and until the Administrative Agent shall have notified the Bank in writing that all of the Secured Obligations have been paid in full, and all such rights of offset and deduction are hereby waived by the Bank until such time.

          9. Nothing herein constitutes a waiver of, and the Bank reserves all of, its present and future rights with respect to checks and other items deposited to the Blocked Account and returned for insufficient funds or for any other reason.

          10. The Bank will not close the Blocked Account without giving the Administrative Agent and the Company at least ten (10) days' prior written notice thereof.

          11. No amendments or modifications made to this Agreement shall be effective without the written consent of the Bank, the Company and the Administrative Agent.

          12. The Company will indemnify the Bank and hold the Bank harmless from and against all losses, liability, damages, costs and expenses, including reasonable attorneys' fees at trial and on appeal, arising from or in connection with the Bank's liability to collect any endorsed Remittances. The Company further agrees that the Bank shall not be liable for any action or inaction taken by the Bank or the Bank's employees in accordance with the provisions of this Agreement, nor for the loss of any instruments, documents or other property of any nature whatsoever received by the Bank in connection with this Agreement, other than cash and Remittances lost through the gross negligence or willful misconduct of the Bank or its employees.

          13. Except as expressly provided in this Agreement, the Bank makes no representations or warranties arising by law or otherwise, including but not limited to, implied warranties of merchantability or fitness of a particular purpose, relating to the performance of any lockbox process system. The Bank makes no warranty concerning the accuracy of any report or other form furnished to the Company or on the Company's behalf.



          14. Except for damages resulting from, related to or caused by the Bank's gross negligence, willful misconduct or fraud, the Bank shall not be liable for any loss, destruction, mutilation, damage or theft of any documents or items and the Bank shall not be liable to the Company for failure to follow any of the operating procedures or failure to perform any service within the time period stated, if failure to perform is due to the occurrence of any of the following events: any act or failure to act by the Company; mechanical failures of the Bank's equipment or power failures; strikes or lockout; fire or other casualty; riot or civil commotion, wind storms, earthquakes; floods or other acts of God; delay in transportation; government regulations or interferences; or any other event beyond the control of the Bank.

          15. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

          16. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

          17.  This Agreement amends and restates the Blocked
Account Agreement dated as of December 28, 1994 among the Company, the Bank and the Administrative Agent.






























          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              KASH N' KARRY FOOD STORES, INC.



                              By:________________________________
                              Title:


                              BARNETT BANK OF TAMPA, BY BARNETT
                              BANKS, INC., as Attorney-in Fact
                              for Barnett Bank of Tampa


                              By:________________________________
                              Title:


                              THE CIT GROUP/BUSINESS CREDIT,
                              INC., as Administrative Agent


                              By:________________________________
                              Title:




























                                                         ANNEX 9

                     LIST OF LIQUOR LICENSES

                                                         ANNEX 9
                                                     Page 1 of 3
                      LICENSES ISSUED BY
 THE FLORIDA DEPARTMENT OF BUSINESS AND PROFESSIONAL REGULATION
           DIVISION OF ALCOHOLIC BEVERAGES AND TOBACCO
                 KASH N' KARRY FOOD STORES, INC.

                     As of November 1, 1995

STORE                                          LICENSE  LICENSE
NO.  LOCATION                     COUNTY       NO.      SERIES
___  ____________________________ ___________  ________ _______
520  2320 NW 13TH ST.             ALACHUA      11-01118 3PS
584  2002 S.W. 34TH STREET        ALACHUA      11-00219 3PS
720  2320 NW 13TH ST.             ALACHUA      11-01146 2APS
876  4120 NW 16TH BLVD.           ALACHUA      11-00661 2APS
884  2002 SW 34TH ST.             ALACHUA      11-00747 2APS
207  4200 S. TAMIAMI TRAIL        CHARLOTTE    18-00079 2APS
709  2050 FORREST NELSON BLVD.    CHARLOTTE    18-00687 2APS
729  1951 S. McCALL AVENUE        CHARLOTTE             2APS
529  1951 S. McCALL AVE. STE 300  CHARLOTTE    18-00409 3PS
702  1651 SE HIGHWAY 19           CITRUS       19-00596 2APS
851  1502 W. MAIN ST.             CITRUS       19-00084 2APS
871  4500 S. SUNCOAST BLVD.       CITRUS       19-00265 2APS
890  1133 U.S. HIGHWAY 17 S.      HARDEE       35-00189 2APS
716  11160 SPRINGHILL DR.         HERNANDO     37-00585 2APS
868  20050 CORTEZ BLVD.           HERNANDO     37-00173 2APS
886  2384 COMMERCIAL WAY          HERNANDO     37-00249 2APS
891  3250 U.S. 27 S.              HIGHLANDS    38-00437 2APS
113  128 S. WESTSHORE BLVD.       HILLSBOROUGH 39-00886 2APS
146  4101 N. FLORIDA AVE.         HILLSBOROUGH 39-01047 2APS
401  2525 N. DALE MABRY           HILLSBOROUGH 39-02544 2APS
403  11612-B N. NEBRASKA          HILLSBOROUGH 39-02986 2APS
518  7099 W. WATERS AVE.          HILLSBOROUGH 39-00779 3PS
523  123 W. ALEXANDER ST.         HILLSBOROUGH 39-00994 3PS
550  HILLS. DISTRICT OFFICE       HILLSBOROUGH 39-00782 3PS ESCROW
587  2712 E. FOWLER AVE.          HILLSBOROUGH 39-00201 3PS
592  14738 W. VILLAGE DR.         HILLSBOROUGH 39-00599 3PS
617  15692 N. DALE MABRY HWY.     HILLSBOROUGH 39-02455 2APS
618  15692 N. DALE MABRY HWY.     HILLSBOROUGH 39-01009 3PS
619  13508 FLORIDA AVE.           HILLSBOROUGH 39-00018 2APS
620  13508 FLORIDA AVE.           HILLSBOROUGH 39-01099 3PS
621  2333 W. HILLSBOROUGH AVE.    HILLSBOROUGH 39-01740 2APS
622  2333 W. HILLSBOROUGH AVE.    HILLSBOROUGH 39-00948 3PS
623  4317 GANDY BLVD.             HILLSBOROUGH 39-00077 2APS
624  4317 GANDY BLVD.             HILLSBOROUGH 39-01022 3PS
703  8775 TEMPLE TERRACE HWY.     HILLSBOROUGH 39-03349 2APS
718  7095 W. WATERS AVE.          HILLSBOROUGH 39-03610 2APS
722  2100 SWANN AVE.              HILLSBOROUGH 39-04093 2APS
723  205 W. ALEXANDER ST.         HILLSBOROUGH 39-03858 2APS
743  8837 N. 56TH STREET          HILLSBOROUGH 39-01163 2APS
824  5028 COLUMBUS PLAZA          HILLSBOROUGH 39-00729 2APS
826  507 WHEELER ST.              HILLSBOROUGH 39-00945 2APS
827  8320 N. FLORIDA AVE.         HILLSBOROUGH 39-00247 2APS


                                                         ANNEX 9
                                                     Page 2 of 3
848  1023 N. TAMIAMI TRAIL        HILLSBOROUGH 39-01139 2APS
855  7415 U.S. HIGHWAY 301        HILLSBOROUGH 39-00275 2APS
858  4056 N. ARMENIA              HILLSBOROUGH 39-00370 2APS
869  901 LITHIA-PINECREST RD.     HILLSBOROUGH 39-02084 2APS
870  6734 MEMORIAL HWY.           HILLSBOROUGH 39-01932 2APS
877  750 STATE ROAD 574           HILLSBOROUGH 39-02209 2APS
878  4519 GUNN HWY.               HILLSBOROUGH 39-02414 2APS
887  2770 FOWLER AVE.             HILLSBOROUGH 39-02499 2APS
892  5320 EHRLICH RD.             HILLSBOROUGH 39-02608 2APS
209  8951 BONITA BEACH RD.        LEE          46-01002 2APS
309  8595-35 COLLEGE PARKWAY      LEE          46-01204 2APS
310  8595-33 COLLEGE PARKWAY      LEE          46-00154 3PS
311  15675 McGREGOR BLVD, STE 4   LEE          46-01760 2APS
312  15675 McGREGOR BLVD, STE 4   LEE          46-00020 3PS
313  5660 BAYSHORE RD, NE, STE 21 LEE          46-01250 2APS
314  5660 BAYSHORE RD, NE, STE 21 LEE          46-00157 3PS
315  1530 S. DEL PRADO BLVD.      LEE          46-01097 2APS
316  1535 S. DEL PRADO BLVD.      LEE          46-00172 3PS
629  13352 N. CLEVELAND AVE.      LEE          46-01757 2APS
630  13332 N. CLEVELAND AVE.      LEE          46-00256 3PS
882  4820 LEONARD ST.             LEE          46-01087 2APS
211  5805 MANATEE AVE. W.         MANATEE      51-00192 2APS
515  5205 33RD ST. E.             MANATEE      51-00857 3PS
554  515 7TH STREET               MANATEE      51-00850 3PS
627  2501 CORTEZ RD.              MANATEE      51-00394 2APS
628  2501 CORTEZ RD.              MANATEE      51-00081 3PS
715  5201 33RD ST. E.             MANATEE      51-01036 2APS
854  7TH STREET & 5TH AVENUE      MANATEE      51-00220 2APS
867  5802 14TH ST. W.             MANATEE      51-00473 2APS
301  2499 SW 27TH AVE.            MARION       52-00610 2APS
525  7129 N. U.S. HWY 441         MARION       52-00685 3PS
596  11308 SE U.S. HWY 301        MARION       52-00039 3PS
651  2720 E. SILVER SPRINGS       MARION       52-00449 2APS
725  7131 N. U.S. HWY 441         MARION       52-01257 2APS
894  833 U.S. 41 N.               MARION       52-00888 2APS
896  11310 SE U.S. HWY 301        MARION       52-00884 2APS
701  3183 W. VINE ST.             OSCEOLA      59-00468 2APS
204  3535 U.S. HWY. 19            PASCO        61-00150 2APS
528  7321 GALL BOULEVARD          PASCO        61-01209 3PS
603  9017 STATE ROAD 52           PASCO        61-00548 2APS
604  9017 STATE ROAD 52           PASCO        61-00037 3PS
605  7431 COUNTY ROAD 54          PASCO        61-00640 2APS
606  7431 COUNTY ROAD 54          PASCO        61-00054 3PS
704  21605 VILLAGE LAKES          PASCO        61-00996 2APS
717  6400 MASSACHUSETTS AVE.      PASCO        61-01130 2APS
728  7325 GALL BOULEVARD          PASCO        61-01408 2APS
874  2930 S. BOULEVARD            PASCO        61-00658 2APS
885  9101 LITTLE RD.              PASCO        61-00752 2APS
897  1870 U.S HWY 301 S.          PASCO        61-00982 2APS
133  7625 BLIND PASS RD.          PINELLAS     62-00186 2APS
507  1350 TAMPA STREET            PINELLAS     62-05090 3PS
552  7489 4TH ST. N.              PINELLAS     62-00368 3PS


                                                         ANNEX 9
                                                     Page 3 of 3
609  11201 ULMERTON RD.           PINELLAS     62-01965 2APS
610  2270 113TH ST., SW           PINELLAS     62-00569 3PS
611  4665 66TH ST. N.             PINELLAS     62-03587 2APS
612  4665 66TH ST. N.             PINELLAS     62-00146 3PS
613  2134 34TH ST. N.             PINELLAS     62-00301 2APS
614  2134 34TH ST. N.             PINELLAS     62-00098 3PS
615  6851 GULFPORT BLVD., S.      PINELLAS     62-01696 2APS
616  6851 GULFPORT BLVD., S.      PINELLAS     62-00614 3PS
705  3110 S.R. 584 W.             PINELLAS     62-04014 2APS
707  1360 TAMPA RD.               PINELLAS     62-04015 2APS
710  13817 WALSINGHAM RD.         PINELLAS     62-04082 2APS
765  3327 9TH ST. N.              PINELLAS     62-05192 2APS
831  6095 9TH AVE. N.             PINELLAS     62-01146 2APS
849  21323 U.S. 19 N.             PINELLAS     62-00189 2APS
852  7491 4TH ST. N.              PINELLAS     62-01444 2APS
857  955 62ND AVE. S.             PINELLAS     62-00775 2APS
864  2200 MAIN ST.                PINELLAS     62-00592 2APS
873  2519 McMULLEN BOOTH RD.      PINELLAS     62-02803 2APS
875  2650 U.S. HWY 19 N.          PINELLAS     62-02424 2APS
879  13000 66TH ST. N.            PINELLAS     62-02679 2APS
881  2460 E. BAY DR.              PINELLAS     62-02680 2APS
883  1861 N. HIGHLAND             PINELLAS     62-02796 2APS
129  925 BARTOW RD.               POLK         63-00659 2APS
533  604 HAVENDALE                POLK         63-00466 3PS
733  606 HAVENDALE                POLK         63-03773 2APS
842  3RD ST. & AVE. O., SW        POLK         63-00675 2APS
889  1340 STATE ROAD 60 E.        POLK         63-01521 2APS
893  4233 S. FLORIDA AVE.         POLK         63-01815 2APS
895  1176 U.S. HWY. 27 N.         POLK         63-01817 2APS
899  6220 N. HWY. 98              POLK         63-01845 2APS
139  458 VENICE BY-PASS           SARASOTA     68-00305 2APS
214  3535 FRUITVILLE RD.          SARASOTA     68-00466 2APS
215  1325 S. TAMIAMI TRAIL        SARASOTA     68-00717 2APS
216  4404 BEE RIDGE RD.           SARASOTA     68-00716 2APS
512  1250 JACARANDA BLVD.         SARASOTA     68-01663 3PS
514  221 N. BENEVA ROAD           SARASOTA     68-00067 3PS
519  6150 N. LOCKWOOD RIDGE RD.   SARASOTA     68-00858 3PS
712  1254 JACARANDA BLVD.         SARASOTA     68-01662 2APS
719  6100 N.LOCKWOOD RIDGE RD.    SARASOTA     68-01665 2APS
880  4057 CATTLEMEN RD.           SARASOTA     68-00829 2APS
     SARASOTA DISTRICT OFFICE     SARASOTA     68-01661 3PS ESCROW
711  858 SAXON BLVD.              VOLUSIA      74-02527 2APS


                                                        EXHIBIT D



   [Form of Opinion of Special Florida Counsel to the Company]

                        December 19, 1995


To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc.
as the Administrative Agent

Ladies and Gentlemen:

     We have acted as special Florida counsel to Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), in connection with the transactions contemplated by the Amended and Restated Credit Agreement dated as of December 19, 1995 (the "Amended and Restated Credit Agreement") among the Company, each of the lenders referred to therein (collectively, the "Lenders") and The CIT Group/Business Credit, Inc., in its capacity as the Administrative Agent (the "Administrative Agent"). All capitalized terms defined in the Amended and Restated Credit Agreement are used with the same meanings, unless otherwise defined, in this opinion letter.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards For Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"), as published in 46 The Business Lawyer 1407 (August 1991). The Report is incorporated by reference into this opinion.

     In rendering the opinions expressed below, we have relied, with your approval, as to factual matters (but not legal conclusions) that affect our opinions, solely on our examination of the following documents and have made no independent verification of the facts asserted to be true and correct in those documents, including the factual representations and warranties contained therein: (a) (i) the Amended and Restated Credit Agreement and the Notes, as modified and renewed on the Restatement Effective Date (collectively, the "Modified Notes"),
(ii) the Security Agreement, (iii) the Patent and Trademark Assignments, (iv) each counterpart of the Mortgage, each Partial Release executed and delivered by the Administrative Agent as of the Restatement Effective Date with respect to the collateral consisting of real property owned by the Company in fee simple (the "Partial Releases"), and each Mortgage Modification (the Mortgages, as modified by the Partial Releases and the Mortgage

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 2


Modifications, are referred to, collectively, as the "Modified Mortgage," and (v) the Blocked Account Agreement (the Security Agreement, together with the Modified Mortgage, the Patent and Trademark Assignments and the Blocked Account Agreement, as amended and restated on the Restatement Effective Date, the "Amended and Restated Security Documents" and, together with the Amended and Restated Credit Agreement and the Modified Notes, the "Amended and Restated Loan Documents"), (b) the financing statement on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party, bearing File No. 940000252635, as filed with the Secretary of State of the State of Florida on December 19, 1994, and the financing statement on Form UCC-1 naming Save 'n Pack as debtor and the Administrative Agent (as Agent) as secured party, bearing File No. 940000261676, as filed with the Secretary of State of the State of Florida on December 30, 1994 (the "State Financing Statements"), (c) the financing statements on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party, as filed with the Clerk of Circuit Court in each county in Florida in which goods of the Company which are or are to become fixtures are located, more particularly identified on Exhibit "A" attached hereto (the "Fixture Financing Statements," and together with the State Financing Statements, the "Financing Statements"), (d) the notice of liquor license lien on Form 739L naming the Company as debtor and the Administrative Agent (as Agent) as secured party as recorded on or about February 15, 1995, with the Division of Alcoholic Beverages and Tobacco of the State of Florida pursuant to section 561.65(4) of the Florida Statutes, and the notice of liquor license lien on Form 739L naming the Company as debtor and the Administrative Agent (as Agent) as lienholder to be filed with the Division of Alcoholic Beverages and Tobacco of the State of Florida pursuant to section 561.65(4) with respect to liquor licenses acquired by the Company subsequent to the Effective Date and prior to the Restatement Effective Date (collectively, the "Notices of Lien"), (e) a Certificate of the Company's Authority to Transact Business in Florida issued by the Florida Department of State on September 14, 1995, (f) a Certificate of Good Standing as to the Company issued by the Secretary of State of the State of Delaware on November 6, 1995, and (g) the Confirmation Order (as defined in the Existing Credit Agreement). In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. With your permission, we have also relied upon (a) the opinion letter dated as of December 29, 1994 delivered to you by Kramer, Levin, Nessen, Kamin & Frankel pursuant to section

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 3


6.01(d) of the Existing Credit Agreement to the effect that the execution and delivery of the Mortgage and the Notes on the Effective Date and the recordation of the Mortgage are exempt from Florida documentary stamp taxes pursuant to section 1146(c) of the U.S. Bankruptcy Code and paragraph 26 of the Confirmation Order, and (b) the Technical Advisement Assistance dated April 7, 1995 (the "TAA") issued by the Florida Department of Revenue (the "Department") to the effect that the execution and delivery of the Mortgage and the Notes, the borrowing by the Company under the Notes, the recordation of the Mortgage, and any subsequent renewals or modifications of the Notes and the Mortgage, are exempt from Florida nonrecurring intangible taxes pursuant to section 1146(c) of the U.S. Bankruptcy Code and paragraph 26 of the Confirmation Order.


     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver, and to borrow and perform its obligations under, the Amended and Restated Loan Documents.

         (ii) The Company has been duly authorized to transact business as a foreign corporation under the laws of, and its status is active in, the State of Florida.

        (iii) The execution, delivery and performance by the Company of the Amended and Restated Loan Documents, and borrowing by the Company under the Amended and Restated Loan Documents, have been duly authorized by all necessary corporate action on the part of the Company.

         (iv) The Amended and Restated Loan Documents have been duly executed and delivered by the Company.

          (v) Subject to the limitations contained in the next paragraph, the Amended and Restated Loan Documents constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 4


          Our opinion concerning the validity, binding effect and enforceability of the Amended and Restated Loan Documents means that (a) each Amended and Restated Loan Document constitutes an effective contract under applicable law, (b) each Amended and Restated Loan Document is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, remedies generally available to mortgage lenders in the State of Florida are available to the Administrative Agent under the Amended and Restated Loan Documents if the Company is in material default under the Amended and Restated Loan Documents. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Amended and Restated Loan Documents will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect and enforceability of the Amended and Restated Loan Documents may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

          We further note that certain of the Amended and Restated Loan Documents provide that such Amended and Restated Loan Documents shall be governed by and construed in accordance with the laws of New York (collectively, the "New York Documents"). We do not purport to be experts on, generally familiar with, or qualified to express legal conclusions based upon, the laws of New York and, accordingly, we express no opinion as to the laws of New York or to their applicability to the matters covered by this opinion. Our opinion in this paragraph (v) has been rendered as though the New York Documents were governed by, and were to be construed in accordance with, the laws of the State of Florida (without reference to choice of law principles under such laws).

         (vi) No authorization, consent or other approval of, or registration, declaration or other filing with, any governmental authority (except for the recording of the Mortgage Modification in the places referred to in paragraph (x) below) is required on the part of the Company for the execution and delivery by it of, for the borrowing by the Company under, or for the performance by

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 5

the Company of its agreements under, the Amended and Restated
Loan Documents, which, if not obtained, could have a materially adverse impact on the transactions contemplated thereby.

        (vii) The execution and delivery by the Company of, the borrowing by the Company under, and the performance by the Company of its obligations under, the Amended and Restated Loan Documents do not and will not (a) violate any law, rule or regulation of any governmental authority applicable to the Company, (b) violate any provision of the Certificate of Incorporation or bylaws of the Company, or (c) except as set forth in paragraph (viii) of our opinion dated December 29, 1994 addressed to you, result in a breach of, constitute a default under, require consent under, result in or require the creation of any Lien on any Property of the Company or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement, instrument or order (including any arbitral award) to which the Company or any of its assets is subject. For purposes of clause (c) above, we have reviewed those agreements, instruments and orders that have been identified to us, after due inquiry, by the Company as its material agreements, instruments and orders.

       (viii) The Modified Mortgage is in proper form for the creation of the mortgage lien contemplated thereby in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent in the right, title and interest of the Company in the real property purported to be subject to the Lien of such Amended Mortgage (the "Mortgage Collateral") as collateral security for the Obligations specified in such Modified Mortgage except that the lien in any Mortgage Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by section 552 of the Bankruptcy Code.

         (ix) The Lien granted by the Modified Mortgage will continue to be perfected with respect to the Mortgage Collateral referred to in the Modified Mortgage upon the recording of the Mortgage Modification in the places referred to in paragraph (x) below.

          (x) The Mortgage Modification is in proper form for recording with the Clerk of the Circuit Court of the various counties in Florida in which the Mortgage Collateral is located.

         (xi) Assuming that, notwithstanding the New York choice of law set forth in the Amended and Restated Security Agreement,

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 6

Florida law governs the creation of the Lien thereunder, to the extent that a security interest may be created in such property under Article 9 of the Uniform Commercial Code of Florida (the "Code"), the Security Agreement is effective to continue in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent a valid security interest under the Code in the rights of the Company in the personal property purported to be subject to the Lien of such Security Agreement (the "Collateral") as collateral security for the Secured Obligations specified in such Security Agreement except that the security interest in any Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by section 552 of the Bankruptcy Code.

         (xii) The security interest granted by the Security Agreement will continue to be perfected without any further action required to be taken with respect to that portion of the Collateral as to which a security interest can be perfected under the Code by the filing of financing statements with the Florida Secretary of State in accordance with the Code, except that we call your attention to the fact that the Lien on certain of the Collateral may not be perfected by filing a financing statement under the Code. Trademarks (as defined in the Security Agreement) constitute general intangibles within the meaning of section 679.106 of the Code.  Except as set forth in section
679.302 of the Code, general intangibles of the Company may be perfected by filing a financing statement with the Secretary of State of Florida. The Lien granted by the Modified Mortgage and the security interest granted by the Security Agreement will continue to be perfected with respect to that portion of the Collateral consisting of goods that are or are to become fixtures on the Premises (as defined in the Modified Mortgage).

          (xiii) A court in Florida would give effect to the New York choice of law set forth in each of the Amended and Restated Loan Documents stated to be governed by New York law, so long as a normal and reasonable relationship exists between New York and the transaction represented by the Amended and Restated Loan Documents. In this regard, we understand and assume that the Administrative Agent is a New York corporation, that it maintains its principal place of business in New York, that the Amended and Restated Loan Documents, including the Modified Notes, will be executed and delivered in New York, and that the disbursements and payments to be made under the Amended and Restated Loan Documents will take place in New York. Given these understandings and assumptions, we are of the opinion that a Florida court would honor the parties' choice of New York law as

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 7


the law applicable to such of the Amended and Restated Loan Documents stated to be governed by New York law, subject to the qualification that we are unable to opine that a Florida court would apply the laws of New York respecting (a) remedies available in Florida upon a breach by the Company of any Amended and Restated Loan Document; (b) the procedural rules governing or affecting any action in Florida to enforce any Amended and Restated Loan Document; or (c) any law that is determined to be against an overriding public policy of the State of Florida.

        (xiv) Neither the Administrative Agent nor any of the Lenders will, solely by reason of the making by any Lender of any Loan or solely by reason of, or as a condition to, the obtaining by the Administrative Agent (on behalf of the Lenders) of the Liens of the Amended and Restated Security Documents or the enforcement by the Administrative Agent or any Lender of its rights, remedies, powers and privileges under the Amended and Restated Loan Documents, be required to qualify to do business in the State of Florida or to make any registration, declaration or filing (other than the State Financing Statements stated to be filed, and the Notices of Lien, Fixture Financing Statements and Mortgage Modifications stated to be recorded, in the State of Florida) with any Governmental Person of the State of Florida.

     (xv) Florida law levies a one-time non-recurring intangible tax on obligations for the payment of money which are secured by a lien upon real property situated in the State of Florida. See sections 199.133 and 199.143 of the Florida Statutes. For purposes of ad valorem taxes, the term "real property" means "land, buildings, fixtures, and all other improvements to land."
Section 192.001(12) of the Florida Statutes. In The Aurora Group, Ltd. v. Department of Revenue, 487 So. 2d 1132 (Fla. 3rd DCA 1986), the court held that a mortgage secured by a 99-year leasehold interest in real property was not subject to the non-recurring intangible tax because the lease does not constitute real property for ad valorem tax purposes. In addition, in Technical Assistance Advisement No. 89(C)2-007 (November 22,
1989), the Department advised the taxpayer that a note, which was secured by a mortgage on the borrower's leasehold interest in a parcel of real property located in Florida, together with the improvements to be erected thereon, was not subject to the non-recurring intangible tax.

          The position of the Department, as expressed in Technical Assistance Advisement No. 89(C)2-007, is subject to change from time to time. Moreover, technical assistance advisements have no precedential value except to the taxpayer who

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 8


requests the advisement and then only for the specific transaction addressed therein.

     While the matter is not free from doubt, it is our view that, if the matter were properly presented to a court having jurisdiction, and assuming interpretation of the relevant law on a basis consistent with existing authority and the analysis applied in Technical Assistance Advisement No. 89(C)2-007, the court should hold that there are no Florida nonrecurring intangible taxes due pursuant to sections 199.133(1) or 199.143(1) of the Florida Statutes in respect of the execution and delivery of the Modified Notes, the Mortgage Modification and the other Amended and Restated Loan Documents on the Restatement Effective Date, the recordation of the Mortgage Modification, or the borrowing, repayment and reborrowing under the Modified Notes and the other Amended and Restated Loan Documents on and from time to time after the Restatement Effective Date. Notwithstanding the foregoing, we express no opinion regarding:
(i) the applicability of the Florida annual intangible personal property tax to the Amended and Restated Loan Documents or the impact of such tax on the enforceability of any of the foregoing documents, and (ii) any Florida corporate income tax liability that may be incurred by the Lenders or the Administrative Agent as a result of the transactions entered into or contemplated under the Amended and Restated Credit Agreement.

     (xvi)     The Confirmation Order provides that, pursuant to
section 1146(c) of the Bankruptcy Code, "renewals" and "modifications" of the Notes and the Mortgage "shall not be subject to any document recording tax, stamp tax, conveyance fee, recurring or nonrecurring intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or assessment."

          To our knowledge, there are no administrative rules, nor reported court decisions, implementing section 1146(c) of the Bankruptcy Code or section 201.08 of the Florida Statutes as they relate to the exemption from any stamp tax or similar tax (including Florida documentary stamp taxes) upon any renewal or modification of an obligation originally exempt from such tax pursuant to section 1146(c) of the Bankruptcy Code.

          However, in Technical Assistance Advisement No. 94(M)- 009 issued by the Department on September 22, 1994, the Department advised a Chapter 11 debtor on the application of section 1146(c) to various transactions effected pursuant to an amended and restated credit agreement, the original obligations

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 9

under which were exempt from Florida documentary stamp and nonrecurring intangible taxes pursuant to section 1146(c). The facts upon which Technical Assistance Advisement No. 94(M)-009 was based are summarized below:

          The taxpayer had executed a credit agreement and certain notes and mortgages pursuant to its confirmed plan of reorganization. The credit facility consisted of a $20 million revolving line of credit and term loans in the original principal amount of $25 million. The notes evidencing the loans were secured by mortgages on Florida real property. In an earlier technical assistance advisement to the taxpayer, the Department had confirmed that the original notes and mortgages were exempt under section 1146(c) of the Bankruptcy Code. The original credit agreement contemplated the transfer and assignment of notes from one holder to another holder. Four years later, the debtor and the lenders proposed to restructure the credit facility. The holders of the notes proposed to assign their interest in the notes to a new group of lenders. At the same time, the taxpayer would pay down the term loan to $12.5 million, and would execute and deliver renewal notes to the assignees in the aggregate principal amount purchased by each assignee. The taxpayer would amend and restate the credit agreement and other loan documents to reflect the payment terms and other covenants required by the assignees. The original collateral agent would remain the mortgagee in the renewal mortgage. In addition, the assignees would make an additional term loan to the taxpayer in the amount of $12.5 million, which would be evidenced by additional promissory notes payable to the assignees, issued as future advances secured under the renewal mortgage.

          Based on the facts presented to it, the Department advised the taxpayer that (a) the new term loans were subject to Florida documentary stamp taxes and nonrecurring intangible taxes, and (b) no such taxes were due on the assignment of the notes from the assignors to the assignees, on the execution and delivery of the renewal notes, or on the repayment and borrowing of funds from time to time under the renewal revolving notes, based on section 1146(c) and because the renewal notes are exempt renewals under section 201.09 of the Florida Statutes and exempt refinancings under section 199.145 of the Florida Statutes.

          The position of the Department, as expressed in Technical Assistance Advisement No. 94(M)-009, is subject to change from time to time. Moreover, technical assistance advisements have no precedential value except to the taxpayer who

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 10

requests the advisement and then only for the specific transaction addressed therein.

     While the matter is not free from doubt, it is our view that, if the matter were properly presented to a court having jurisdiction, and assuming that (a) the transactions effected under the Amended and Restated Credit Agreement were analyzed on a basis consistent with the analysis applied in Technical Assistance Advisement No. 94(M)-009, and (b) the execution and delivery of the Notes and the Mortgage on the Effective Date, and the recordation of the Mortgage thereafter, were exempt from Florida documentary stamp taxes pursuant to section 1146(c) of the Bankruptcy Code, the court should hold that (x) Florida documentary stamp taxes would be due in respect of the Tranche A Term Loan to the extent secured by the Modified Mortgage and (y) except as set forth in clause (x) above, no Florida documentary stamp taxes would be due in respect of the execution and delivery of the Modified Notes and the Mortgage Modification on the Restatement Effective Date or the recordation of the Mortgage Modification.

     We advise you that, to our knowledge after limited investigation, there are no pending or threatened actions, suits, proceedings or investigations against the Company in any court or by or before any arbitrator or governmental authority in Florida, which will or might reasonably be expected to have a material adverse effect upon the business or financial condition of the Company, upon the ability of the Company to repay the Loans, or upon the benefits provided to the Administrative Agent or the Lenders under the Amended and Restated Security Documents.

     The foregoing opinions are also subject to the following comments and qualifications:

          (a) We express no opinion as to the ownership of or title to any of the Collateral or the Mortgage Collateral, as to the priority of any Liens (including the Liens of the Amended and Restated Loan Documents), or (except as set forth in paragraphs
(viii), (ix), (x), (xi) and (xii) above) as to the creation or perfection of any Liens (including the Liens of the Amended and Restated Loan Documents). Further, we advise you that we have, for the purposes of this opinion, assumed that: (i) the chief executive office of the Company is located in Florida; and (ii) the Collateral does not include property of the types described in sections 679.104 and 679.401(1)(a) or (except as to goods which are or are to become fixtures) 679.401(1)(b) of the Code.

To the Lenders party to the Amended and
Restated Credit Agreement referred to below and The CIT Group/Business Credit, Inc., as the Administrative Agent
December 19, 1995
Page 11


          (b) In connection with our opinions in paragraphs (xi) and (xii) above, we wish to call your attention to the provisions of (1) sections 679.306 through 679.310, and section 679.312 of the Code as to limitations on the effect of perfection and (2) sections 679.103, 679.402 and 679.403 of the Code as to actions (including the filing of continuation statements) that may be necessary in the future to continue perfection as a result of the lapse of time or a change in circumstances.

          The foregoing opinions are limited to matters involving the Federal laws of the United States, the laws of the State of Florida and the General Corporation law of the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction. Without limitation of the foregoing, we do not express any opinion as to any Federal or Florida securities laws, bank regulatory laws, environmental laws, land use and zoning laws, or, except as provided in paragraphs (xv) and (xvi) above, tax laws, or as to any matters of law or fact not expressly opined upon herein.

     This opinion letter is in addition to, and not a replacement of, our opinion letter to you dated December 29, 1994. This opinion letter is provided to you by us as counsel to the Company pursuant to section 6.01(d) of the Amended and Restated Credit Agreement and is rendered solely in connection with the transactions contemplated thereby. This opinion may be relied upon by you (and your successors and assigns) only in connection with such transactions, and may not be relied upon by any other person or for any purpose without our prior written consent in each instance.

                              Very truly yours,

                                                                  EXHIBIT E

         [Form of Opinion of Counsel to the Administrative Agent]

                        December 19, 1995

To the Lenders party to the
Credit Agreement referred to below
and The CIT Group/Business Credit, Inc., as Administrative Agent
c/o The CIT Group/Business Credit, Inc.
300 South Grand Avenue
Los Angeles, California 90071

          Re:  Amended and Restated Credit Agreement dated as of
               December 19, 1995, among Kash n' Karry Food
               Stores, Inc., The CIT Group/Business Credit, Inc., as Administrative Agent and the financial institutions parties thereto


Ladies and Gentlemen:

Description of Representation

          We have acted as special counsel to The CIT
Group/Business Credit, Inc., as Administrative Agent (the "Administrative Agent"), in connection with the preparation, execution and delivery of that certain Amended and Restated Credit Agreement (the "Credit Agreement") dated as of December 19, 1995 among Kash n' Karry Food Stores, Inc., the Administrative Agent and the financial institutions party thereto (the "Lenders"). This opinion is being furnished to you pursuant to Section 6.01(e) of the Credit Agreement. Capitalized terms used herein are used with the meanings given to them in the Credit Agreement.

Materials Examined

          In this regard, we have examined executed originals or copies of the following, each of which, unless otherwise indicated, is dated the date (or as of the date) hereof:

          (a)  Credit Agreement.

          (b)  Notes being delivered on the date hereof (the
               "Notes").

          (c) The Amended and Restated Security Agreement (the "Security Agreement") between Kash n' Karry Food Stores, Inc. and the Administrative Agent, as agent for the holders, from time to time, of Secured Obligations (as defined in the Security

To the Lenders party to the
Credit Agreement referred to below
and The CIT Group/Business Credit, Inc., as Administrative Agent
December 19, 1995
Page 2


               Agreement). The Credit Agreement, the Notes and the Security Agreement are collectively referred to herein as the "Loan Documents."

          (d)  Opinion of Barnett, Bolt, Kirkwood & Long, special
               Florida counsel to the Company.

          (e) Other certificates and documents of the Company, governmental authorities or other parties delivered pursuant to the Credit Agreement on the Restated Effective Date in satisfaction of the conditions specified in Section 6.01 and Section
               6.02 of the Credit Agreement.

Opinions

          Based upon such examination, and having regard for legal considerations we deem relevant, we are of the opinion that the Loan Documents, when duly executed and delivered by the respective parties thereto, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

Certain Assumptions

          With your permission we have assumed the following:
(a) the authenticity of original documents and the genuineness of all signatures on the documents we have reviewed; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (d) the due power and authority of all parties to the Loan Documents; (e) the due authorization, execution and delivery of the Loan Documents by all parties thereto and, except with respect to the Company, the legal, valid and binding nature of the obligations of all such parties under the Loan Documents, and the enforceability of the Loan Documents against such parties in accordance with their respective terms; (f) the due organization and valid existence of all parties to the Loan Documents; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to those expressed by those provisions.

To the Lenders party to the
Credit Agreement referred to below
and The CIT Group/Business Credit, Inc., as Administrative Agent
December 19, 1995
Page 3


          We also assume that failure to pay any documentary stamp or intangible tax, if due, under Florida law will not affect the enforceability of, or any right or remedy any Person has under, the Loan Documents.

Certain Limitations and Qualifications

          We express no opinion as to: (i) matters of law in jurisdictions other than the State of New York and the United States; (ii) regulatory matters relating to each Lender including, but not limited to, lending limits and affiliate transactions; and (iii) the enforceability of choice of law provisions in the Loan Documents.

          Our opinions set forth above are qualified as to:

          (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally;

          (b) rights to indemnification and contribution which may be limited by applicable law and equitable principles;

          (c) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default;

          (d) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law;

          (e) certain remedial or procedural provisions contained in the Loan Documents may be limited or rendered unenforceable by applicable law, but such limitations do not, in our opinion, make the remedies and procedures that are available to the Administrative Agent and the Lenders inadequate for the practical realization of the principal benefits purported to be provided to them by the Loan Documents;

To the Lenders party to the
Credit Agreement referred to below
and The CIT Group/Business Credit, Inc., as Administrative Agent
December 19, 1995
Page 4


          (f)  the enforceability of provisions of the Loan
Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances; and

          (g) we express no opinion as to the ownership of or title to any of the collateral securing the Obligations or as to the creation, continuation or perfection of any Liens (including the Liens of the Loan Documents).

Use of Opinion

          This opinion is solely for your benefit and may not be relied upon or used by any other person without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                              Very truly yours,

                                                        EXHIBIT F

               [Form of Landlord Waiver Agreement]

REQUESTED BY AND
WHEN RECORDED MAIL TO:

THE CIT GROUP/BUSINESS
  CREDIT, INC.
300 SOUTH GRAND AVENUE
THIRD FLOOR
LOS ANGELES, CALIFORNIA 90071

Attn:  Regional Credit Manager
          ------------------------------------------------------

                    LANDLORD WAIVER AGREEMENT


          WHEREAS, The CIT Group/Business Credit, Inc., as administrative agent (in such capacity, the "Administrative Agent") for itself and certain other lenders (the "Lenders") under that certain Amended and Restated Credit Agreement (the "Credit Agreement") dated as of December 19, 1995 among Kash n' Karry Food Stores, Inc. (the "Company"), the Administrative Agent and the Lenders, has or will enter into certain Security Documents under, and as defined in, the Credit Agreement with the Company, pursuant to which the Company has or will grant a security interest in favor of the Administrative Agent and the Lenders covering, in part, all equipment, fixtures, inventory and other property of the Company, whether now owned or hereafter acquired by the Company, and the proceeds and products thereof, and all replacements, substitutions, additions and accessions thereto (collectively "Personal Property"); and

          WHEREAS, certain of the Personal Property is now or may be located in the future at the location described in Exhibit "A" attached hereto and by this reference incorporated herein (the
"Premises"); and

          WHEREAS, ___________________ has an interest in the Premises as landlord (the "Landlord"), under a Lease dated
__________, 19___ executed by the Company and the Landlord (the
"Lease").

          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the undersigned agrees as follows:

          The Lease is in full force and effect, there are currently no defaults under the Lease, and no event exists which, with the passage of time or the giving of notice or both, would constitute a default thereunder. The rent and all other charges due under the Lease have been paid in full by the Company through the date of this Landlord Waiver Agreement and no rent payable under the Lease has been paid more than one (1) month in advance of its due date. There are no existing set-offs or defenses against the enforcement of any of the obligations under the Lease on the part of Landlord.

          The Landlord acknowledges that the Lenders have made or intend to make loans and other extensions of credit to the Company pursuant to the Credit Agreement, which loans and other extensions of credit are secured by substantially all the assets of the Company. The Landlord consents to such liens as the Company has granted and may elect to grant to the Administrative Agent and the Lenders from time to time, and specifically consents to the execution, delivery, performance and recordation by the Company, and the enforcement of, collateral assignments, mortgages and security agreements (or any extensions, amendments or modifications thereof) in favor of the Administrative Agent, as agent for the Lenders, encumbering the Company's interest in the Personal Property without the same constituting a default under the terms of the Lease.

          The Landlord hereby waives in favor of the Lenders any right, title or interest in or to the fixtures or equipment installed by the Company at the Premises and agrees and consents that said fixtures and equipment, and any accessories, additions, substitutions or replacements therefor, shall not be subject to and shall be free of any lien of Landlord, statutory or otherwise, for the payment of rent by the Company or for the performance of any other obligation of the Company under the Lease.

          The Personal Property may be installed on or otherwise affixed to the Premises and shall not be deemed an accession or addition to or fixture or part of the Premises but shall at all times be considered Personal Property.

          The Administrative Agent, or its representatives, may advertise and conduct a public auction or private sale of the Personal Property on the Premises and the Landlord shall not interfere with any such auction or sale.

          At the option of the Administrative Agent, the Personal Property may remain upon the Premises (without the Administrative Agent being deemed to be taking possession of the Premises) for a period of 90 days after the Administrative Agent's receipt of written notice from the Landlord directing removal. During such 90-day period, the Administrative Agent may remove the Personal Property from the Premises at any reasonable time and the Administrative Agent will not be liable for the condition of the Premises after it has removed the Personal Property as long as reasonable care is used in removing said Personal Property. In addition, the Administrative Agent shall in no event be required or deemed to have assumed the Company's obligations under the Lease.







          The Landlord agrees to give notice within five (5) days of any default by any party of any of the provisions of the Lease to the Administrative Agent at:

               The Cit Group/Business Credit, Inc.
               300 South Grand Ave.
               Third Floor
               Los Angeles, California  90071
               Telecopier No.: (213) 613-2588

               Attn:  Regional Credit Manager

Upon receipt of said notice, the Administrative Agent shall thereupon have the right but not the obligation to cure such default within ten (10) days. Any failure by the Administrative
Agent to cure such default shall not otherwise affect the rights of the Administrative Agent or the Lenders hereunder.

          This waiver agreement is binding upon the Landlord and the heirs, personal representatives, successors and assigns of the Landlord.

          IN WITNESS WHEREOF, the undersigned parties to this waiver agreement have executed it as of the ____ day of ___________, 1995.

                              _____________________________,
                              as Landlord



                              By: __________________________
                              Name:
                              Title:


                              THE CIT GROUP/BUSINESS CREDIT,
                              INC., as Administrative Agent


                              By: __________________________
                              Name:
                              Title:















                                                               EXHIBIT A
                           Description of the Premises

                                                               EXHIBIT G

               [Form of Confidentiality Agreement]


                    CONFIDENTIALITY AGREEMENT


                                             [Date]


[Insert Name and
  Address of Prospective
  Participant or Assignee]



Re: Amended and Restated Credit Agreement dated as of December 19, 1995 (the "Credit Agreement") among Kash n' Karry Food Stores, Inc., the Lenders identified in the Credit Agreement and the CIT Group/Business Credit, Inc., as Administrative Agent.

Ladies and Gentlemen:

          As a Lender party to the Credit Agreement, we have agreed with the Company pursuant to Section 11.12 of the Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided in the Credit Agreement, all nonpublic information identified by the Company as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

          As provided in that Section 11.12, we are permitted to provide you, (i) as a prospective [HOLDER OF A PARTICIPATION IN THE LOANS (AS DEFINED IN THE CREDIT AGREEMENT)] [ASSIGNEE LENDER], with certain of such nonpublic information subject to the execution and delivery by you, prior to receiving such nonpublic information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

          Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed [PARTICIPATION] [ASSIGNMENT] mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing in this Confidentiality Agreement shall limit the disclosure of any such information (i) to the extent required by Governmental Rule,
(ii) to your counsel or to counsel for any of the Lenders or the

Administrative Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent or any other Lender or their affiliates, directors, officers, employees, accountants, consultants and representatives, (v) in connection with any litigation to which you or any one or more of the Lenders or the Administrative Agent is a party, (vi) to a subsidiary or affiliate of yours or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in this form and (y) that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

     Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality
Agreement and returning the same to us.

                              Very truly yours,


                              [NAME OF LENDER]



                              By:  [_________________________]


The foregoing is agreed to
as of the date of this letter.



[NAME OF PROSPECTIVE
 PARTICIPANT OR ASSIGNEE]


By:  [_________________________]












